     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1998

                                                      REGISTRATION NO. 333-49389
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          COOPERATIVE COMPUTING, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7373                         94-2160013
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                GLENN E. STAATS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               6207 BEE CAVE ROAD
                              AUSTIN, TEXAS 78746
                                 (512) 328-2300
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                                 GLENN D. WEST
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1998


PROSPECTUS

                           OFFER FOR ALL OUTSTANDING
                     9% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
                     9% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF

                          COOPERATIVE COMPUTING, INC.

Cooperative Computing, Inc. ("CCI" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 9% Senior Subordinated Notes due 2008 (the "New Notes") issued by the Company for each $1,000 principal amount of unregistered 9% Senior Subordinated Notes due 2008 (the "Old Notes") issued by the Company, of which an aggregate principal amount of $100,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

Interest on the New Notes will be payable semiannually on February 1 and August 1 of each year, commencing on August 1, 1998. The New Notes will mature on February 1, 2008. Except as described below, the Company may not redeem the New Notes prior to February 1, 2003. On and after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time and from time to time on or prior to February 1, 2002, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the New Notes with the Net Cash Proceeds (as defined) received from one or more private or public equity offerings at a price equal to 109% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of the New Notes remain outstanding immediately after each such redemption. The New Notes will not be subject to any sinking fund requirements. Upon a Change of Control (as defined), the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase and, if the Change of Control occurs prior to February 1, 2003, the Company will have the right to redeem the Notes at a price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined). See "Description of New Notes."

The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all liabilities of the Company's Subsidiaries (as defined). Borrowings under the Restated Senior Credit Facilities (as defined) are secured by substantially all of the assets of the Company and its Subsidiaries. The Indenture under which the New Notes will be issued (the "Indenture") will permit the Company and its Subsidiaries incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of New Notes." The net proceeds from the sale of the Old Notes were used by the Company to repay certain indebtedness under the Old Senior Credit Facilities (as defined). See "Use of Proceeds." As of March 31, 1998, there was $71.7 million of Senior Indebtedness outstanding (excluding unused commitments), principally under the Restated Senior Credit Facilities, the liabilities of the Company's Subsidiaries totaled approximately $57.8 million and the Company had no Senior Subordinated Indebtedness outstanding other than the Old Notes. See "Description of New
Notes -- Ranking and Subordination."

--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.
--------------------------------------------------------------------------------
The Company will accept for exchange any and all Old Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on           , 1998,
unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

No public market existed for the Old Notes before the Exchange Offer. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company will pay all the expenses incident to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                THE DATE OF THIS PROSPECTUS IS           , 1998.

                             AVAILABLE INFORMATION

     As a result of the filing under the Securities Act of the Registration Statement on Form S-1 with respect to the New Notes (the "Registration Statement"), of which this Prospectus is a part, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information filed by the Company with the Commission may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

     The Company is required by the Indenture to furnish the holders of the New Notes with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, so long as any New Notes are outstanding.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY, WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE THE FOLLOWING: (1) INCREASED COMPETITION; (2) RAPID TECHNOLOGICAL CHANGE; (3) INCREASED COSTS; (4) RISKS ASSOCIATED WITH THE INTRODUCTION OF NEW PRODUCTS AND PRODUCT UPGRADES AND DEPENDENCE ON PROPRIETARY TECHNOLOGY; (5) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (6) INABILITY OF THE COMPANY TO SUCCESSFULLY INTEGRATE THE CCI AND TRIAD BUSINESSES OR BUSINESSES ACQUIRED IN THE FUTURE AND TO REALIZE ANTICIPATED REVENUE AND COST SAVINGS OPPORTUNITIES; (7) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; AND (8) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                            MARKET AND INDUSTRY DATA

     Unless otherwise indicated, market data contained herein with respect to the automotive parts aftermarket industry is based upon reports issued by Lang Marketing Resources in March 1997 and January 1998 and the 1997 Aftermarket Fact Book published by the Automotive Aftermarket Parts and Accessories Association. Market data contained herein with respect to the hardlines and lumber industry is based upon The National Homecenter News, Volume 23, Numbers 10 and 12 (1997).

                        USE OF TRADEMARKS AND TRADENAMES

     Several trademarks and tradenames appear in this Prospectus. CCI, Triad, Automotive Aftermarket Information Highway, ServiceExpert, Series 11, Series 12, Series 14, Eagle, Eagle LS, LaserStation, Ultimate, MarketPace, AdviceLine, RepairSource, ServiceExpert, Prism, Telepart, ServiceCat and VISTA are federally registered trademarks of the Company. The Company has federal trademark applications pending with respect to CCI AutoBahn, J-CON and A-DIS. Shop Key is a federal trademark of Snap-on Technologies, Inc. Other trademarks and tradenames are used in this Prospectus to identify the entities claiming the marks and names of their products. References herein to Snap-on, TruServ, Ace Hardware, AutoZone, Discount Auto Parts, Pep Boys, Home Depot, Lowe's, Mitchell, Sears, Midas and Aamco mean, respectively, Snap-on Incorporated, Cotter & Company, Ace Hardware Corporation, AutoZone, Inc., Discount Auto Parts, Inc., The Pep Boys -- Manny, Moe & Jack, The Home Depot, Inc., Lowe's Home Centers, Inc., Mitchell Repair Information Company, Sears, Roebuck and Co., Midas International Corporation and Aamco Transmissions, Inc. The Company disclaims proprietary interest in the marks and names of others.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and historical and pro forma combined financial data, including the related notes, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, (i) "Holding" means Cooperative Computing Holding Company, Inc., (ii) the "Company" or "CCI" means Cooperative Computing, Inc., a wholly-owned subsidiary of Holding, after giving effect to the Triad Acquisition (as defined), (iii) "Old CCI" means Cooperative Computing, Inc. prior to the Triad Acquisition and (iv) "Triad" means Triad Systems Corporation and its subsidiaries prior to the Triad Acquisition.

                                  THE COMPANY

OVERVIEW

     The Company is the largest designer, provider and servicer of management information systems and solutions for the automotive parts aftermarket industry and is a leading designer, provider and servicer of management information systems and solutions for the hardlines and lumber industry. The automotive parts aftermarket industry consists of the production, sale and installation of both new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. The hardlines and lumber industry consists of the sale of products for residential and commercial building construction, maintenance and repair, lawn and garden and agribusiness. The Company's system products are designed to significantly improve the profitability of the Company's customers and, in turn, provide the Company with a stable customer base as well as a receptive market for new products. The system offerings are enhanced by extensive information services featuring highly specialized database products and by customer support and maintenance services. The revenues associated with these services are of a recurring nature and represented approximately 55% of total revenues in fiscal 1997 on a pro forma basis. The Company's pro forma revenues and Adjusted EBITDA (as defined) for the twelve months ended September 30, 1997 were $213.5 million and $33.3 million, respectively.

     The Company's products are designed to improve the operating efficiency and profitability of suppliers and retailers by reducing the time required to fill customer orders. The Company's products enable users to conduct computerized identification, location and selection of parts, to manage inventory and to obtain sales history and point-of-sale information. In the automotive parts aftermarket industry, interconnectivity throughout the distribution channel is provided by the Company's network of electronically linked customers, which adds to the efficiency and functionality of the Company's products and enhances customer profitability.

     Management believes that the Company's extensive databases represent the most sophisticated and extensive industry-specific management information systems offerings available to the automotive parts aftermarket industry. The Company is the only provider of industry-specific management information systems and solutions to every level of the wholesale distribution channel in the automotive parts aftermarket, which includes manufacturers, warehouse distributors, parts sales outlets ("PSOs") and service dealers. By servicing all of these levels, the Company has acquired substantial industry knowledge to improve and support the information products and services that are made available to its customers. Management believes that it would be extremely difficult and costly for others to match the quality, size, coverage and frequency of updates of the Company's databases due to the extensive quantity of data available, the variety of sources and the frequency with which relevant information changes.

     The automotive parts aftermarket industry is estimated to have generated approximately $196 billion in revenues for goods and services delivered to the United States motoring public in 1996. Industry revenues are divided between the sale of auto parts (approximately 51%) and labor (approximately 49%). Management believes that growth in the automotive parts aftermarket industry will occur due to several favorable trends, including (i) growth in the aggregate number of vehicles in use, (ii) an increase in the average age of vehicles in operation and (iii) growth in the number of total miles driven per vehicle each year. Management believes that these factors, when combined with competitive pressures to decrease costs and increase operating efficiencies and the historically low profit margin nature of the automotive parts aftermarket industry, will increase demand for the Company's management information systems and solutions.

     The hardlines and lumber industry, comprised primarily of hardware retailers, home centers, lumber and building materials suppliers and manufacturers, agribusiness retailers, lawn and garden retailers and paint retailers, generated approximately $142 billion in revenues in 1996. Management believes that revenue growth in the hardlines and lumber industry will occur due to several favorable trends, including (i) the expansion of the industry's top 500 retailers, (ii) favorable demographic trends, such as an increase in dual income families, and (iii) continued expansion of new home construction and sales and remodeling of existing homes.

COMPETITIVE STRENGTHS

     The Company attributes its market leadership and its attractive opportunities for continued growth and increased profitability to the following competitive strengths:

          - COVERAGE OF ALL LEVELS OF THE AUTOMOTIVE PARTS AFTERMARKET DISTRIBUTION CHANNEL. The Company has developed products for a substantial base of customers within each level of the automotive parts aftermarket industry wholesale distribution channel. The Company's systems are installed at approximately 400 warehouse distributors (representing approximately 19% of the estimated warehouse distributors in the United States) and approximately 12,000 PSOs (representing approximately 22% of the estimated PSOs in the United States). The Company's customers have relationships with a substantial portion of the estimated 340,000 service dealers in the United States, of which management believes less than 20% currently have management information systems. The Company expects to capitalize on these relationships to further penetrate the service dealer level of the wholesale distribution channel. As consumers have come to expect same day repair service, service dealers are moving towards computerization to access information concerning availability of parts and to ensure prompt delivery of specific parts from other distribution channels. The Company believes that its demonstrated ability to offer information services and interconnectivity throughout the distribution channel will enable it to successfully penetrate the service dealer market.

          - EXTENSIVE DATABASES. Management believes that the Company maintains the most extensive databases in the automotive parts aftermarket industry, which, when used with the Company's systems, are designed to increase efficiency and accuracy in the selection, pricing and sale of parts. With over two million different auto parts available to consumers, up to nine manufacturers for each product line, approximately 100,000 new parts introduced each year, and over 75,000 parts discontinued each year, the Company's electronic catalog databases are the most cost effective and efficient way to access both historical and current parts information. To duplicate the parts information contained in the Company's databases, a customer or competitor would require over 1,700 separate parts catalogs and the ability to periodically update such information. In addition to the Company's electronic catalogs, the Company provides parts interchange and parts locator databases which facilitate the identification, location and selection of automotive parts. The Company also collects product sales information and sells this information to manufacturers, distributors and operators in the automotive parts aftermarket and hardlines and lumber industries. On a pro forma basis the Company spent approximately $23 million for the year ended September 30, 1997 to develop and maintain its extensive information products.

          - MARKET LEADER IN THE GROWING HARDLINES AND LUMBER INDUSTRY. The hardlines and lumber industry has been slower to invest in management information systems than the automotive parts aftermarket industry. Of the estimated 60,000 stores in this industry that are potential users of a management information system, management estimates that approximately 40% are not computerized. The Company has successfully developed a strong presence in the hardlines and lumber industry and has achieved a compound annual growth rate of revenue of approximately 13.5% between 1992 and 1997. The Company intends to capitalize on its existing base of approximately 7,800 customer locations, including its accounts with three major hardlines cooperatives, Hardware Wholesalers Inc., Ace Hardware and TruServ, and two major wholesale marketing groups, PRO Group and Distribution America, to market its products and services to the noncomputerized retail stores. Currently, the Company commands the leading market share of sales of management information systems and solutions in the independent hardware and home center businesses within the hardlines and lumber industry. In fiscal 1997, on a pro forma basis, the hardlines and lumber business represented approximately 37% of the Company's total revenues.

          - SUBSTANTIAL INSTALLED BASE. With over 27,000 customer locations, the Company has the largest installed base in each of the two industries it serves. The accuracy and efficiency of the Company's products and services are integral to its customers' operations. In fact, several major customers, including General Parts Inc. in the automotive parts aftermarket industry and TruServ in the hardlines and lumber industry, have chosen to outsource portions of their management information systems needs to the Company. Management believes that its strong customer relationships, together with the superior performance of the Company's systems and the significant risks and costs associated with changing to a competitor's system, provide the Company with a stable customer base and a receptive market for new product offerings.

          - STRONG BASE OF RECURRING REVENUES. Approximately 55% of the Company's revenues are generated from periodic updates to database information and software support and maintenance services. These revenues and the associated profit margins have historically exhibited consistency and are expected to continue to increase as the Company's installed base grows. For example, in the automotive parts aftermarket industry, due to the large number of parts introduced each year and the frequency of catalog and price list changes, customers rely upon the Company's periodic information updates. Due to minimal costs associated with adding customers, incremental recurring revenue typically generates margins that are higher than those associated with the Company's other sources of revenues.

          - BREADTH OF PRODUCT OFFERINGS. Management believes that the Company possesses the broadest selection of management information systems and solutions offered in the industries it serves. In the automotive parts aftermarket industry, the Company currently markets three warehouse distributor systems, three PSO systems and six service dealer systems, each targeting a specific level of the distribution channel. The Company's service dealer solutions, which are integrated with the Company's parts and repair databases and can be connected to the Company's extensive network of warehouse distributor and PSO systems, position the Company to capture a significant share of the emerging service dealer market. In the hardlines and lumber industry, the Company offers specialized point-of-sale systems through four product lines which are marketed to (i) hardware stores and smaller lumber and building materials dealers, many of which are presently not computerized, (ii) larger lumber and building materials dealers currently using outdated systems and (iii) agribusiness retailers. With custom configuration capability within each system, the Company can target the appropriate solution to the needs of each customer.

BUSINESS STRATEGY

     The Company's ongoing business strategy focuses on strengthening its leadership position in the automotive parts aftermarket and hardlines and lumber industries. The Company has retained existing customers and developed new customers by continually offering system enhancements, new product offerings and the most comprehensive and sophisticated information tools available in the marketplace. The Company capitalizes on its relationships with its customer base, allowing it to adapt to changes within the industries it serves, provide both quality and value in its products and integrate enabling technologies. In addition to this core strategy, the Company is pursuing the following key initiatives:

          - INCREASE PENETRATION OF AUTOMOTIVE SERVICE DEALER MARKET. The automotive service dealer market, with approximately 340,000 dealers, offers significant growth opportunities for the Company. This segment has recently begun to recognize the operating efficiencies computerization offers primarily due to the following factors: (i) service dealers' increased focus on operating efficiencies and profitability, (ii) parts suppliers' recognition of the importance of fully integrated parts distribution and willingness to partially fund service dealers' investment in computerization, (iii) consumer expectations for a more professional and efficient repair experience and (iv) service dealers' desire to automate the estimate and repair process. Management believes that the Company's service dealer product offerings are the most comprehensive in the industry. With integrated parts, labor and repair databases and the ability to connect to approximately 12,000 PSOs, management believes that the Company's service dealer systems are uniquely positioned to meet the needs of the professional service dealer. The Company has dedicated over 60 sales and marketing professionals to further penetrate the service dealer market.

          - EXPAND HARDLINES REVENUE BASE. The Company intends to continue to aggressively expand its hardlines and lumber business by focusing on larger retailers, many of which are outsourcing their point-of-sale systems and upgrading their existing systems, as well as smaller retailers, many of which are not computerized. The Company has a strong presence in the hardlines and lumber industry, with its customer base of over 5,700 accounts with over 7,800 store locations, including members of three major hardlines cooperatives, Hardware Wholesalers Inc., Ace Hardware and TruServ, and has exclusive endorsements from two major wholesale marketing groups, PRO Group and Distribution America. These relationships position the Company to pursue market share growth within the noncomputerized retail stores that represent approximately 40% of the estimated 60,000 hardlines and lumber stores in the United States. The Company also intends to increase its customer support and maintenance services revenues by offering a wider range of products and services to its installed base of customers.

          - CAPITALIZE ON SYNERGIES TO ENHANCE OPERATING EFFICIENCIES. Following the acquisition of Triad on February 27, 1997 (the "Triad Acquisition"), the Company has focused on four major sources of synergies. First, the Company benefits from a well-balanced corporate platform with Old CCI's strength in research and development and Triad's strength in sales and marketing. Second, the Company strengthened its presence in the wholesale and retail distribution channels of the automotive parts aftermarket industry. Old CCI's established relationships with national warehouse distributors and those PSOs in their distribution channel, together with Triad's strength in the independent warehouse distributors and independent PSOs, created an enhanced market position thereby strengthening the Company's ability to further penetrate the service dealer market. Third, the integration of Old CCI's well developed systems with Triad's extensive information services creates the opportunity for improved product offerings. Lastly, since the Triad Acquisition, management estimates that the Company has achieved annualized cost savings of approximately $4.6 million, principally from the elimination of redundant personnel and expenses, such as data entry, manufacturing, sales and marketing and general and administrative overhead, and will generate additional cost savings of approximately $1.8 million over the next year.

          - PURSUE SELECTIVE STRATEGIC ACQUISITION AND ALLIANCE
     OPPORTUNITIES. The Company continuously evaluates opportunities to make acquisitions and establish strategic alliances which complement and expand its customer base and technology and database content to better serve the automotive parts aftermarket and hardlines and lumber industries. See
     "-- Recent Transactions."

                              RECENT TRANSACTIONS

     In November 1997, the Company entered into a cross licensing agreement and a strategic joint marketing agreement with Snap-on Tools ("Snap-on"), a leading supplier of tools, equipment and computerized systems to the service dealer market. Under the terms of the cross licensing agreement, Snap-on will integrate the Company's electronic catalog product into Shop Key, Snap-on's service dealer management system. Additionally, the Company will make available to end users of Shop Key systems licensed software that will allow the Shop Key system to have limited communication capability with PSOs that have a Company system. Additionally, Snap-on has agreed to market the Company's electronic catalog product on the Shop Key system through Snap-on's direct sales force of over 300 technical sales representatives and 4,200 sales agents. Under the joint marketing agreement, Snap-on will integrate the Company's electronic catalog with Snap-on's CAS System, a service dealer system targeted at retail service dealer chains. This integrated solution will be jointly marketed to selected national retail service dealer chains. The Company will be responsible for billing and collecting monthly catalog fees and will retain all revenue for sales of its electronic catalog products to Snap-on customers.

     On February 10, 1998, the Company consummated the sale of the Old Notes in a private placement to Chase Securities Inc. and NationsBanc Montgomery Securities LLC (the "Offering"), and such initial purchasers immediately resold the Old Notes pursuant to Rule 144A promulgated under the Securities Act. Concurrently with the consummation of the Offering, the Company (i) amended and restated its $170.0 million credit facility (the "Old Senior Credit Facilities") by entering into a new $50.0 million term loan facility (the "New Term Loan Facility") and a new $50.0 million revolving credit facility (the "New Revolving Credit Facility," and together with the New Term Loan Facility, the "Restated Senior Credit Facilities") as more fully described in "Description of the Restated Senior Credit Facilities" (collectively, the "Refinancing") and (ii) used the net proceeds from the Offering and the proceeds from the Restated Senior Credit Facilities to repay the Old Senior Credit Facilities (collectively, with the Refinancing, the "Transaction").

     On March 1, 1998, the Company acquired certain assets of ADP Claims Solutions Group, Inc. for total consideration (including the assumption of certain liabilities) of approximately $9.3 million (the "ARISB Acquisition"). These assets provide products and services to the automotive recycling industry. Management believes that the ARISB Acquisition will increase the Company's capacity to better serve its customer base and expand into related markets.

                         COMPANY HISTORY AND OWNERSHIP

     The Company represents the combined businesses of Old CCI and Triad.

     Old CCI was founded in 1976 by Glenn E. Staats, Ph.D. Old CCI's original customer focus was a diverse segment of businesses including the automotive parts aftermarket industry. As the automotive parts aftermarket industry began to experience significant growth and moved towards computerization, the Company expanded its automotive parts customer base and developed a wider range of products and services.

     Triad was founded in 1973 as a provider of business and management information solutions. Over the years, Triad established a presence in the automotive parts aftermarket industry throughout the United States, Canada, Puerto Rico, Ireland and the United Kingdom. Triad also developed a significant presence in the hardlines and lumber industry throughout the United States and Canada. From 1979 until February 27, 1997, Triad was a publicly held company, with its common stock quoted on the Nasdaq National Market.

     On February 27, 1997, Old CCI consummated the Triad Acquisition. Prior to the Triad Acquisition, Old CCI maintained a strong presence with warehouse distributors and a growing presence with PSOs and service dealers. The Triad Acquisition was consummated to broaden Old CCI's presence with PSOs in order to further penetrate the service dealer market and to establish a presence in the hardlines and lumber industry. Since the Triad Acquisition, management of the Company has focused on integrating the strengths of Old CCI and Triad.

     In connection with the Triad Acquisition, affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") acquired approximately 54.5% of the Common Stock, par value $0.000125 per share, of Holding ("Holding Common Stock"). Glenn
E. Staats and Preston W. Staats together own approximately 45.4% of the outstanding Holding Common Stock. Holding owns all of the outstanding common stock of the Company. See "Stock Ownership and Certain Transactions."

     Hicks Muse is a private investment firm with offices in Dallas, New York, St. Louis, London and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities. Since its inception in 1989, Hicks Muse has completed or currently has pending more than 200 transactions having a total transaction value in excess of $26 billion.

                               THE EXCHANGE OFFER

The Exchange Offer.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $100 million aggregate principal amount are outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except that the New Notes will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of New Notes."

                             Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, sold and otherwise transferred by any person receiving the New Notes, whether or not that person is the registered holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. See "Plan of Distribution."

Registration Rights
  Agreement................  The Old Notes were sold by the Company on February
                             10, 1998, in the Offering. In connection with the Offering, the Company entered into an Exchange and Registration Rights Agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement") requiring the Company to make the Exchange Offer. See "The Exchange
                             Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time,             , 1998, or such later
                             date and time to which it is extended by the Company (the "Expiration Date").

Withdrawal.................  The tender of the Old Notes pursuant to the
                             Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New
  Notes and Old Notes......  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later. No additional interest will be paid on Old Notes tendered and accepted for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Conditions to the Exchange Offer."


Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. Persons holding the Old Notes through The Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 225 days of the Offering, (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer, (v) any holder of Old Notes participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes or (vi) the Company so elects.


Acceptance of Old Notes and
  Delivery of New Notes....  The Company will accept for exchange any and all
                             Old Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  Norwest Bank Minnesota, National Association, is
                             serving as Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Not Tendering....  Old Notes that are not tendered or that are improperly tendered and not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                                 THE NEW NOTES

Issuer.......................  Cooperative Computing, Inc.

Securities Offered...........  $100,000,000 aggregate principal amount of 9%
                               Senior Subordinated Notes due 2008.

Maturity.....................  February 1, 2008.

Interest Payment Dates.......  February 1 and August 1 of each year, commencing
                               August 1, 1998.

Sinking Fund.................  None.

Optional Redemption..........  Except as described below, the Company may not redeem the New Notes prior to February 1, 2003. On and after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to February 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds of one or more private or public equity offerings, at a redemption price equal to 109% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the New Notes remains outstanding after each such redemption. See "Description of New Notes -- Optional Redemption."

Change of Control............  Upon the occurrence of a Change of Control, the
                               Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. In addition, if the Change of Control occurs prior to February 1, 2003, the Company will have the right to redeem the New Notes at a price equal to 100% of the principal amount thereof plus the Applicable Premium. The "Change of Control" covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company so long as a majority of the board of directors continues to consist of Continuing Directors (as defined) and
                               (b) certain transactions with Permitted Holders (as defined). In addition, the "Change of Control" covenant is not intended to, and does not, afford holders of New Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of New Notes, but would not constitute a Change of Control. The Company could enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the New Notes, but would increase the amount of Indebtedness (as defined) outstanding at such time. See "Description of New Notes -- Change of Control" and "-- Certain Definitions."

                               The occurrence of certain events that would constitute a Change of Control with respect to the New Notes would constitute a default under the Restated Senior Credit Facilities. If such an event should occur, the lenders under the Restated Senior Credit Facilities could accelerate the payment of all amounts due thereunder. As of March 31, 1998, there was $71.7 million outstanding (excluding unused commitments) under the Restated Senior Credit Facilities. All amounts borrowed under the Restated Senior Credit Facilities constitute Senior Indebtedness. Consequently, the Company's ability to satisfy its obligations to the holders of New Notes upon a Change of Control may be substantially impaired by its obligations to the lenders under the Restated Senior Credit Facilities. See "Description of the Restated Senior Credit Facilities."

Ranking......................  The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness of the Company and will rank senior to all Indebtedness of the Company that is neither Senior Indebtedness nor Senior Subordinated Indebtedness. The New Notes will be effectively subordinated to all liabilities of the Company's Subsidiaries. Borrowings under the Restated Senior Credit Facilities are secured by substantially all of the assets of the Company and its Subsidiaries. As of March 31, 1998, the aggregate principal amount of the Company's outstanding Senior Indebtedness was $71.7 million (excluding unused commitments), the liabilities of the Company's Subsidiaries totaled approximately $57.8 million and the Company had no Senior Subordinated Indebtedness outstanding other than the Notes. See "Description of New Notes -- Ranking and Subordination."

Restrictive Covenants........  The Indenture limits, among other things, (i) the incurrence of additional indebtedness by the Company and its Subsidiaries (as defined), (ii) the issuance of Disqualified Capital Stock (as defined) by the Company and preferred stock by the Company's Subsidiaries, (iii) the payment of dividends on, and redemption of, capital stock of the Company, (iv) investments, (v) sales or swaps of assets, (vi) transactions with affiliates and
                               (vii) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions that are to be contained in the Indenture. See "Description of New
                               Notes -- Certain Covenants."

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. The Company used the net proceeds from the Offering to repay approximately $95 million of borrowings outstanding under the Old Senior Credit Facilities.

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors" for risks involved with an investment in the New Notes.
                             ---------------------

     The Company is a Delaware corporation. Its principal executive offices are located at 6207 Bee Cave Road, Austin, Texas 78746, and its telephone number is
(512) 328-2300.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

                                  THE COMPANY

    The following table sets forth certain summary unaudited pro forma financial data of the Company for the periods ended and as of the dates indicated as further described in the Unaudited Pro Forma Financial Information included elsewhere herein. The unaudited summary pro forma statement of operations data gives effect to the Triad Acquisition and the Transaction as if they had occurred at the beginning of the fiscal year ended September 30, 1997. The unaudited summary pro forma balance sheet data give effect to the Transaction as if it had occurred at the balance sheet date. "Other Data" below, not directly derived from the Unaudited Pro Forma Financial Information or the audited consolidated financial statements of Old CCI or Triad, have been presented to provide additional analysis. The Summary Unaudited Pro Forma Financial Data do not purport to represent what the Company's results of operations or financial condition would have actually been had the Triad Acquisition and the Transaction been consummated as of such date or to project the Company's results of operations or financial condition for any future period. The Summary Unaudited Pro Forma Financial Data have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Information and the notes thereto, the unaudited interim consolidated financial statements of the Company and the respective notes thereto, the audited consolidated financial statements of Old CCI, Triad and the Company and the respective notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," each included elsewhere herein.

                                                              TWELVE MONTHS ENDED       SIX MONTHS ENDED
                                                              SEPTEMBER 30, 1997         MARCH 31, 1998
                                                              -------------------      ------------------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................       $213,513                 $104,414
  Cost of revenues..........................................        131,301                   66,581
                                                                   --------                 --------
  Gross profit..............................................         82,212                   37,833
  Operating expenses........................................        118,573(1)                49,513
                                                                   --------                 --------
  Operating loss............................................        (36,361)                 (11,680)
  Interest expense..........................................         14,163                    7,557
  Other income, net.........................................          1,485                      254
                                                                   --------                 --------
  Loss before income taxes..................................        (49,039)                 (18,983)
  Income tax benefit........................................          6,263                    5,741
                                                                   --------                 --------
  Net loss before extraordinary charge......................        (42,776)                 (13,242)
  Extraordinary charge......................................             --                    3,017
                                                                   --------                 --------
  Net loss..................................................       $(42,776)                $(16,259)
                                                                   ========                 ========
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...........................................       $  7,703                 $ 12,671
  Total assets..............................................        308,354                  312,432
  Total debt, including current maturities(2)...............        150,817                  172,321
  Stockholders' equity......................................         48,263                   37,485
OTHER DATA:
  EBITDA(3).................................................       $ 10,071                 $ 10,542
  Adjusted EBITDA(4)........................................         33,335(1)                13,559
  EBITDA margin(5)..........................................            4.7%                    10.1%
  Adjusted EBITDA margin(6).................................           15.6%                    13.0%
  Capital expenditures(7)...................................       $ 20,653                 $ 10,518
  Cash flows from (used by) operating activities............         11,948                   (2,671)
  Cash flows from (used by) investing activities............       (201,363)                 (20,408)
  Cash flows from (used by) financing activities............        183,830                   21,448
  Ratio of total debt to EBITDA.............................           15.0x                    16.3x
  Ratio of total debt to Adjusted EBITDA....................            4.5x                    12.7x
  Ratio of EBITDA to interest expense.......................            0.7x                     1.4x
  Ratio of Adjusted EBITDA to interest expense..............            2.4x                     1.8x

---------------

(1) Included in operating expenses and excluded from Adjusted EBITDA is $23.1 million of in-process research and development acquired and written off in connection with the Triad Acquisition.
(2) Total debt does not include any amounts relating to lease receivables that have been sold by the Company. See Notes 1 and 7 to the audited consolidated financial statements of the Company included elsewhere herein.
(3) EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. The Company has included information concerning EBITDA because it believes that EBITDA is commonly used by certain investors and analysts as one measure to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) Adjusted EBITDA presents EBITDA as defined by the Restated Senior Credit Facilities and is computed as EBITDA adjusted for extraordinary items and certain non-cash charges or credits described therein.
(5) EBITDA margin is defined as EBITDA divided by revenues expressed as a percentage.
(6) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues expressed as a percentage.
(7) Includes investments in property, plant and equipment, expenditures for service parts and investments in software and databases.

                       SUMMARY HISTORICAL FINANCIAL DATA
                                OLD CCI AND CCI

    The following table sets forth summary financial data of Old CCI for the years ended November 30, 1995 and 1996 and the six months ended March 31, 1997 and of the Company for the ten months ended September 30, 1997 and the six months ended March 31, 1998. The statement of operations data as of November 30, 1995 and 1996 and September 30, 1997 and the balance sheet data as of November 30, 1996 and September 30, 1997 set forth below are derived from the audited consolidated financial statements of Old CCI and the Company, included elsewhere herein. The statement of operations data as of March 31, 1997 and the statement of operations data and the balance sheet data as of March 31, 1998 set forth below are derived from the unaudited interim consolidated financial statements of Old CCI and the Company included elsewhere herein. The balance sheet data as of November 30, 1995 and March 31, 1997 are derived from unaudited consolidated financial statements of Old CCI not included herein. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated financial position and the consolidated results of operations for these periods. Operating results for the six months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1998. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Selected Historical and Pro Forma Financial Data," the unaudited interim consolidated financial statements of Old CCI and the Company and the respective notes thereto and the audited consolidated financial statements of Old CCI and the Company and the respective notes thereto, each included elsewhere herein.

                                                  OLD CCI                 CCI              OLD CCI            CCI
                                             -----------------     ------------------   --------------   --------------
                                                YEAR ENDED                                SIX MONTHS       SIX MONTHS
                                               NOVEMBER 30,            TEN MONTHS           ENDED            ENDED
                                             -----------------           ENDED          --------------   --------------
                                              1995      1996       SEPTEMBER 30, 1997   MARCH 31, 1997   MARCH 31, 1998
                                              ----      ----       ------------------   --------------   --------------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues.................................  $29,245   $36,734         $ 140,316          $  37,258         $104,414
  Cost of revenues.........................   16,733    21,857            84,464             18,901           66,581
                                             -------   -------         ---------          ---------         --------
  Gross profit.............................   12,512    14,877            55,852             18,357           37,833
  Operating expenses.......................   12,221    13,377            83,080(1)          36,972           49,513
                                             -------   -------         ---------          ---------         --------
  Operating income (loss)..................      291     1,500           (27,228)           (18,615)         (11,680)
  Interest expense.........................       --        --             8,403              1,355            7,350
  Other income (expense), net..............      414     4,231(2)            443              1,083              254
                                             -------   -------         ---------          ---------         --------
  Income (loss) before income taxes........      705     5,731           (35,188)           (18,887)         (18,776)
  Income tax (provision) benefit:
    Nonrecurring charge for termination of
      Subchapter S election................       --        --            (2,382)                --               --
    C Corporation benefit..................       --        --             3,383              2,277            5,659
                                             -------   -------         ---------          ---------         --------
  Income (loss) before extraordinary
    charge.................................     (705)   (5,731)          (34,187)           (21,164)         (13,117)
  Extraordinary charge, net of tax of
    $1,969.................................       --        --                --                 --            3,017
  Net income (loss)........................  $   705   $ 5,731         $ (34,187)         $ (21,164)        $(16,134)
                                             =======   =======         =========          =========         ========
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital (deficit)................  $(2,231)  $(3,490)        $     603          $  (9,415)        $ 12,671
  Total assets.............................   16,115    18,763           307,940            314,149          312,432
  Total debt, including current
    maturities.............................    5,089(3)   5,089(3)       144,967(4)         144,629(3)       172,321(4)
  Stockholders' equity.....................    5,273     5,227            53,699             64,273           37,485
OTHER DATA:
  EBITDA(5)................................  $ 6,113   $12,125         $   1,558          $ (10,892)        $ 10,542
  Adjusted EBITDA(6).......................    6,113     8,774(2)         24,822(1)          12,208           13,559
  EBITDA margin(7).........................     20.9%     33.0%              1.1%             (29.2)%           10.1%
  Adjusted EBITDA margin(8)................     20.9%     23.9%             17.7%              32.8%            13.0%
  Capital expenditures(9)..................  $ 6,527   $ 7,141         $  15,980          $   7,243         $ 10,518
  Cash flows from (used by) operating
    activities.............................    4,877    15,251            25,033             25,197           (2,671)
  Cash flows from (used by) investing
    activities.............................   (6,322)   (6,885)         (195,652)          (187,197)         (20,408)
  Cash flows from (used by) financing
    activities.............................      144    (5,777)          168,248            165,947           21,448

---------------

(1) Included in operating expenses and excluded from Adjusted EBITDA is $23.1 million of in-process research and development acquired and written off in connection with the Triad Acquisition.
(2) Included in other income, net, and excluded from Adjusted EBITDA are gains of $3.4 million related to settlement of two breach of contract lawsuits recognized by Old CCI.
(3) Consists of advances from stockholders repaid during fiscal 1997.
(4) Total debt does not include obligations of the Company resulting from the sale of lease receivables. See Notes 1 and 7 to the audited consolidated financial statements of the Company included elsewhere herein.
(5) EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. The Company has included information concerning EBITDA because it believes that EBITDA is commonly used by certain investors and analysts as one measure to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA may not be comparable to similarly titled measures reported by other companies.
(6) Adjusted EBITDA presents EBITDA as defined by the Restated Senior Credit Facilities and is computed as EBITDA adjusted for extraordinary items and certain non-cash charges or credits described therein.
(7) EBITDA margin is defined as EBITDA divided by revenues expressed as a percentage.
(8) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues expressed as a percentage.
(9) Includes investments in property, plant and equipment, expenditures for service parts and investments in software and databases.

                       SUMMARY HISTORICAL FINANCIAL DATA

                                     TRIAD

     The following table sets forth summary financial data of Triad for the years ended September 30, 1995 and 1996 and for the five months ended February 27, 1997. The statement of operations data set forth below are derived from the audited consolidated financial statements included elsewhere herein. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Selected Historical Financial Data" and the audited financial statements of Triad and the notes thereto, each included elsewhere herein.

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,           FIVE MONTHS
                                                              --------------------          ENDED
                                                                1995        1996      FEBRUARY 27, 1997
                                                                ----        ----      -----------------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................  $175,077    $175,676        $ 66,432
  Cost of revenues..........................................    88,509      93,808          38,316
                                                              --------    --------        --------
  Gross profit..............................................    86,568      81,868          28,116
  Operating expenses........................................    66,036      76,335(1)       27,690
                                                              --------    --------        --------
  Operating income..........................................    20,532       5,533             426
  Interest and other expenses...............................     6,941       5,944           2,405
  Other income, net.........................................        --       2,926              94
                                                              --------    --------        --------
  Income (loss) before taxes and extraordinary item.........    13,591       2,515          (1,885)
  Income tax (provision) benefit............................    (5,165)       (956)            290
                                                              --------    --------        --------
  Income (loss) before extraordinary item...................     8,426       1,559          (1,595)
  Extraordinary item........................................      (396)       (377)             --
                                                              --------    --------        --------
  Net income (loss).........................................  $  8,030    $  1,182        $ (1,595)
                                                              ========    ========        ========
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital (deficit).................................  $  1,431    $(17,141)       $(31,726)
  Total assets..............................................   132,709     139,753         149,844
  Total debt, including current maturities(2)...............    55,609      55,913          66,202
  Stockholders' equity......................................    14,221      16,787          22,688
OTHER DATA:
  EBITDA(3).................................................  $ 28,929    $ 16,786        $  4,738
  Adjusted EBITDA(4)........................................    29,263      26,592           4,738
  EBITDA margin(5)..........................................      16.5%        9.6%            7.1%
  Adjusted EBITDA margin(6).................................      16.7%       15.1%            7.1%
  Capital expenditures(7)...................................  $ 11,749    $ 12,424        $  4,673
  Cash flows from (used by) operating activities............    30,119      15,444         (18,482)
  Cash flows from (used by) investing activities............   (12,865)    (11,699)         (4,371)
  Cash flows from (used by) financing activities............   (17,954)     (3,356)         18,023

---------------

(1) Included in operating expenses and excluded from Adjusted EBITDA is a restructuring charge of $9.0 million recognized in the historical financial statements of Triad related to the write-off of capitalized software development costs, provisions for product issues and costs associated with reductions in aftermarket sales and support personnel.

(2) Total debt does not include obligations of Triad resulting from the sale of lease receivables.

(3) EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. The Company has included information concerning EBITDA because it believes that EBITDA is commonly used by certain investors and analysts as one measure to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA may not be comparable to similarly titled measures reported by other companies.

(4) Adjusted EBITDA presents EBITDA as defined by the Restated Senior Credit Facilities and is computed as EBITDA adjusted for extraordinary items and certain non-cash charges or credits described therein.

(5) EBITDA margin is defined as EBITDA divided by revenues expressed as a percentage.

(6) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues expressed as a percentage.

(7) Includes investments in property, plant and equipment, expenditures for service parts and investments in software and databases.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the New Notes offered hereby. This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, including the factors set forth below, many of which are beyond the Company's control.

SUBSTANTIAL LEVERAGE

     In connection with the Triad Acquisition the Company incurred substantial indebtedness, resulting in its leveraged capital structure. As of March 31, 1998, the Company had approximately $172.3 million of indebtedness outstanding, and approximately $28.4 million available for future borrowings under the Restated Senior Credit Facilities. See "Capitalization" and "Description of the Restated Senior Credit Facilities." On a pro forma basis after giving effect to the Transaction, the Company's earnings would have been insufficient to cover fixed charges by approximately $19.0 million for the six months ended March 31, 1998. The Company may incur additional indebtedness in the future, subject to certain limitations to be contained in the Indenture and the Restated Senior Credit Facilities. See "Description of the Restated Senior Credit Facilities" and "Description of New Notes."

     The Company's ability to pay interest and principal upon the Restated Senior Credit Facilities and the New Notes and to satisfy its other debt obligations will depend upon its future operating performance, including its ability to realize its goal of significant penetration of the service dealer market, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's business will generate cash flow at or above projected levels or that anticipated future growth can be achieved. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

     The Company's leverage position could have several important consequences to the holders of the New Notes, including, but not limited to, the following:
(i) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions and competition; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (iii) the Company's leveraged position and the covenants that are contained in the Indenture and the Restated Senior Credit Facilities could limit the Company's ability to compete, as well as its ability to expand, including through acquisitions, and to make capital improvements; (iv) the Company may be more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's ability to refinance the New Notes in order to pay the principal of the New Notes at maturity or upon a Change of Control may be adversely affected.

     A portion of the consolidated debt of the Company bears interest at a floating rate; therefore, the financial results of the Company are and will continue to be affected by changes in prevailing interest rates.

ABILITY TO SERVICE DEBT

     The Company's ability to pay interest and principal upon the Restated Senior Credit Facilities, to pay interest on the New Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which will be beyond its control. In addition, amounts owing under the Restated Senior Credit Facilities will become due prior to the maturity of the New Notes and such amounts may need to be refinanced. There can be no assurance that future borrowings or equity refinancing will be available for the payment or refinancing of the Company's indebtedness. If the Company is unable to service its indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, the Company will be forced to pursue one or more alternative strategies, such as restructuring or refinancing its indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Description of the Restated Senior Credit Facilities."

     On February 10, 1998, the Company refinanced all of the indebtedness under the Old Senior Credit Facilities (which was approximately $150.0 million) through the issuance of the New Notes in the original principal amount of $100 million and borrowings under the Restated Senior Credit Facilities. The Old Senior Credit Facilities, which were established to fund part of the Triad Acquisition, assumed a significant cash flow growth for the Company after the Triad Acquisition. Consequently, the financial covenants contained in the Old Senior Credit Facilities required a rapid de-leveraging of the Company. During the third and fourth quarters of 1997, the Company fell out of compliance with certain of these financial covenants and obtained waivers from the lenders with respect to each of these defaults. The Restructuring was consummated to take advantage of the attractive long-term interest rate environment that existed at that time and to establish the financial covenants of the Restated Senior Credit Facilities to be more in line with current and expected financial performance. See "Description of the Restated Senior Credit Facilities."

RESTRICTIVE DEBT COVENANTS

     The Indenture and the Restated Senior Credit Facilities contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, make investments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Restated Senior Credit Facilities contain certain other and more restrictive covenants including restrictions on prepaying indebtedness, such as the New Notes, and will also require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet these financial ratio and financial condition tests can be affected by events beyond its control and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Restated Senior Credit Facilities or the Indenture.

     On August 15 and December 4, 1997, the Company obtained waivers from the lenders under the Company's Old Senior Credit Facilities in connection with the breach by the Company of certain financial ratio covenants which the Company attributes principally to a result of delays in obtaining the approval of the United States Federal Trade Commission for the Triad Acquisition and the impact of such delays on the sales of Triad. Certain of the financial ratio and financial condition covenants have been modified in the Restated Senior Credit Facilities. See "Description of the Restated Senior Credit Facilities." While the Company believes that the new financial ratio and financial condition covenants contained in the Restated Senior Credit Facilities will be met by the Company, there can be no assurances that the Company will be able to maintain the financial performance necessary to prevent any future breach of such covenants.

     Upon the occurrence of an event of default under the Restated Senior Credit Facilities, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company were unable to pay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. Substantially all of the assets of the Company and its subsidiaries, including the stock of most of its subsidiaries, have been pledged as collateral to secure the Company's obligations under the

Restated Senior Credit Facilities and guarantees thereof. If the indebtedness under the Restated Senior Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the New Notes. In addition, if a default occurs with respect to Senior Indebtedness, such as the Restated Senior Credit Facilities, the subordination provisions of such Senior Indebtedness would restrict payments to holders of the New Notes. See "Description of the Restated Senior Credit Facilities" and "Description of New Notes -- Certain Covenants."

SUBORDINATION OF NEW NOTES

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the New Notes will be subordinated to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Company, the assets and securities of the Company will be available to pay obligations on the New Notes only after all Senior Indebtedness has been so paid in full; accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the New Notes, or purchase, redeem or otherwise retire the New Notes, in the event of certain defaults with respect to Senior Indebtedness, including Senior Indebtedness under the Restated Senior Credit Facilities.

     As of March 31, 1998, there was approximately $71.7 million of Senior Indebtedness (excluding unused commitments) outstanding (principally related to direct borrowings by the Company under the Restated Senior Credit Facilities). Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of the Restated Senior Credit Facilities," "Description of New Notes -- Ranking and Subordination" and
"-- Certain Covenants."

     In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the New Notes will not be secured by any assets of the Company or its subsidiaries. Obligations under the Restated Senior Credit Facilities and guarantees thereof are secured by substantially all the assets of the Company and its direct and indirect subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the Restated Senior Credit Facilities is accelerated, the lenders under the Restated Senior Credit Facilities will be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the Restated Senior Credit Facilities. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of the Restated Senior Credit Facilities."

     Additionally, as a result of the Company's holding company structure the New Notes will be effectively subordinated to all liabilities of the Company's Subsidiaries. As of March 31, 1998, the liabilities of the Company's Subsidiaries totaled approximately $57.8 million.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; ACQUISITION OF DATA

     The Company's success and ability to compete depend in part upon its proprietary technology. The Company attempts to protect its proprietary technology through trademarks, copyrights, trade secrets and confidentiality agreements with all of its employees. There can be no assurance that the Company will be able to adequately protect its technology or that competitors will not develop similar technology independently. No assurance can be given that the claims allowed on any copyrights held by the Company will be sufficiently broad to protect the Company's technology or that the Company's copyrights will not be challenged.

     In addition, the Company is subject to the risk of adverse claims and litigation alleging that it is infringing the proprietary rights of third parties. Although the Company is not aware that its technology infringes on the proprietary rights of others and management has not received notice of any claimed infringements, there can be no assurance that the Company will not be subject to such third party claims or litigation and that such claims will not be successful. Any such claim could result in costly litigation or product shipment delays or force the Company to enter into royalty or license agreements, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

     The technology underlying the Company's products and services is characterized by rapid technological advances, evolving industry standards and frequent new product introductions. The future success of the Company's business will depend upon its ability to maintain and enhance its technological capabilities, develop and market products and services that meet changing customer needs and successfully anticipate or respond to technological changes, on a cost-effective and timely basis. There can be no assurance that the Company will effectively respond to the technological requirements of the changing market. To the extent the Company determines that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment are likely to continue to require significant capital investment by the Company. There can be no assurance that capital will be available for these purposes in the future or that investments in new technologies will result in commercially viable products. See "Business -- Business Strategy," "-- Industry Overview" and "-- Products and Services."

RISK OF SOFTWARE DEFECTS

     The Company's products are highly complex and sophisticated and could, from time to time, contain design or manufacturing defects or software errors. There can be no assurance that such defects or errors will not delay the release or shipment of products or, if the defect or error is discovered only after customers have received the products, that such defect or errors will not result in increased costs or reduced market acceptance of the Company's products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

INTEGRATION OF ACQUISITIONS

     No assurance can be given that the integration of Old CCI and Triad or of future acquisitions will be successful or that the anticipated strategic benefits of the Triad Acquisition or future acquisitions will be realized. Acquisitions involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported operating results, diversion of management's attention, standardization of accounting systems, dependence on retaining, hiring and training key personnel, and unanticipated problems or legal liabilities. If the Company is unable to successfully integrate Old CCI and Triad or future acquisitions for these or other reasons, the Company's business, financial condition and results of operations may be adversely affected. See "Prospectus Summary -- Recent Transactions" and
"-- Company History and Ownership."

CUSTOMER LEASING

     The Company offers its customers lease financing which it believes provides a competitive advantage in marketing and promoting the Company's products. The Company has, through lease financing subsidiaries, financed its lease receivables through a series of arrangements that it believes qualify for treatment as sales under applicable accounting rules including Financial Accounting Standard 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("FAS 125"). As of March 31, 1998, the Company maintained arrangements available for the sale of such lease agreements aggregating approximately $65.6 million. Under the Company's current arrangements, the Company sells the receivables relating to certain customer leases to banks and lending institutions. The Company retains certain liabilities relating to the transferred lease receivables, principally relating to representations and warranties as to the quality and other characteristics of the receivables, ongoing maintenance and servicing obligations, as well as retaining liability for losses in the event of lessee nonpayment up to stated recourse limits (up to

10% of the aggregate initial proceeds adjusted for certain expenses and payments remitted on the leases) and at full recourse on lease receivables that did not meet the credit worthiness tests of the banks or lending institutions. The Company retains a liability on its balance sheet relating to its estimated exposure under these recourse provisions and for its servicing obligations. The lease financing arrangements contain restrictive covenants which allow the Company to discount only while in compliance with such covenants. In the event of non-compliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could prohibit further transactions under the available credit facilities. A change in the manner in which such leases are transferred, including whether such transfer constitutes a sale, and other matters, could adversely affect the accounting and financial reporting manner in which the Company may report its customer leasing operations. Such changes could result in a different accounting treatment or in the Company altering the financing arrangements (subject to the lender's consent).

COMPETITION

     The application software and database markets are highly fragmented and served by multifarious competitors. Competitors range from small, independent application software producers to large alliances of software producers and computer systems manufacturers. In addition, the Company faces competition from distributors and cooperatives that directly market computer systems and database information to their members and from potential customers that develop systems and compile and maintain data internally. Many of the Company's competitors have greater financial and other resources than does the Company. Consequently, the Company may encounter additional competitive pressures if increased spending is required to maintain market share or rapid technological change in the industry occurs. See "-- Rapid Technological Change."

DEPENDENCE UPON KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers, technical employees and other personnel, including its present officers and directors. The loss of certain key personnel, including Glenn E. Staats, the President and Chief Executive Officer of the Company, and Preston W. Staats, the Executive Vice President and Chief Operating Officer of the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. To date, the Company has not experienced significant difficulties in attracting or retaining such personnel. Although the Company is not aware that any of its key personnel currently intend to terminate their employment, their future services cannot be assured. None of the Company's key personnel, other than Messrs. Glenn and Preston Staats, has a written employment agreement or other written employment arrangement with the Company and all such persons, other than Messrs. Glenn and Preston Staats, are employed by the Company on an "at-will" basis. See "Management -- Employment Agreements; Change of Control Arrangements."

CONTROLLING STOCKHOLDERS

     All of the common stock of the Company is owned by Holding, which in turn is controlled by an affiliate of Hicks Muse and Messrs. Glenn E. Staats and Preston W. Staats. As a result, Hicks Muse and Messrs. Glenn and Preston Staats will be able to elect all the members of the Board of Directors of Holding and therefore direct the management and policies of the Company. The interests of Hicks Muse and its affiliates and Messrs. Glenn and Preston Staats may differ from the interests of holders of the New Notes. See "Stock Ownership and Certain Transactions."

LIMITATION ON CHANGE OF CONTROL

     Upon a Change of Control, the Company may be required to offer to purchase all of the New Notes then outstanding at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the New Notes that the Company might be required to purchase. In the event that the Company were required to purchase New Notes pursuant to a Change of Control Offer (as defined), the Company expects that it would require third party financing; however, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Restated Senior Credit Facilities restrict the Company's ability to repurchase the New Notes, including pursuant to a Change of Control Offer. A Change of Control will result in an event of default under the Restated Senior Credit Facilities and may cause the acceleration of other Senior Indebtedness, if any, in which case the subordination and other provisions of the New Notes would require payment in full of the Restated Senior Credit Facilities and any such Senior Indebtedness before repurchase of the New Notes. See "Description of the Restated Senior Credit Facilities," "Description of New Notes -- Change of Control" and
"-- Ranking and Subordination."

     The "Change of Control" covenant in the Indenture will not apply in the event of (a) changes in a majority of the board of directors of the Company so long as a majority of the board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders. In addition, the "Change of Control" covenant is not intended to, and does not, afford holders of New Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of New Notes, but would not constitute a Change of Control. The Company could enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the New Notes, but would increase the amount of Indebtedness outstanding at such time. See "Description of New Notes -- Change of Control."

     The occurrence of certain events that would constitute a Change of Control with respect to the New Notes would constitute a default under the Restated Senior Credit Facilities. If such an event should occur, the lenders under the Restated Senior Credit Facilities could accelerate the payment of all amounts due thereunder. As of March 31, 1998, there was $71.7 million outstanding (excluding unused commitments) under the Restated Senior Credit Facilities. All amounts borrowed under the Restated Senior Credit Facilities constitute Senior Indebtedness. Consequently, the Company's ability to satisfy its obligations to the holders of New Notes upon a Change of Control may be substantially impaired by its obligations to the lenders under the Restated Senior Credit Facilities. See "Description of the Restated Senior Credit Facilities."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     The Old Notes were issued on February 10, 1998, and the Company is not aware that any active trading market for the Old Notes has developed. The Company does not intend to apply for a listing of the New Notes on a securities exchange or on any automated dealer quotation system. There can be no assurance as to the liquidity of markets that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the prices at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may be lower than the initial market value thereof, depending upon many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

YEAR 2000 READINESS

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Although the Company believes its software products are or will be Year 2000 ready, there can be no assurance that the Company's software products contain all necessary software routines and programs necessary for the accurate calculation, display, storage and manipulation of data involving dates. If any of the Company's customers experience Year 2000 problems, such customers could assert claims for damages against the Company and/or discontinue purchasing recurring services. Any such litigation could result in substantial costs and diversion of the Company's resources even if ultimately decided in favor of the Company. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. The Company used the net proceeds from the Offering to repay approximately $95 million of borrowings outstanding under the Old Senior Credit Facilities.

                                 CAPITALIZATION

     As the New Notes have substantially the same terms as the Old Notes and are being exchanged for the same amount of principal as is outstanding under the Old Notes, the capitalization of the Company will be unchanged as a result of the Exchange Offer.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                OLD CCI AND CCI

    The following table sets forth selected financial data of Old CCI for the years ended November 30, 1993, 1994, 1995 1996 and the six months ended March 31, 1997 and the Company for the ten months ended September 30, 1997 and the six months ended March 31, 1998 as well as the unaudited pro forma financial data for the periods ended and as of the dates indicated as further described in the Unaudited Pro Forma Financial Information. The balance sheet data as of November 30, 1996 and September 30, 1997 and the statement of operations data as of November 30, 1995 and 1996, and September 30, 1997 set forth below are derived from the audited consolidated financial statements of Old CCI and the Company included elsewhere herein. The statement of operations data as of March 31, 1997 and for the period then ended and the statement of operations data and the balance sheet data as of March 31, 1998 and for the period then ended set forth below are derived from the interim unaudited financial statements of Old CCI and the Company included elsewhere herein. The selected financial data for the years ended November 30, 1993 and 1994 and the balance sheet data as of November 30, 1995 and March 31, 1997 are derived from unaudited financial statements of Old CCI. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated financial position and the consolidated results of operations for these periods. Operating results for the six months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1998. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," the unaudited interim consolidated financial statements and the respective notes thereto, the audited consolidated financial statements of the Company and Old CCI and the respective notes thereto and the Unaudited Pro Forma Financial Information, each included elsewhere herein.

                                                      OLD CCI                         CCI           CCI          CCI
                                     -----------------------------------------   -------------   ----------   ----------
                                                                                  TEN MONTHS     SIX MONTHS   SIX MONTHS
                                              YEAR ENDED NOVEMBER 30,                ENDED         ENDED        ENDED
                                     -----------------------------------------   SEPTEMBER 30,   MARCH 31,    MARCH 31,
                                      1993      1994        1995        1996         1997           1997         1998
                                      ----      ----        ----        ----     -------------   ----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Revenues..........................  $21,818   $27,508     $29,245     $36,734   $   140,316     $  37,258     $104,414
 Cost of revenues..................   10,114    15,356      16,733      21,857        84,464        18,901       66,581
                                     -------   -------     -------     -------   -----------     ---------     --------
 Gross profit......................   11,704    12,152      12,512      14,877        55,852        18,357       37,833
 Sales and marketing...............    1,185     1,773       2,061       2,038        28,161         5,438       23,257
 Product development...............    3,559     6,768       7,485       8,347        11,890         4,561        8,073
 General and administrative........    2,702     3,311       2,675       2,992        19,929         3,873       18,183
 Write off of purchased in-process
   research and development........       --        --          --          --        23,100        23,100           --
                                     -------   -------     -------     -------   -----------     ---------     --------
 Total operating expenses..........    7,446    11,852      12,221      13,377        83,080        36,972       49,513
 Operating income (loss)...........    4,258       300         291       1,500       (27,228)      (18,615)     (11,680)
 Interest expense..................       --        --          --          --         8,403         1,355        7,350
 Other income (expense), net.......       --        --         414       4,231(1)         443        1,083          254
                                     -------   -------     -------     -------   -----------     ---------     --------
 Income (loss) before income
   taxes...........................    4,258       300         705       5,731       (35,188)      (18,887)     (18,776)
 Income tax benefit................       --        --          --          --         1,001         2,277        5,659
                                     -------   -------     -------     -------   -----------     ---------     --------
 Net income (loss) before
   extraordinary charge............    4,258       300         705       5,731        34,187       (21,164)     (13,117)
 Extraordinary charge..............       --        --          --          --            --            --        3,017
                                     -------   -------     -------     -------   -----------     ---------     --------
 Net income (loss).................  $ 4,258   $   300     $   705     $ 5,731   $   (34,187)    $ (21,164)    $(16,134)
                                     =======   =======     =======     =======   ===========     =========     ========
UNAUDITED PRO FORMA INFORMATION:(2)
 Historical income (loss) before
   provision for income taxes......  $ 4,258   $   300     $   705     $ 5,731   $   (35,188)    $ (18,887)         N/A
 Pro forma income tax (provision)
   benefit.........................   (1,582)      (73)       (157)     (1,931)        2,392         1,800          N/A
                                     -------   -------     -------     -------   -----------     ---------
 Pro forma net income (loss).......  $ 2,676   $   227     $   548     $ 3,800   $   (32,796)    $ (20,687)         N/A
                                     =======   =======     =======     =======   ===========     =========
BALANCE SHEET DATA (AT END OF PERIOD):
 Cash and cash equivalents.........  $ 2,730   $ 2,716     $ 1,415     $ 4,004   $     1,633     $   6,335     $      2
 Working capital (deficit).........    5,447    (1,271)     (2,231)     (3,490)          603         9,415       12,671
 Total assets......................   10,300    13,807      16,115      18,763       307,940       314,149      312,432
 Total debt, including current
   maturities......................       --     4,389(3)    5,089(3)    5,089(3)     144,967(4)   144,629(3)   172,321(4)
 Stockholders' equity..............    8,701     5,124       5,273       5,227        53,699        64,273       37,485
OTHER DATA:
 EBITDA(5).........................      N/A       N/A     $ 6,113     $12,125(1) $     1,558    $ (10,892)    $ 10,542
 Adjusted EBITDA(6)................      N/A       N/A       6,113       8,774        24,822(7)     12,208       13,559
 EBITDA margin(8)..................      N/A       N/A        20.9%       33.0%          1.1%         29.2%        10.1%
 Adjusted EBITDA margin(9).........      N/A       N/A        20.9%       23.9%         17.7%         32.8%        13.0%
 Capital expenditures(10)..........  $ 2,761   $ 6,219     $ 6,527     $ 7,141   $    15,980     $   7,243     $ 10,518
 Cash flows from (used by)
   operating activities............      N/A       N/A       4,877      15,251        25,033        25,197       (2,671)
 Cash flows from (used by)
   investing activities............      N/A       N/A      (6,322)     (6,885)     (195,652)     (187,197)     (20,408)
 Cash flows from (used by)
   financing activities............      N/A       N/A         144      (5,777)      168,248       165,947       21,448
 Ratio of earnings to fixed charges
   (deficit)(11)...................     15.2x      2.0x        3.1x       17.4x  $   (35,188)    $ (18,887)    $(18,776)

                                     CCI PRO FORMA   CCI PRO FORMA
                                     -------------   -------------
                                     TWELVE MONTHS    SIX MONTHS
                                         ENDED           ENDED
                                     SEPTEMBER 30,     MARCH 31,
                                         1997            1998
                                     -------------   -------------
                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Revenues..........................    $ 213,513       $104,414
 Cost of revenues..................      131,301         66,581
                                       ---------       --------
 Gross profit......................       82,212         37,833
 Sales and marketing...............       47,383         23,257
 Product development...............       17,307          8,073
 General and administrative........       30,783         18,183
 Write off of purchased in-process
   research and development........       23,100             --
                                       ---------       --------
 Total operating expenses..........      118,573         49,513
 Operating income (loss)...........      (36,361)       (11,680)
 Interest expense..................       14,163          7,557
 Other income (expense), net.......        1,485            254
                                       ---------       --------
 Income (loss) before income
   taxes...........................      (49,039)       (18,983)
 Income tax benefit................        6,263          5,741
                                       ---------       --------
 Net income (loss) before
   extraordinary charge............      (42,776)       (13,242)
 Extraordinary charge..............           --          3,017
                                       ---------       --------
 Net income (loss).................    $ (42,776)      $(16,259)
                                       =========       ========
UNAUDITED PRO FORMA INFORMATION:(2)
 Historical income (loss) before
   provision for income taxes......          N/A            N/A
 Pro forma income tax (provision)
   benefit.........................          N/A            N/A
 Pro forma net income (loss).......          N/A            N/A
BALANCE SHEET DATA (AT END OF PERIO
 Cash and cash equivalents.........    $   2,483       $      2
 Working capital (deficit).........        7,703         12,671
 Total assets......................      308,354        312,432
 Total debt, including current
   maturities......................      150,817(4)     172,321(4)
 Stockholders' equity..............       48,263         37,485
OTHER DATA:
 EBITDA(5).........................    $  10,071       $ 10,542
 Adjusted EBITDA(6)................       33,335         13,559
 EBITDA margin(8)..................          4.7%          10.1%
 Adjusted EBITDA margin(9).........         15.6%          13.0%
 Capital expenditures(10)..........    $  20,653       $ 10,518
 Cash flows from (used by)
   operating activities............       11,948         (2,671)
 Cash flows from (used by)
   investing activities............     (201,363)       (20,408)
 Cash flows from (used by)
   financing activities............      183,830         21,448
 Ratio of earnings to fixed charges
   (deficit)(11)...................    $ (49,039)      $(18,983)

---------------

 (1) Included in other income, net, and excluded from EBITDA are net gains of $3.4 million related to settlement of two breach of contract lawsuits recognized by Old CCI.
 (2) Concurrent with the Triad Acquisition, Old CCI terminated its S Corporation status. The unaudited pro forma (provision) benefit for income taxes computes the tax as if Old CCI and CCI had been subject to corporate income tax for the entire period.
 (3) Consists of advances from stockholders repaid during fiscal 1997.
 (4) Total debt does not include any amounts relating to lease receivables that have been sold by the Company. See Notes 1 and 7 to the audited consolidated financial statements of the Company included elsewhere herein.
 (5) EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. The Company has included information concerning EBITDA because it believes that EBITDA is commonly used by certain investors and analysts as one measure to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA may not be comparable to similarly titled measures reported by other companies.
 (6) Adjusted EBITDA presents EBITDA as defined by the Restated Senior Credit Facilities and is computed as EBITDA adjusted for extraordinary items and certain non-cash charges or credits described therein.
 (7) Included in operating expenses and excluded from Adjusted EBITDA is $23.1 million of in-process research and development acquired and written off in connection with the Triad Acquisition.
 (8) EBITDA margin is defined as EBITDA divided by revenue expressed as a percentage.
 (9) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues expressed as a percentage.
(10) Includes investments in property, plant and equipment, expenditures for service parts and investments in software and databases.
(11) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before the provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to rental expense. Where earnings were inadequate to cover fixed charges, the deficiency is shown.

                       SELECTED HISTORICAL FINANCIAL DATA

                                     TRIAD

     The following table sets forth selected financial data of Triad for the years ended September 30, 1993, 1994, 1995 and 1996, and the five months ended February 27, 1997. The statement of operations and balance sheet data set forth below are derived from the audited consolidated financial statements of Triad included elsewhere herein. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the audited consolidated financial statements of Triad and the notes thereto included elsewhere herein.

                                                                                                    FIVE MONTHS
                                                              YEAR ENDED SEPTEMBER 30,                 ENDED
                                                    --------------------------------------------    FEBRUARY 27,
                                                      1993        1994        1995        1996          1997
                                                    --------    --------    --------    --------    ------------
                                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
  Revenues........................................  $152,818    $167,278    $175,077    $175,676      $ 66,432
  Cost of revenues................................    77,293      84,766      88,509      93,808        38,316
                                                    --------    --------    --------    --------      --------
  Gross profit....................................    75,525      82,512      86,568      81,868        28,116
  Marketing.......................................    40,149      44,030      46,929      48,688        18,779
  Product development.............................     8,118       8,022       8,136       8,414         4,119
  General and administrative......................    11,436      11,099      10,971      10,233         4,792
  Restructuring charge............................        --          --          --       9,000            --
                                                    --------    --------    --------    --------      --------
  Operating expenses..............................    59,703      63,151      66,036      76,335        27,690
                                                    --------    --------    --------    --------      --------
  Operating income................................    15,822      19,361      20,532       5,533           426
  Interest and other expense......................     7,676       7,459       6,941       5,944         2,405
  Other income....................................        --          --          --       2,926            94
                                                    --------    --------    --------    --------      --------
  Income (loss) before taxes and extraordinary
    item..........................................     8,146      11,902      13,591       2,515        (1,885)
  Income tax (provision) benefit..................    (3,081)     (4,523)     (5,165)       (956)          290
                                                    --------    --------    --------    --------      --------
  Income (loss) before extraordinary item.........     5,065       7,379       8,426       1,559        (1,595)
  Extraordinary item..............................        --        (143)       (396)       (377)           --
                                                    --------    --------    --------    --------      --------
  Net income (loss)...............................  $  5,065    $  7,236    $  8,030    $  1,182      $ (1,595)
                                                    ========    ========    ========    ========      ========
BALANCE SHEET DATA (AT END OF PERIOD):

  Working capital (deficit).......................  $  2,298    $     84    $  1,431    $(17,141)     $(31,726)
  Total assets....................................   131,379     136,363     132,709     139,753       149,844
  Total debt, including current maturities(1).....    72,352      63,406      55,609      55,913        66,202
  Stockholders' equity............................     3,114      12,141      14,221      16,787        22,688
OTHER DATA:
  EBITDA(2).......................................  $ 24,245    $ 27,448    $ 28,929    $ 16,786      $  4,738
  Adjusted EBITDA(3)..............................    24,245      27,448      29,263      26,592(4)      4,738
  EBITDA margin(5)................................      15.9%       16.4%       16.5%        9.6%          7.1%
  Adjusted EBITDA margin(6).......................      15.9%       16.4%       16.7%       15.1%          7.1%
  Capital expenditures(7).........................     3,029       3,416    $ 11,749    $ 12,424      $  4,673
  Cash flows from (used by) operating
    activities....................................    13,185      20,448      30,119      15,444       (18,482)
  Cash flows from (used by) investing
    activities....................................    (8,104)    (12,059)    (12,865)    (11,699)       (4,371)
  Cash flows from (used by) financing
    activities....................................    (2,313)     (8,676)    (17,954)     (3,356)       18,023
  Ratio of earnings to fixed charges(8)...........       1.9x        2.4x        2.5x        1.3x          0.3x

---------------

(1) Total debt does not include obligations of Triad resulting from the sale of lease receivables.

(2) EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. The Company has included information concerning EBITDA because it believes that EBITDA is commonly used by certain investors and analysts as one measure to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA may not be comparable to similarly titled measures reported by other companies.

(3) Adjusted EBITDA presents EBITDA as defined in the Company's Restated Senior Credit Facilities and is computed as EBITDA adjusted for extraordinary items and certain non-cash charges or credits described therein.

(4) Included in operating expenses and excluded from Adjusted EBITDA is a restructuring charge of $9.0 million recognized in the historical financial statements of Triad related to the write-off of capitalized software development costs, provisions for product returns and costs associated with reductions in aftermarket sales and support personnel.

(5) EBITDA margin is defined as EBITDA divided by revenue expressed as a percentage.

(6) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue expressed as a percentage.

(7) Includes investments in property, plant and equipment, expenditures for service parts and investments in software and databases.

(8) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before the provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to rental expense. Where earnings were inadequate to cover fixed charges, the deficiency is shown.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information of the Company is based on the audited and unaudited financial statements of the Company, Old CCI and Triad, included elsewhere herein. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Unaudited Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company, Old CCI, Triad and the respective notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" appearing elsewhere herein.

     The Unaudited Pro Forma Statements of Operations for the twelve months ended September 30, 1997 and for the six months ended March 31, 1998 have been prepared to give effect to both, the Transaction and the Triad Acquisition as though they had occurred at the beginning of the fiscal year ended September 30, 1997. The Unaudited Pro Forma Statement of Operations for the twelve months ended September 30, 1997 combines the historical consolidated statement of operations of CCI for the ten months ended September 30, 1997, the historical consolidated statement of operations of Triad for the five months prior to its acquisition on February 27, 1997 and the unaudited historical consolidated statement of operations of Old CCI for the two months ended November 30, 1996. The Triad Acquisition is accounted for under the purchase method of accounting. The aggregate purchase price for the Triad Acquisition has been allocated to the tangible and identifiable intangible assets of the acquired business based upon an independent appraisal of their fair value.

     The Unaudited Pro Forma Financial Information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future. Among the reasons for such possible differences are factors resulting from the fact that prior to the Triad Acquisition Old CCI and Triad were not operating under the same management, they did not have the same or overlapping sales forces and products, nor did they have the same cost structures. As a result, their revenues, expenses and costs of debt and equity capital would have been different if such businesses had been operating as one entity. Such Unaudited Pro Forma Financial Information is included herein for informational purposes, and while management believes that it may be helpful in understanding the combined operations of the Company for the periods indicated, undue reliance should not be placed thereon.

                          COOPERATIVE COMPUTING, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                              TRIAD           CCI
                                CCI            FIVE           TWO
                            TEN MONTHS        MONTHS         MONTHS                        CCI PRO FORMA
                               ENDED          ENDED          ENDED                         TWELVE MONTHS
                           SEPTEMBER 30,   FEBRUARY 27,   NOVEMBER 30,    PRO FORMA            ENDED
                               1997            1997           1996       ADJUSTMENTS     SEPTEMBER 30, 1997
                           -------------   ------------   ------------   -----------     ------------------
                                                        (DOLLARS IN THOUSANDS)
Revenues.................    $140,316        $66,432         $6,765       $     --            $213,513
Cost of revenues.........      84,464         38,316          2,512          6,009(1)          131,301
                             --------        -------         ------       --------            --------
Gross profit.............      55,852         28,116          4,253         (6,009)             82,212
Operating expenses.......      83,080         27,690          2,489          5,314(1)          118,573
                             --------        -------         ------       --------            --------
Operating income (loss)..     (27,228)           426          1,764        (11,323)            (36,361)
Interest expense.........       8,403          2,405             --          3,507(2)           14,315
Other expenses
  (income)...............        (443)           (94)          (948)            --              (1,485)
                             --------        -------         ------       --------            --------
Income (loss) before
  income taxes...........     (35,188)        (1,885)         2,712        (14,830)            (49,191)
Income tax benefit.......       1,001            290             --          5,032(3)            6,323
                             --------        -------         ------       --------            --------
Net income (loss)........    $(34,187)       $(1,595)        $2,712       $ (9,798)           $(42,868)
                             ========        =======         ======       ========            ========

           See Notes to Unaudited Pro Forma Statements of Operations.

                          COOPERATIVE COMPUTING, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED MARCH 31, 1998

                                                                                       CCI PRO
                                                            CCI                         FORMA
                                                         SIX MONTHS                   SIX MONTHS
                                                           ENDED                        ENDED
                                                         MARCH 31,      PRO FORMA      MARCH 31
                                                            1998       ADJUSTMENTS       1998
                                                         ----------    -----------    ----------
                                                                 (DOLLARS IN THOUSANDS)

Revenues...............................................   $104,414        $  --        $104,414
Cost of revenues.......................................     66,581           --          66,581
                                                          --------        -----        --------
Gross profit...........................................     37,833           --          37,833
Operating expenses.....................................     49,513           --          49,513
                                                          --------        -----        --------
Operating loss.........................................    (11,680)          --         (11,680)
Interest expense.......................................      7,350          207(2)        7,557
Other expenses (income)................................       (254)          --            (254)
                                                          --------        -----        --------
Loss before income taxes...............................    (18,776)        (207)        (18,983)
Income tax benefit.....................................      5,659           82(3)        5,741
                                                          --------        -----        --------
Net loss before extraordinary charge...................    (13,117)        (125)        (13,242)
Extraordinary charge...................................      3,017           --           3,017
                                                          --------        -----        --------
Net loss...............................................   $(16,134)       $(125)       $(16,259)
                                                          ========        =====        ========

           See Notes to Unaudited Pro Forma Statements of Operations.

                          COOPERATIVE COMPUTING, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     The accompanying Unaudited Pro Forma Statements of Operations for the year ended September 30, 1997 and for the six months ended March 31, 1998 reflect the pro forma adjustments described below as if the Transaction and the Triad Acquisition occurred at the beginning of the fiscal year ended September 30, 1997. The statements reflect the following adjustments:

(1) Represents certain pro forma adjustments for the fiscal year ended September 30, 1997 to amortization and operating expenses in connection with the Triad Acquisition. The purchase price of the Triad Acquisition has been allocated based on an independent appraisal. The amortization expense of intangible assets acquired, net of the elimination of amortization expense on historical intangible assets, is as follows:

          Amortization expense of intangible assets
           acquired.........................................  $32,751
          Elimination of historical amortization expense....  (21,428)
                                                              -------
                    Total adjustment to depreciation and
                     amortization...........................  $11,323
                                                              =======

     The net effect on cost of revenues and operating expenses is presented on the Unaudited Pro Forma Statements of Operations as follows:

          Increase to cost of revenues......................  $ 6,009
          Increase to operating expenses....................    5,314
                                                              -------
                    Total increase to cost of revenues and
                     operating expenses.....................  $11,323
                                                              =======

     The intangible assets acquired in connection with the Triad Acquisition are noted below:

                                                                          AMORTIZATION
                                                                             PERIOD
                                                                            (YEARS)
                                                                          ------------
          Capitalized software..............................  $ 38,700          3
          Databases.........................................    15,900          3
          Goodwill..........................................   132,093         15
          Trademarks and tradenames.........................    22,100         15
          Assembled work force..............................    11,700          5
          Favorable lease...................................     3,864          2
                                                              --------
                    Total intangible assets.................  $224,357
                                                              ========

(2) Represents the (i) interest expense on the Notes at 9.0% per annum, (ii) interest expense on the Restated Senior Credit Facilities at 8.5% per annum,
    (iii) amortization expense of deferred financing fees related to the Transaction and (iv) interest expense eliminated from the

                          COOPERATIVE COMPUTING, INC.

                          NOTES TO UNAUDITED PRO FORMA
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

    repayment of the Old Senior Credit Facilities with proceeds from the Transaction and elimination of the related amortization of deferred financing costs, as follows:

                                                            TWELVE            SIX
                                                         MONTHS ENDED     MONTHS ENDED
                                                         SEPTEMBER 30,     MARCH 31,
                                                             1997             1998
                                                         -------------    ------------
          Interest expense on the Notes and Restated
            Senior Credit Facilities...................    $ 13,250         $ 6,625
          Amortization expense of deferred financing
            fees related to the Transaction............         768             380
          Elimination of historical interest expense on
            the Old Senior Credit Facilities and
            related amortization of deferred financing
            costs......................................     (10,511)         (6,798)
                                                           --------         -------
                    Total adjustment to interest
                      expense..........................    $  3,507         $   207
                                                           ========         =======

(3) Represents the (i) elimination of a nonrecurring charge for termination of Subchapter S status, (ii) provision for taxes on CCI income for the periods in which CCI was a Subchapter S corporation as if CCI had been subject to corporate income tax for these periods and (iii) tax effect of pro forma adjustments (at an assumed effective tax rate of 39.5%), excluding the amortization of goodwill which is not deductible for tax purposes, as follows:

                                                            TWELVE            SIX
                                                         MONTHS ENDED     MONTHS ENDED
                                                         SEPTEMBER 30,     MARCH 31,
                                                             1997             1998
                                                         -------------    ------------
          Elimination of the nonrecurring charge for
            termination of Subchapter S status.........     $ 2,382           $--
          Provision for taxes on Subchapter S status
            periods....................................      (2,020)           --
          Tax effect of pro forma adjustments..........       4,670            82
                                                            -------           ---
                    Total adjustment to income tax
                      benefit..........................     $ 5,032           $82
                                                            =======           ===

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion of the results of operations and financial condition of the Company, Old CCI and Triad should be read in conjunction with the audited historical consolidated financial statements and notes thereto of each, which are included elsewhere herein.

     On February 27, 1997 the Company consummated the Triad Acquisition. The Triad Acquisition has been accounted for as a purchase and, accordingly, the results of operations of Triad are included from the date of the Triad Acquisition. In accounting for the Triad Acquisition, certain intangible assets were assigned values greater than historic book values, and the amortization of these assets impact the financial statements since the date of the Triad Acquisition. See Note 1 to the Unaudited Pro Forma Statements of Operations. As a result of the significant impact on operations of the Triad Acquisition and the Company changing its fiscal year end from November 30 to September 30 in 1997, resulting in a ten month fiscal year for 1997, the results of operations for fiscal 1997 and the six months ended March 31, 1998 are not directly comparable to corresponding prior periods.

     On February 10, 1998, the Company refinanced approximately $149.7 million of indebtedness, primarily incurred in connection with the Triad Acquisition, through the issuance of the Notes and the restructuring of an existing $170.0 million Senior Credit Facility into a $50.0 million term loan facility and a $50.0 million revolving line of credit. In addition, on March 1, 1998, the Company consummated the ARISB Acquisition for approximately $9.3 million in total consideration (including the assumption of certain liabilities). This acquisition was funded through the Restated Senior Credit Facilities, and the results of operations, which are immaterial from the ARISB Acquisition are included from the date of the acquisition.

     As a result of the significant impact on operations of the Triad Acquisition and the ARISB Acquisition, the Refinancing and the Company changing its fiscal year end from November 30 to September 30 in 1997, resulting in a ten month fiscal year for 1997, the results of operations for fiscal 1997 and the six months ended March 31, 1998 are not directly comparable to corresponding prior periods.

GENERAL

     The Company is the largest designer, provider and servicer of management information systems and solutions for the automotive parts aftermarket industry and is a leading designer, provider and servicer of management information systems and solutions for the hardlines and lumber industry. The automotive parts aftermarket industry consists of the production, sale and installation of both new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. The hardlines and lumber industry consists of the sale of products for residential and commercial building construction, maintenance and repair and agribusiness. The Company's system offerings are enhanced by extensive information services featuring highly specialized database products and customer support and maintenance services. These products and services are designed to significantly improve the profitability of the Company's customers and, in turn, provide the Company with a stable customer base as well as a receptive market for new products. The revenues associated with customer support and information services are of a recurring nature and represented approximately 55% of total revenues in fiscal 1997 on a pro forma basis. The Company's pro forma revenues and Adjusted EBITDA for the twelve months ended September 30, 1997 were $213.5 million and $33.3 million, respectively.

     See Notes 1 and 7 to the Notes to the audited consolidated financial statements of the Company included elsewhere herein for a description of certain accounting policies of the Company, including its investments in, and sales of, leases and the capitalization of certain computer software and database costs.

HISTORICAL RESULTS OF OPERATIONS -- CCI AND OLD CCI

  Six Months Ended March 31, 1998 Compared to Six Months Ended March 31, 1997

     Revenues for the six months ended March 31, 1998 were $104.4 million, $67.2 million greater than the six month period ended March 31, 1997. The majority of this increase was due to the effects of the Triad Acquisition. Triad had total revenues of $66.4 million for the five month period prior to the Triad Acquisition. Systems revenues for the six months ended March 31, 1998, were $34.5 million, $16.9 million greater than the six month period ended March 31, 1997. The majority of this increase was due to the effects of the Triad Acquisition, which had system revenues of $21.1 million during the five months prior to the acquisition. The Company experienced a decline in automotive systems revenues (computed on a pro forma combined basis) due to factors arising from the Company's change in fiscal years and lower head count in the sales organization. The Company closed a substantial amount of automotive warehouse systems sales in October and November 1996 during a year-end push in what historically was the Company's fiscal fourth quarter which, during 1996, also followed the completion of negotiations on the Triad Acquisition. Due to the change in fiscal years, these fourth quarter systems sales are now in the first quarter of 1997 and the corresponding year-end push took place in August and September 1997. The decline in systems revenue was offset by increases in customer support services and information services revenue, both due to growth in the automotive and hardlines installed base of customers.

     Cost of revenues increased $47.7 million from $18.9 million in the six month period ended March 31, 1997 to $66.6 million in the six month period ended March 31, 1998. The majority of this increase was due to the Triad Acquisition. Triad had cost of revenues of $38.3 million for the five month period prior to the Triad Acquisition. Additionally, cost of revenues for the period ending March 31, 1998 increased $6.3 million due to the amortization of certain intangible assets acquired in the Triad Acquisition and revalued through purchase accounting adjustments. See Note 1 to Unaudited Pro Forma Statements of Operations. In addition to increases related to the Triad Acquisition, the Company experienced an increase in cost of revenues as a percentage of revenue for automotive systems due to product mix. During the six month period ended March 31, 1997, the Company sold an unusually high amount of automotive warehouse systems which carry a higher margin than other system products. Customer support services cost of revenues increased due to increases in the customer base, increased headcount in the hardlines customer support area, and the under-utilization of implementation and installation resources due to the low systems sales during the six month period. Cost of revenues from information services increased due to the increases in the customer base and increased amortization of information service products.

     Operating expenses for the six month period ended March 31, 1998 were $49.5 million, a $12.5 million increase over the period ended March 31, 1997. Operating expenses for the six months ended March 31, 1997 include a $23.1 million write-off of developed software acquired during the Triad Acquisition. Excluding the write-off, operating expenses increased by $35.6 million, the majority of which was due to the Triad Acquisition. Triad had operating expenses of $27.7 million for the five month period prior to the Triad Acquisition. Purchase accounting for the Triad Acquisition established or increased the valuation of certain intangible assets which increased the depreciation expense in general and administrative expenses by approximately $5.5 million. See Note 1 to the Unaudited Pro Forma Statements of Operations. Additionally, the annual rent expense of approximately $2.5 million on the Livermore, California facility acquired in the Triad Acquisition and annual wage increases have contributed to an increase in operating expenses.

     The Company's operating loss for the six month period ended March 31, 1998 was $11.7 million, compared to an operating loss of $18.6 million during the six month period ended March 31, 1997.

     Net interest expense and other income for the six month period ended March 31, 1998 was $7.1 million, an increase of $6.8 million from net interest expense and other income of $0.3 million over the period ended March 31, 1997. This increase was the result of interest expense on the debt incurred as a result of the Triad Acquisition.

     The Company recorded an income tax benefit for the six months ended March 31, 1998 at an effective rate of 30% for a benefit of $5.7 million. The effective rate used to record the income tax benefit in the six month period ended March 31, 1998 is based on the Company's anticipated results for the year and differs from the pro forma effective rate for the ten month period ended September 30, 1997 of 7% due primarily to the impact of the write-off of in-process research and development associated with the Triad Acquisition. Additionally, the Company's effective rate for the six month period ended March 31, 1998 differs from the amount computed by applying the statutory rate to income (loss) before taxes primarily because of permanent differences, state taxes and research and development tax credits. The income tax provision of $2.3 million for the six months ending March 31, 1997 represents the income tax liability for one month of operations and the liability associated with the Company's decision to terminate the S Corporation status. Additionally, the income tax liability for the period ending March 31, 1997 was impacted by the $23.1 million write-off of in-process research and development associated with the Triad Acquisition. See also Note 3 to the Company's unaudited financial statements for the period ending March 31, 1998.

     On February 10, 1998, the Company consummated the Refinancing. This generated an extraordinary charge of $3.0 million, net of tax of $2.0 million, due to the write-off of debt issuance costs associated with the Old Senior Credit Facilities.

     As a result of the above factors, the Company experienced a net loss of $16.1 million in the six month period ended March 31, 1998 compared to a net loss of $21.2 million for the six month period ended March 31, 1997. Triad had a net loss of $1.6 million for the five months ended February 27, 1997. Excluding the $23.1 million write-off in the six months ended March 31, 1997, the extraordinary charge of $3.0 million in the six months ended March 31, 1998, and the incremental amortization expense which resulted when intangible assets acquired with Triad were revalued through purchase accounting, the Company would have experienced a net loss of $3.6 million for the six months ended March 31, 1998 compared to net income of $3.7 million for the six months ended March 31, 1997.

  Ten Months Ended September 30, 1997 Compared to Year Ended November 30, 1996

     Revenues for the ten months ended September 30, 1997 were $140.3 million compared to $36.7 million for the year ended November 30, 1996, an increase of $103.6 million or 282%. The Triad Acquisition accounted for essentially all of the increase. Excluding the Triad Acquisition, CCI's revenues decreased $0.7 million to $36.0 million in the ten months ended September 30, 1997. The Company minimized the effect of the shorter period through an increase in system sales to national accounts and in information services revenue.

     Cost of revenues for the ten months ended September 30, 1997 were $84.5 million (or 60% of revenues) compared to $21.9 million (or 60% of revenues) for the year ended November 30, 1996. The effects of the Triad Acquisition accounted for $66.7 million, essentially all of the increase. Excluding the effects of the Triad Acquisition, cost of revenues decreased from $21.9 million (or 60% of revenues) for the year ended November 30, 1996 to $17.8 million (or 50% of revenues) for the ten months ended September 30, 1997. The decrease in the absolute dollar amount is due primarily to the shorter comparison period. The decrease in the cost of revenues as a percentage of revenue is due to a combination of an increase in sales of products serving warehouse distributors which carry a lower percentage cost of revenues and the additional information services revenues which carry low incremental costs.

     Operating expenses (excluding the effects of the non-recurring charge) for the ten months ended September 30, 1997 were $60.0 million compared to $13.4 million for the year ended November 30, 1996, an increase of $46.6 million or 348% due primarily to the effects of the Triad

Acquisition. Operating expenses excluding the Triad Acquisition decreased $0.5 million to $12.9 million primarily due to the shorter period.

     The $23.1 million charge for purchased in-process research and development was a charge to expense resulting from the value assigned to certain software development activities in process at Triad which did not qualify for capitalization in the purchase price allocation.

     Interest expense of $8.4 million for the ten months ended September 30, 1997 is due to interest expenses related to debt incurred in order to effect the Triad Acquisition. Interest expense for the year ended November 30, 1996 was zero.

     Other income for the ten months ended September 30, 1997 was $0.4 million compared to $4.2 million for the year ended November 30, 1996, a decrease of $3.8 million due primarily to the favorable settlement of two breach of contract lawsuits in 1996.

     The pro forma income tax (provision) benefit reflects the estimated corporate income taxes as if CCI and Old CCI had not elected S Corporation status. See Note 13 to the audited consolidated financial statements of the Company included elsewhere herein.

     CCI's net loss was $34.2 million for the ten months ended September 30, 1997, compared to net income of $5.7 million for the year ended November 30, 1996. Excluding the Triad Acquisition, net income was $2.2 million, a decrease of $3.5 million from the previous period, primarily due to a provision for income taxes resulting from the termination of the Company's S Corporation status concurrent with the Triad Acquisition.

  Year Ended November 30, 1996 Compared to Year Ended November 30, 1995

     Revenues for the year ended November 30, 1996 were $36.7 million compared to $29.2 million for the year ended November 30, 1995, an increase of $7.5 million or 26%. Approximately 15% of the increase was due to system sales to new customers and the sale of system upgrades to the Company's installed base. The remaining 11% of the increase primarily resulted from customer support and information services provided to the incremental automotive systems customers.

     Cost of revenues for the year ended November 30, 1996 was $21.9 million (or 60% of revenues) compared to $16.7 million (or 57% of revenues) for the year ended November 30, 1995. The increase in cost of revenues as a percentage of revenues is attributable to an increase in the amortization of capitalized software development costs related to Old CCI's information service products.

     Operating expenses for the year ended November 30, 1996 were $13.4 million (or 36% of revenues) compared to $12.2 million (or 42% of revenues) for the year ended November 30, 1995, an increase of $1.2 million or 10%. Operating expenses as a percentage of revenues improved 5.4% as Old CCI managed to maintain sales and marketing and general and administrative expenses at a relatively constant level, while revenues increased.

     Other income for the year ended November 30, 1996 increased to $4.2 million from $0.4 million for the year ended November 30, 1995 or $3.8 million due primarily to the favorable settlement of two breach of contract lawsuits in 1996.

     Based on the items discussed above, net income for the year ended 1996 increased to $5.7 million from $0.7 million for the year ended 1995.

HISTORICAL RESULTS OF OPERATIONS -- TRIAD

     References herein to years refer to the fiscal years ended September 30, 1996 and 1995 of Triad.

  Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     Revenues for fiscal 1996 of $175.7 million increased slightly over 1995 revenues of $175.1 million. Gross profit of $81.9 million declined 5% or $4.7 million from 1995.

     A restructuring charge of $9.0 million, related to an automotive product issue and realignment of automotive aftermarket operations, was included in the 1996 operating profit of $5.5 million compared to operating income of $20.5 million in 1995.

     The pro forma income tax (provision) benefit reflects the estimated corporate income taxes as if CCI and Old CCI had not elected S Corporation status. See Note 13 to the audited consolidated financial statements of the Company included elsewhere herein.

     Net income was $1.2 million in 1996 compared with $8.0 million in 1995. Net income in 1996 reflected the $9.0 million restructuring charge, proceeds from the sale of Triad's investment in AllData Corporation of $1.8 million, the sale of four parcels of land in Triad Park for $1.1 million and a net charge of $0.4 million after taxes related to the refinancing of debt. Net income in 1995 also reflected a net charge of $0.4 million after taxes, also related to the early retirement of debt.

Automotive Aftermarket Revenues

     Revenues are primarily derived from the sale and financing of systems and information and support services related to automotive aftermarket systems. Automotive aftermarket revenues of $101.2 million were 10% below 1995 revenues of $112.2 million. Systems sales in 1996 decreased 22% to $31.6 million from $40.7 million in 1995. In 1995, Triad's PSO system sales were affected by the implementation of a controlled rollout of the second phase of the Triad Prism product due to certain software-related problems. In the third quarter of 1996, recognizing slower than anticipated aftermarket acceptance of the Triad Prism system and its product performance issues, management: (i) reduced and repositioned the automotive product line to more closely match the configuration of the aftermarket while decreasing the complexity and costs associated with a broader product line; (ii) resized the automotive sales force and management structure to reflect aftermarket changes and current sales; and (iii) initiated a review of the research and development spending process to ensure that ongoing spending is a profitable investment for Triad stockholders. As a result, a restructuring charge of $9.0 million was recorded for the third quarter of 1996. As part of the restructuring, there was an increased focus on the large account segment that resulted in record systems revenue of $9.5 million, an increase of 34% from $7.1 million in 1995.

     Customer support revenues decreased by $2.5 million to $34.2 million in 1996 from $36.7 million in 1995. The 1996 decline was related to lower than planned new automotive systems sales and a reduction of the customer base due to continuing consolidation within the aftermarket.

     Information services revenue grew 10% to $29.5 million in 1996. Customers utilizing Triad's information products increased in 1996 and 1995. Triad Systems Financial Corporation ("Triad Financial") revenues were $5.9 million in 1996, down 27% or $2.1 million from 1995. The decline in 1996 was due mainly to a lower-earning portfolio and lower discounting yields related to rising interest rates.

Hardlines and Lumber Market Revenues

     Revenues in the hardlines and lumber division increased by 24% or $13.5 million to $69.8 million from 1995 to 1996. Contributing to the overall increase in revenues was Triad's acquisition of Computer System Dynamics, Inc. ("CSD") in June 1996.

     Systems revenues increased $7.2 million to $36.4 million for 1996. Triad endeavored to become more closely affiliated with major cooperatives and wholesale distributors and this activity is reflected in the revenue growth from 1995 to 1996.

     Customer support revenues increased 21% to $27.3 million in 1996 and 11% to $22.6 million in 1995. This growth is a direct result of increases in the customer base.

     Information services revenues increased to $2.3 million in 1996 compared to $1.3 million in 1995. Triad's VISTA point-of-sale services continue to contribute to this growth as its customer base expands.

     Triad Financial revenues related to hardlines and lumber market products were fairly consistent from 1995 to 1996.

Gross Margin

     Gross margins for the automotive aftermarket division of 46% declined 5% from 1995. The 1996 decline was due primarily to higher Triad Prism system returns and the cost of shifting customers to lower margin products. In addition, a change in the product mix, along with a higher percentage of fixed costs, contributed to the decrease. Gross margins for the hardlines and lumber division have remained relatively consistent at 49% in 1996 and 51% in 1995.

Consolidated Expenses and Other Income

     Marketing expense of $48.7 million increased slightly as a percentage of revenue over the prior year due to an increase in lease loss reserves in the automotive aftermarket division.

     Product development expenses, after capitalization of software development, were $8.4 million in 1996 and $8.1 million in 1995. As a percentage of revenue, product development expense remained consistent at 5% over the two years.

     General, administrative and other operating expenses decreased 6.7% to $10.2 million in 1996. The 1996 cost reflects reduced litigation expenses, initiated by Triad to protect its intellectual property rights, along with containment of operating costs.

     The restructuring charge of $9.0 million included a $7.5 million write-off relating to the Triad Prism system software Triad had previously capitalized, along with $1.0 million in reserves for related product issues. Also included was $0.5 million in costs associated with the realignment of aftermarket sales and support personnel to address increasing aftermarket consolidation.

     Interest and other expense decreased by $1.0 million to $5.9 million in 1996. In the fourth quarter of 1995, Triad retired $3.8 million and refinanced $11.8 million in floating rate notes at a lower interest cost, which is reflected in the interest decrease in 1996.

     Other income of $2.9 million in 1996 consisted of the sale of marketable securities and land held for resale. Triad realized $1.8 million in income related to the sale of its investment in AllData Corporation, an automotive database marketer that was purchased by AutoZone in March 1996. In September 1996, Triad recognized a gain of $1.1 million in the sale of 25 acres of land held for resale.

     In July of 1996, $10.1 million of senior fixed-rate notes were retired early. This generated an extraordinary charge of $377,000 that included a premium of $379,000, unamortized debt costs of $229,000, less taxes of $231,000.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1998, the Company had $172.3 million of indebtedness outstanding, an increase of $27.4 million from September 30, 1997. Net cash used in operating activities was $2.7 million for the six months ended March 31, 1998. For the ten months ended September 30, 1997, net cash provided by operating activities was $25.0 million. This reduction in cash flow from operations was due to lower operating income typical of the first fiscal quarter and an increase in inventory acquired during the Company's consolidation of manufacturing operations, which was completed in January 1998. For the six months ended March 31, 1998, the Company had capital expenditures of $10.5 million.

     On February 10, 1998, the Company refinanced the Old Senior Credit Facilities through the issuance of the Old Notes and through the proceeds of the Restated Senior Credit Facilities. In addition, on March 1, 1998, the Company acquired certain assets of the ADP Claims Solution Group, Inc. for approximately $9.3 million, including the assumption of certain liabilities, which was funded through the New Revolving Credit Facility. The Notes require annual interest payments of $9.0 million, and the Company estimates the Restated Senior Credit Facilities will require annual interest payments of $6.3 million.

     In addition to servicing its debt obligations, the Company requires substantial liquidity for capital expenditures and working capital needs. For the six months ended March 31, 1998, the Company's capital expenditures were $10.5 million which includes $6.3 million for development and maintenance of the Company's software and information service products. Additionally, the Company is obligated to a minimum annual commitment of $1.0 million through 2011 for a software license which allows the Company to sublicense software to customers in the automotive industry. The Company requires working capital as it funds its customer leasing operations and then periodically liquidates its lease portfolio through discounting arrangements with banks and lending institutions.


     Pursuant to discounting agreements with banks and lending institutions, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits. The Company estimated its exposure under these recourse provisions to be approximately $8.6 million and has recorded this amount in its consolidated financial statements for the three months ended March 31, 1998. See "Risk Factors -- Customer Leasing" and Note 7 to the audited consolidated financial statements of the Company included elsewhere herein. Pursuant to discounting agreements with banks and lending institutions, Triad Financial is bound by the following restrictive covenants: (i) Triad Financial must maintain a Tangible Net Worth (as defined) during the year of at least $17,500,000; (ii) Triad Financial must maintain a ratio of total consolidated debt to Tangible Net Worth of no greater than 3 to 1 during the year; and (iii) the delinquency of the total outstanding lease portfolio cannot exceed 10%. In the event of non-compliance with these restrictive covenants, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could discontinue future transactions under the discounting programs. During the year ended September 30, 1997, Triad Financial failed to meet a profitability covenant of these agreements. Such agreements were subsequently amended to, among other things, eliminate the profitability covenant. The Company is in compliance with the remaining covenants, and management believes that it will maintain compliance with such covenants in the foreseeable future.


     The Notes and the Restated Senior Credit Facilities impose certain restrictions on the Company's ability to incur additional indebtedness. These restrictions may limit the Company's ability to respond to changes in economic conditions or unanticipated capital investment requirements. The covenants contained in the Notes and Restated Senior Credit Facilities also, among other things, limit the ability of the Company to dispose of assets, repay indebtedness or amend debt instruments, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances and make acquisitions.

     In May 1998, the Company completed an expense alignment project which is expected to reduce annual operating expenses by approximately $12.0 million. This adjusted expense run rate took effect June 1, 1998. The Company has accrued costs of approximately $1 million at May 31, 1998 related to the implementation of this effort. Capital expenditures for the last six months of 1998 are expected to be in line with amounts reported for the six months ended March 31, 1998. The Company believes that cash flows from operations in conjunction with available borrowings under the New Revolving Credit Facility will be sufficient to fund its working capital and capital expenditure requirements. The New Revolving Credit Facility allows the Company to borrow up to $50.0 million, of which, as of March 31, 1998, $21.7 million has been borrowed thereunder. All borrowings under the New Revolving Credit Facility mature on March 31, 2003. Repayment of the Company's $50.0 million New Term Loan Facility begins on March 31, 1999 at an initial amount of $2.0 million per quarter, increasing periodically to $4.0 million per quarter. All borrowings under the New Term Loan Facility are scheduled to be repaid by March 31, 2003. While the Company expects to service these obligations with cash flow from operations, its ability to service its debt obligations is subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors."

IMPACT OF YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on a recent assessment, the Company determined that it will be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems, the cost of which is not expected to be material in relation to the Company's operations. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

     The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has minimal exposure to contingencies related to the Year 2000 Issue for the products it has sold.

     The Company plans to utilize internal resources to reprogram or replace and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating systems. The Company has not established a separate budget for making its internal systems Year 2000 ready, as many of its internal systems have been recently replaced with an enterprise-wide information system believed to be Year 2000 ready and the Company's own products are scheduled to be made ready as part of its ordinary update cycle in a version of products scheduled for release prior to the year 2000.

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

                                    BUSINESS

OVERVIEW

     The Company is the largest designer, provider and servicer of management information systems and solutions for the automotive parts aftermarket industry and is a leading designer, provider and servicer of management information systems and solutions for the hardlines and lumber industry. The automotive parts aftermarket industry consists of the production, sale and installation of both new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. The hardlines and lumber industry consists of the sale of products for residential and commercial building construction, maintenance and repair, lawn and garden and agribusiness. The Company's system products are designed to significantly improve the profitability of the Company's customers and, in turn, provide the Company with a stable customer base as well as a receptive market for new products. The system offerings are enhanced by extensive information services featuring highly specialized database products and by customer support and maintenance services. The revenues associated with these services are of a recurring nature and represented approximately 55% of total revenues in fiscal 1997 on a pro forma basis. The Company's pro forma revenues and Adjusted EBITDA for the twelve months ended September 30, 1997 were $213.5 million and $33.3 million, respectively.

     The Company's products are designed to improve the operating efficiency and profitability of suppliers and retailers by reducing the time required to fill customer orders. The Company's products enable users to conduct computerized identification, location and selection of parts, to manage inventory and to obtain sales history and point-of-sale information. In the automotive parts aftermarket industry, interconnectivity throughout the distribution channel is provided by the Company's network of electronically linked customers, which adds to the efficiency and functionality of the Company's products and enhances customer profitability.

     Management believes that the Company's extensive databases represent the most sophisticated and extensive industry-specific management information systems offerings available to the automotive parts aftermarket industry. The Company is the only provider of industry-specific management information systems and solutions to every level of the wholesale distribution channel in the automotive parts aftermarket, which includes manufacturers, warehouse distributors, PSOs and service dealers. By servicing all of these levels, the Company has acquired substantial industry knowledge to improve and support the information products and services that are made available to its customers. Management believes that it would be extremely difficult and costly for others to match the quality, size, coverage and frequency of updates of the Company's databases due to the extensive quantity of data available, the variety of sources and the frequency with which relevant information changes.


     The automotive parts aftermarket industry is estimated to have generated approximately $196 billion in revenues for goods and services delivered to the United States motoring public in 1996. Industry revenues are divided between the sale of auto parts (approximately 51%) and labor (approximately 49%). Management believes that growth in the automotive parts aftermarket industry will occur due to several favorable trends, including (i) growth in the aggregate number of vehicles in use, (ii) an increase in the average age of vehicles in operation and (iii) growth in the number of total miles driven per vehicle each year. Management believes that these factors, when combined with competitive pressures to decrease costs and increase operating efficiencies and the historically low profit margin nature of the automotive parts aftermarket industry, will increase demand for the Company's management information systems and solutions.



     The hardlines and lumber industry, comprised primarily of hardware retailers, home centers, lumber and building materials suppliers and manufacturers, agribusiness retailers, lawn and garden retailers and paint retailers, generated approximately $142 billion in revenues in 1996. Management believes that revenue growth in the hardlines and lumber industry will occur due to several favorable trends, including (i) the expansion of the industry's top 500 retailers, (ii) favorable demographic trends, such as an increase in dual income families and (iii) continued expansion of new home construction and sales and remodeling of existing homes.

COMPETITIVE STRENGTHS

     The Company attributes its market leadership and its attractive opportunities for continued growth and increased profitability to the following competitive strengths:

          - COVERAGE OF ALL LEVELS OF THE AUTOMOTIVE PARTS AFTERMARKET DISTRIBUTION CHANNEL. The Company has developed products for a substantial base of customers within each level of the automotive parts aftermarket industry wholesale distribution channel. The Company's systems are installed at approximately 400 warehouse distributors (representing approximately 19% of the estimated warehouse distributors in the United States) and approximately 12,000 PSOs (representing approximately 22% of the estimated PSOs in the United States). The Company's customers have relationships with a substantial portion of the estimated 340,000 service dealers in the United States, of which management believes less than 20% currently have management information systems. The Company expects to capitalize on these relationships to further penetrate the service dealer level of the wholesale distribution channel. As consumers have come to expect same day repair service, service dealers are moving towards computerization to access information concerning availability of parts and to ensure prompt delivery of specific parts from other distribution channels. The Company believes that its demonstrated ability to offer information services and interconnectivity throughout the distribution channel will enable it to successfully penetrate the service dealer market.

          - EXTENSIVE DATABASES. Management believes that the Company maintains the most extensive databases in the automotive parts aftermarket industry, which, when used with the Company's systems, are designed to increase efficiency and accuracy in the selection, pricing and sale of parts. With over two million different auto parts available to consumers, up to nine manufacturers for each product line, approximately 100,000 new parts introduced each year, and over 75,000 parts discontinued each year, the Company's electronic catalog databases are the most cost effective and efficient way to access both historical and current parts information. To duplicate the parts information contained in the Company's databases, a customer or competitor would require over 1,700 separate parts catalogs and the ability to periodically update such information. In addition to the Company's electronic catalogs, the Company provides parts interchange and parts locator databases which facilitate the identification, location and selection of automotive parts. The Company also collects product sales information and sells this information to manufacturers, distributors and operators in the automotive parts aftermarket and hardlines and lumber industries. On a pro forma basis, the Company spent approximately $23 million for the year ended September 30, 1997 to develop and maintain its extensive information products.

          - MARKET LEADER IN THE GROWING HARDLINES AND LUMBER INDUSTRY. The hardlines and lumber industry has been slower to invest in management information systems than the automotive parts aftermarket industry. Of the estimated 60,000 stores in this industry that are potential users of a management information system, management estimates that approximately 40% are not computerized. The Company has successfully developed a strong presence in the hardlines and lumber industry and has achieved a compound annual growth rate of revenue of approximately 13.5% between 1992 and 1997. The Company intends to capitalize on its existing base of approximately 7,800 customer locations, including its accounts with three major hardlines cooperatives, Hardware Wholesalers Inc., Ace Hardware and TruServ, and two major wholesale marketing groups, PRO Group and Distribution America, to market its products and services to the noncomputerized retail stores. Currently, the Company commands the leading market share of sales of management information systems and solutions in the independent hardware and home center businesses within the hardlines and lumber industry. In fiscal 1997, on a pro forma basis, the hardlines and lumber business represented approximately 37% of the Company's total revenues.

          - SUBSTANTIAL INSTALLED BASE. With over 27,000 customer locations, the Company has the largest installed base in each of the two industries it serves. The accuracy and efficiency of the Company's products and services are integral to its customers' operations. In fact, several major customers, including General Parts Inc. in the automotive parts aftermarket industry and TruServ in the hardlines and lumber industry, have chosen to outsource portions of their management information systems needs to the Company. Management believes that its strong customer relationships, together with the superior performance of the Company's systems and the significant risks and costs associated with changing to a competitor's system, provide the Company with a stable customer base and a receptive market for new product offerings.

          - STRONG BASE OF RECURRING REVENUES. Approximately 55% of the Company's revenues are generated from periodic updates to database information and software support and maintenance services. These revenues and the associated profit margins have historically exhibited consistency and are expected to continue to increase as the Company's installed base grows. For example, in the automotive parts aftermarket industry, due to the large number of parts introduced each year and the frequency of catalog and price list changes, customers rely upon the Company's periodic information updates. Due to minimal costs associated with adding customers, incremental recurring revenue typically generates margins that are higher than those associated with the Company's other sources of revenues.

          - BREADTH OF PRODUCT OFFERINGS. Management believes that the Company possesses the broadest selection of management information systems and solutions offered in the industries it serves. In the automotive parts aftermarket industry, the Company currently markets three warehouse distributor systems, three PSO systems and six service dealer systems, each targeting a specific level of the distribution channel. The Company's service dealer solutions, which are integrated with the Company's parts and repair databases and can be connected to the Company's extensive network of warehouse distributor and PSO systems, position the Company to capture a significant share of the emerging service dealer market. In the hardlines and lumber industry, the Company offers specialized point-of-sale systems through four product lines, which are marketed to (i) hardware stores and smaller lumber and building materials dealers, many of which are presently not computerized, (ii) larger lumber and building materials dealers currently using outdated systems and (iii) agribusiness retailers. With custom configuration capability within each system, the Company can target the appropriate solution to the needs of each customer.

BUSINESS STRATEGY

     The Company's ongoing business strategy focuses on strengthening its leadership position in the automotive parts aftermarket and hardlines and lumber industries. The Company has retained existing customers and developed new customers by continually offering system enhancements, new product offerings, and the most comprehensive and sophisticated information tools available in the marketplace. The Company capitalizes on its relationships with its customer base, allowing it to adapt to changes within the industries it serves, provide both quality and value in its products and integrate enabling technologies. In addition to this core strategy, the Company is pursuing the following key initiatives:

          - INCREASE PENETRATION OF AUTOMOTIVE SERVICE DEALER MARKET. The automotive service dealer market, with approximately 340,000 dealers, offers significant growth opportunities for the Company. This segment has recently begun to recognize the operating efficiencies computerization offers primarily due to the following factors: (i) service dealers' increased focus on operating efficiencies and profitability, (ii) parts suppliers' recognition of the importance of fully integrated parts distribution and willingness to partially fund service dealers' investment in computerization, (iii) consumer expectations for a more professional and efficient repair experience and (iv) service dealers' desire to automate the estimate and repair process. Management believes that the Company's service dealer product offerings are the most comprehensive in the industry. With integrated parts, labor and repair databases, and the ability to connect to approximately 12,000 PSOs, management believes that the Company's service dealer systems are uniquely positioned to meet the needs of the professional service dealer. The Company has dedicated over 60 sales and marketing professionals to further penetrate the service dealer market.

          - EXPAND HARDLINES REVENUE BASE. The Company intends to continue to aggressively expand its hardlines and lumber business by focusing on larger retailers, many of which are outsourcing their point-of-sale systems and upgrading their existing systems, as well as smaller retailers, many of which are not computerized. The Company has a strong presence in the hardlines and lumber industry, with its customer base of over 5,700 accounts with over 7,800 store locations, including members of three major hardlines cooperatives, Hardware Wholesalers Inc., Ace Hardware and TruServ, and has exclusive endorsements from two major wholesale marketing groups, PRO Group and Distribution America. These relationships position the Company to pursue market share growth within the noncomputerized retail stores that represent approximately 40% of the estimated 60,000 hardlines and lumber stores in the United States. The Company also intends to increase its customer support and maintenance services revenues by offering a wider range of products and services to its installed base of customers.

          - CAPITALIZE ON SYNERGIES TO ENHANCE OPERATING EFFICIENCIES. Following the Triad Acquisition, the Company has focused on four major sources of synergies. First, the Company benefits from a well-balanced corporate platform with Old CCI's strength in research and development and Triad's strength in sales and marketing. Second, the Company strengthened its presence in the wholesale and retail distribution channels of the automotive parts aftermarket industry. Old CCI's established relationships with national warehouse distributors and those PSOs in their distribution channel, together with Triad's strength in the independent warehouse distributors and independent PSOs, created an enhanced market position thereby strengthening the Company's ability to further penetrate the service dealer market. Third, the integration of Old CCI's well developed systems with Triad's extensive information services creates the opportunity for improved product offerings. Lastly, since the Triad Acquisition, management estimates that the Company has achieved annualized cost savings of approximately $4.6 million, principally from the elimination of redundant personnel and expenses, such as data entry, manufacturing, sales and marketing and general and administrative overhead, and will generate additional cost savings of approximately $1.8 million over the next year.

          - PURSUE SELECTIVE STRATEGIC ACQUISITION AND ALLIANCE
     OPPORTUNITIES. The Company continuously evaluates opportunities to make acquisitions and establish strategic alliances which complement and expand its customer base and technology and database content to better serve the automotive parts aftermarket and hardlines and lumber industries. See "Prospectus Summary -- Recent and Pending Transactions."

INDUSTRY OVERVIEW

  Automotive Parts Aftermarket Industry

     The automotive parts aftermarket industry is estimated to have generated approximately $196 billion in revenues for goods and services delivered to the United States motoring public in 1996. Industry revenues are divided between the sale of auto parts (approximately 51%) and labor (approximately 49%). Management believes that growth in the automotive parts aftermarket industry will continue to be driven by several favorable trends, including (i) growth in the aggregate number of vehicles in use, (ii) an increase in the average age of vehicles in operation and (iii) growth in the number of total miles driven per vehicle each year. Management believes that these factors, when combined with competitive pressures to decrease costs and increase operating efficiencies and the historically low profit margin nature of the automotive parts aftermarket industry, will increase demand for the Company's management information systems and solutions.

     The total number of vehicles in use in the United States between 1987 and 1997 increased at a compound annual growth rate of 1.9%, from 169.3 million to
203.9 million. The average age of passenger cars and light trucks on the road in 1994 was 9.0 years and 8.8 years, respectively, up from 7.5 years for cars and
8.0 years for trucks in 1987. Of the entire population of registered vehicles in the United States today, 72.0% are five years or older. Older vehicles are generally serviced by independent service dealers while younger vehicles are generally serviced by new car dealerships. Over the last ten years, the total number of miles driven on United States roads has increased at an annualized rate of approximately 2.9% due to an average increased usage of each vehicle and an increase in the number of vehicles in operation.

     Distribution Channels. There are three distinct vertical distribution channels through which auto parts distribution occurs: the traditional wholesale channel, the retail channel and the new car manufacturer channel. Additionally, within each of these three channels there are varying levels of distribution. In the wholesale channel there are generally four primary levels of distribution: manufacturers, warehouse distributors, PSOs (wholesale PSOs, retailers and new car dealers) and service dealers. Manufacturers supply automotive parts to warehouse distributors which distribute automotive parts to PSOs, which stock and sell the automobile parts used by service dealers and "do-it-yourself" purchasers. Management estimates that on average, each warehouse distributor and PSO carries 110,000 and 18,000 parts in inventory, respectively. The retail channel is similarly structured, but with fewer intermediaries. In the retail channel, parts flow directly from the manufacturer to the retailer. In turn, the retailer sells directly to the "do-it-yourself" market, as well as to many service dealers. Parts in the new car manufacturer channel are distributed directly from the manufacturer to new car dealers, often through a feeder warehouse. Additionally, new car dealers sell parts to independent service dealers.

     The traditional distribution levels for the wholesale, retail and new car manufacturer channels of the automotive parts aftermarket industry (and the number of providers within each level in the United States) are as follows:

                                  [FLOWCHART]

     - Wholesale Channel. The wholesale channel is the predominant distribution channel in the automotive parts aftermarket industry, generating approximately $55.1 billion in parts and accessories revenue in 1996. Warehouse distributors sell to service dealers through PSOs. PSOs, which are
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

smaller than warehouse distributors and positioned geographically near the service dealers it serves, are utilized due to the time-critical nature of the repair business and the inability of the service dealer to afford to stock an extensive part selection.

     Historically, the wholesale channel has involved the four distribution levels described above in a three-step process. However, this channel has recently undergone changes, moving toward a two-step distribution process. The two-step process consolidates the warehouse distributor and PSO into an operation that sells directly to service dealers.

     Apart from the shift toward a two-step distribution process, many warehouse distributors have also begun purchasing PSOs. This consolidation improves warehouse distributors' buying power with manufacturers and, therefore, strengthens their competitive position in the market. The Company, as the largest provider of systems and services to the warehouse distributor market, has benefited from the industry consolidation as many warehouse distributors have replaced acquired PSOs' existing systems with the Company's systems.

     Service dealers consist of independent professional dealer/installers and specialized shops affiliated with national chains, such as Midas and Aamco. The service dealer segment has experienced slow consolidation over the last 10 to 15 years. Throughout the 1970s, full service stations providing gasoline, automotive accessories and repairs, and independent repair garages had the largest share of the service dealer market. During the early 1980s, service stations lost market share to general repair national chainstores and specialized shops. However, since the late 1980s, the market share of service stations and independent garages has remained relatively stable.

     - Retail Channel. Management estimates that the retail channel generated approximately $15.1 billion in automotive parts aftermarket industry revenue in 1996. With over 13,000 retail establishments, the retail channel is highly fragmented. This market has traditionally consisted of "mom and pop" stores and small regional chains that sell to "do-it-yourself" customers. Recently, however, consolidation has begun to alter the retail distribution channel. The larger specialty retailers, such as AutoZone, Discount Auto Parts and Pep Boys, carry a greater number of parts and accessories at more attractive prices than traditional retail outlets and are gaining market share. The management information systems used to communicate between levels in this channel are generally developed internally by the specialty retailers.

     - New Car Manufacturer Channel. Management estimates the new car manufacturer channel generated approximately $22.9 billion in automotive parts aftermarket industry revenue in 1996. The new car manufacturer channel in the United States is dominated by General Motors, Chrysler, Ford, Toyota, Nissan and Honda. New car manufacturers distribute parts through a feeder warehouse to new car dealers. New car dealers purchase information systems from a variety of third party system providers including Reynolds and Reynolds Company, Automatic Data Processing, Inc. and several car manufacturers themselves.

     Drivers of Computerization. There are a variety of factors that drive the need for computerization within the automotive parts aftermarket industry. First, participants in the automotive parts aftermarket industry are required to manage large quantities of data. There are on average nine manufacturers for every type of auto part, over two million different parts available to consumers, approximately 100,000 new parts introduced each year, and over 75,000 parts discontinued each year. The number of parts in the automotive parts aftermarket industry rose by 21% between 1985 and 1990, and by an additional 30% during the succeeding five years. Additionally, it is projected that by the year 2000 the number of available parts will increase by 35%. As a result, most automotive parts aftermarket participants require a comprehensive inventory management system to track this proliferation of new parts. Moreover, manufacturers update catalogs and part prices frequently and service dealers return many of the parts ordered, furthering the need for strong inventory management.

     Second, distributors generally sell large volumes of products which have thin margins due to the competitive and commodity nature of the business. As a result, optimizing inventory management can translate into significant cost savings. This need to decrease costs is particularly important at the PSO level, where there is increased competition between the traditional wholesale and retail channels to sell to the service dealer market.

     Third, consumer demand for same day repair service and the service dealers' incentive to turn repair bays encourage service dealers to require delivery of specific parts from PSOs usually within 30 minutes or less. Therefore, the ability of a warehouse distributor or PSO to access information about parts availability and promptly supply the required product is critical to its success as the preferred provider to the service dealers it serves. As a result, nearly all warehouse distributors and PSOs are computerized to compete in the industry. However, there is still a significant need for computerization at the service dealer level, which has remained a largely unpenetrated market to date. The integration of service dealers into the overall distribution channel is necessary to ensure a smooth, continuous flow of parts and repair information which will enable the wholesale distribution channel to remain competitive.

  Hardlines and Lumber Industry

     The hardlines and lumber industry, comprised primarily of hardware retailers, home centers, lumber and building materials suppliers and manufacturers, agribusiness retailers, lawn and garden retailers and paint retailers, generated approximately $142 billion in revenues in 1996. Management believes that revenue growth in the hardlines and lumber industry will continue to be driven by several favorable trends, including (i) the expansion of the industry's top 500 retailers, (ii) favorable demographic trends, such as an increase in dual income families and (iii) continued expansion of new home construction and sales and remodeling of existing homes.

     - Top 10 Market. The ten largest retailers in the hardlines and lumber industry (the "Top 10") represent approximately 2,300 stores and accounted for approximately $44 billion of sales in 1996. The Top 10 include mass merchandisers such as Home Depot, Lowe's and Sears. As a result of their size, it is cost effective for the Top 10 to develop and update their own systems, and, therefore, the Top 10 generally do not purchase systems from the Company. The Company believes that the Top 10 have generally driven the need to reduce costs and pursue consolidation strategies throughout the industry. The Top 10 have been able to reduce costs and improve merchandising efficiency through economies of scale and the implementation of automated retail systems. In order to remain competitive, companies outside the Top 10 need to match the merchandising efficiencies of the Top 10 and increase productivity.

     - Top 500 Market. The 500 largest retailers in the hardlines and lumber industry, excluding the Top 10 (the "Top 500"), generated $28 billion of sales in 1996. There are approximately 4,300 stores in this market, of which a majority are lumber and home center businesses. The Top 500 market is fragmented and has experienced consolidation as firms try to compete with the Top 10. In addition, this market has been a significant source of revenues as firms upgrade existing systems and shift from in-house systems to turnkey systems produced by the Company. The Company believes that retailers will continue to upgrade systems as the industry continues to respond to competition and innovation by the Top 10.

     - Top 500+ Market. The hardlines and lumber retailers which do not rank in the Top 500 (the "Top 500+") are typically smaller, independent stores with a niche focus. Management believes that there are approximately 64,000 stores in this market, which accounted for approximately $70 billion in sales in 1996. This market is extremely fragmented and has experienced limited consolidation. The Company believes that approximately 42% of this market is affiliated with cooperatives which encourage its members to install computerized point-of-sale systems to more effectively compete with the rest of the industry. The Company believes this segment will continue to represent a large portion of the Company's revenue base as firms computerize in order to protect their niche market positions.

     Drivers of Computerization. Computerization within the hardlines and lumber industry has been predominantly driven by the Top 10 which have expanded throughout the United States by providing products and services by using a mass merchandising format. As a result of this strategy, hardlines and lumber consumers have been able to purchase products and services cheaper from the Top 10 than was traditionally available. This has driven the Top 500 and the Top 500+ to computerize to reduce costs and improve service in order to maintain their market positions. As a result, management believes that the Top 500 and Top 500+ will become more computerized in order to effectively compete with the Top 10.

PRODUCTS AND SERVICES

     The Company's software and systems, together with its database products, provide comprehensive business solutions targeted to its two key markets. The Company provides a different set of standard application programs for each market that includes user options allowing the selective structuring of applications files and reports to meet customers' specific requirements. These software products also allow the Company's customers to access its proprietary databases. Hardware components include central processing units ("CPUs"), disk drives, video display terminals, CD-ROM storage devices, point-of-sale terminals, communication devices, printers and other peripherals. The Company's systems also have communication capabilities allowing users to exchange purchase orders and pricing and inventory information with suppliers and, in some cases, customers.

  Automotive Parts Aftermarket Systems (21% of 1997 Pro Forma Revenues)

     The Company's automotive parts aftermarket products have been designed to provide interconnectivity to all levels of the wholesale distribution channel. This electronic network, which the Company calls the "Automotive Aftermarket Information Highway," enables the automotive parts aftermarket industry to efficiently market parts throughout the distribution channel.

     Principal Products

     The Company's principal automotive parts aftermarket industry products, based on the level of the distribution channel for which such products are targeted, are as follows:

     - Manufacturer. The Company has one product, CCI AutoBahn, devoted to the needs of manufacturers. CCI AutoBahn is designed to provide connectivity between manufacturers of auto parts and warehouse distributors and enables warehouse distributors and manufacturers to place and confirm orders electronically.

     - Warehouse Distributor. The Company has three products available to meet the needs of warehouse distributors. One of these products, A-DIS, provides applications for the management of large warehouse distributors, handling complex inventory management issues, parts purchasing, product pricing, parts returns management, sales history and complete financial management services. A-DIS is fully connected to CCI AutoBahn, as well as to J-CON, a PSO product, and to ServiceExpert EZ, a service dealer product. A second product, Ultimate, is designed and targeted at regional and local warehouse distributors or at national distributors that primarily service stores in a compact geographic area that are looking to manage multiple locations and inventories on a single system. For independent warehouse distributors that have specialty products and services, the Company's Eclipse product offers the additional flexibility needed for these customers.

     -  Parts Sales Outlet. The Company currently markets three products to
        PSOs: J-CON, Eclipse and Prism. These solutions all operate on platforms that are assembled and integrated by the Company. J-CON was developed for the management of PSOs that are members of a national account program, trade principally with a single warehouse and are connected to that warehouse by an A-DIS system. J-CON also allows the PSO to connect with service dealers through ServiceExpert EZ. Much like A-DIS, J-CON serves as an inventory management and electronic purchasing tool. Eclipse tracks inventory, performs accounting functions and executes point-of-sale operations such as invoicing and billing. Prism, the newest generation of PSO applications, is designed to meet the needs of both national and independent PSOs as well as PSOs in a two-step distribution process. In addition to its existing product lines, the Company maintains and supports three products that it no longer sells, the Series 11, 12 and 14 products, which account for a significant portion of the Company's installed base of customers.

     - Service Dealer. The Company has a number of products that it markets to service dealers, including ServiceExpert EZ, ServiceExpert On-Line, Triad Service Writer, PACE, Telepart and Service Cat, which are all focused to specific segments of the service dealer market. The ServiceExpert EZ family of products is the Company's platform of the future in the service dealer market. These products offer a complete shop management solution which blends the Company's databases, software applications, detailed labor estimates and recommended vehicle service intervals with the latest in workstation technology, incorporating easy-to-use pull-down windows. ServiceExpert EZ creates printed repair estimates, automated work orders and maintains individual vehicle records and histories, enabling users to notify customers of required preventive maintenance and create other special promotions tailored to the service dealers' individual customer base. ServiceExpert EZ can be connected to the Company's PSO and warehouse distributor products to allow parts inquiry and ordering functions in the service dealer's parts supplier network. ServiceExpert EZ can be expanded to include inventory management and can be integrated with general accounting applications.

  Hardlines and Lumber Systems (17% of 1997 Pro Forma Revenues)

     The Company offers systems to a diverse group of approximately 60,000 retail stores in the hardlines and lumber industries, with annual revenues ranging from approximately $0.5 million to approximately $1.0 billion. As of September 30, 1997, the Company serviced approximately 5,700 hardlines and lumber customers with over 7,800 store locations.

     Within the hardlines and lumber industry, there is a lower level of computerization compared to the automotive parts aftermarket industry. The Company believes that independent hardlines and lumber retailers are increasingly recognizing the advantages of computerization as they face increased competition. Hardlines and lumber trade journals have strongly favored computerization, and major hardlines wholesalers and cooperatives strongly endorse computerization to their member dealers. Five of the seven leading lumber and building materials groups and approximately 50% of the top 60 hardware distributors endorse the Company's products and services. In addition, the Company has developed and currently maintains strong relationships with three of the major hardlines cooperatives, Hardware Wholesalers Inc., Ace Hardware and TruServ, and two of the major wholesale marketing groups, PRO Group and Distribution America.

  Principal Products

     The Company's hardlines and lumber systems automate inventory control, point-of-sale functions (such as invoicing and billing), payroll, accounting and purchase orders. The Company's principal hardlines and lumber industry products are as follows:

     - Triad Eagle. Triad Eagle blends the power and flexibility of the Company's management information systems with applications and features created to meet the unique needs of lumber and building materials operations. The Triad Eagle system manages the flow of a typical transaction, including estimating, ordering, inventory management, shipping, invoicing and tracking accounts receivable.

     - Triad CSD. The Triad CSD series of systems is designed for mid- to large-sized hardlines and lumber dealers due to its greater power and functionality. Existing Triad Eagle customers are able to upgrade to a Triad CSD system and utilize its newly incorporated technological advancements. Triad CSD allows for product offerings suitable for hardlines and building materials chains with up to 20 stores and $150 million in annual sales.

     - Triad Falcon. Triad Falcon is the Company's recently introduced, next generation product targeted at larger lumber and building material and home center retailers. Triad Falcon provides unparalleled flexibility in tailoring the system to meet the needs required of individuals, groups, departments and single or multiple store locations.

     - LaserStation. The Company's LaserStation product incorporates the TruServ database product. It is designed as a stand-alone unit but may also be integrated as part of a hardlines system for TruServ members.

  Customer Support Services (38% of 1997 Pro Forma Revenues)

     The Company's customer support services organization provides service, training and support to the Company's customers. The Company's system owners are principally small business proprietors without the internal staffing or expertise to train users or to maintain computer systems on a consistent basis. These customers require a high level of service, training and support.

     The Company typically provides a limited warranty on its systems ranging from 30 to 90 days. The Company also sells a variety of post-sale support programs through its system support agreements, including on-site preventive and remedial maintenance, hardware engineering modifications, depot repair services and daily system operating support by phone. The Company's customers can call the Company's AdviceLine service which gives them access to trained personnel able to perform on-line diagnostics or to field engineers if on-site service is necessary. Virtually all new system customers enter into system support agreements, and most retain such service agreements as long as they own the system. Monthly fees vary with the system size and configuration. The agreements are generally one year in length with 30 to 90 day cancellation notice periods.

     The Company offers training for new and existing customers at the facilities of both the Company and its customers. In addition to training in system operations and software enhancements, the Company offers seminars and workshops to assist customers in understanding the capabilities of their systems.

     For many of the Company's large automotive warehouse distributor customers, the Company provides information facilities management services. Many of these are facilitated through a limited partnership arrangement. Through these arrangements the Company provides customers with on-site managers and employees experienced in warehouse and store applications to operate the customers' computer facilities.

  Information Services (20% of 1997 Pro Forma Revenues)

     The Company licenses its proprietary databases to its customers in return for a license fee and monthly subscription fees entitling customers to periodic updates. These database products generate recurring revenues through monthly subscription fees and differentiate the Company's products from those of its competitors. The Company currently offers large, sophisticated databases to its automotive parts aftermarket industry customers as well as point-of-sale data and analysis to manufacturers in both the automotive parts aftermarket and hardlines and lumber industries.

     - Electronic Catalog. The Company's electronic catalog product provides information relating to over 17 million automobile application parts. This database virtually eliminates the time consuming and cumbersome use of printed catalogs and is designed to increase productiv-
ity and accuracy in parts selection and handling. Proprietary software on the Company's warehouse distributor, PSO and service dealer systems enables the user to access the electronic catalog database. Customers use the catalog feature within their warehouse distributor, PSO or service dealer system to identify parts associated with a specific vehicle. The Company charges a monthly subscription fee for its electronic catalog database and provides customers with periodic updates. At September 30, 1997, approximately 10,000 customers had licensed the Company's electronic catalog. Customers are provided updates to the Company's electronic catalog monthly.

     - Interchange. Interchange is a database product that allows the cross reference of original equipment manufacturers part numbers to aftermarket manufacturers part numbers and from one aftermarket supplier to another for the same part. This product, which is sold on a monthly subscription basis enables the warehouse distributor, PSO or service dealer to identify a suitable replacement part when only the part number of the old part is known. Interchange replaces a cumbersome paper-based process that can involve many different catalogs to identify the correct part. Customers are provided updates to the Company's Interchange monthly.

     - Telepricing. The Telepricing service provides electronic price updates directly to the warehouse distributor, PSO or service dealer system for automotive parts following a manufacturer's price change, eliminating a customer's need to input this data manually. Telepricing service customers pay an initial license fee and a monthly subscription fee for this updating service. LaborGuide had more than 2,700 subscribers at September 30, 1997. Customers are provided updates to the Company's Telepricing service daily and weekly.

     - LaborGuide Database. The Company has licensed from Mitchell the LaborGuide database which provides authorized guidance of labor hours for car repairs. This database, which can be integrated with the Company's PSO systems and the ServiceExpert EZ family of products, is targeted to the approximately 340,000 service dealers in the United States and had more than 3,000 subscribers at September 30, 1997. LaborGuide permits users to comply more easily with regulations in many states that require written estimates of repair costs. The repair functions within LaborGuide have been mapped to the appropriate parts in the electronic parts catalog database, providing for a seamless, efficient process of gathering of parts and labor information by the service dealer in preparing a repair estimate. Customers are provided updates to the Company's LaborGuide database monthly.

     - RepairSource. The Company has a license for the integration and distribution of Mitchell's "Mitchell on Demand" electronic automobile repair information product. The Company has integrated this product into its ServiceExpert EZ system and markets it under the name RepairSource. RepairSource is an electronic database which includes original equipment manufacturers' technical service bulletins, repair information and wiring diagrams specific to each automobile model. This information, coupled with the Company's parts and labor databases, enables a service dealer to easily and quickly prepare a service estimate and associated technical repair instructions for each job. Customers are provided updates to the RepairSource database monthly.

     - Databases for Manufacturers. The Company markets database services to auto parts manufacturers. In addition to the full Telepricing database, manufacturers may select only certain categories of parts, or may choose the Competitive Analysis service, which compares price levels and number of applications to a competitor's product line. The Company's transaction analysis services, MarketPACE for the automotive parts aftermarket and VISTA for the hardlines and lumber industry, report product movement information based on point-of-sale data collected at the independent retail levels in the respective markets. MarketPACE services supply comprehensive point-of-sale information and inventory analysis providing the decision support tools required to increase sales, boost productivity, improve distribution and enhance customer service for warehouse distributors and PSOs. VISTA information services provide product manufacturers with ongoing measurement of brand and item movement with major product classifications using point-of-sale business analysis data from independent hardware stores, home centers and lumber and building materials outlets. Information provided by the MarketPACE and VISTA services give manufacturers insight into how a specific product or brand performs against its competitors and the market in general.

  Customer Financing (4% of 1997 Pro Forma Revenues)

     The Company believes that the ability to offer lease financing to its customers shortens the sales cycle by eliminating the need for third party financing and provides a competitive advantage in marketing and promoting the Company's products. The Company offers such financing through its wholly owned subsidiary, Triad Financial. These financing leases are noncancellable with terms from one to six years. At March 31, 1998, Triad Financial had a portfolio of outstanding leases to over 6,700 customers with a balance of approximately $181 million.

     Periodically, lease receivables are sold pursuant to discounting agreements with banks and lending institutions under which available lines were approximately $65.6 million at March 31, 1998. At the time of sale, the Company records the newly-created servicing liabilities (lease servicing obligation and recourse obligation) at their estimated fair value. Gains resulting from the sale of lease receivables are reflected in finance revenue.


     The discounting agreements contain restrictive covenants which allow the Company to discount only while in compliance with such covenants. In the event of non-compliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could discontinue future transactions under the discounting programs. During the period ended September 30, 1997, Triad Financial failed to meet a profitability covenant of these agreements. Such agreements were subsequently amended to, among other provisions, eliminate the profitability covenant. The Company is in compliance with the remaining covenants, and management believes that it will maintain compliance with such covenants in the foreseeable future.


     Pursuant to the discounting agreements, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits (up to 10% of the aggregate initial proceeds adjusted for certain expenses and payments remitted on the leases) and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit worthiness test. At March 31, 1998, the Company had an immaterial amount of lease receivables discounted that are subject to full recourse.

     At March 31, 1998, the contingent liability for leases sold was approximately $27.2 million. The Company provides for the fair value of the recourse obligation based upon an analysis that considers among other things, the credit worthiness of the lease receivable, the recourse provision the lease receivable is subject to and the Company's historical experience, which includes loss recoveries through resale of repossessed systems.

SALES AND MARKETING

     The Company markets its products to the automotive parts aftermarket industry through a geographically-based direct sales force of 109 employees and a telesales/telemarketing organization of 28 employees. Incentive pay is a significant portion of the total compensation package for all sales representatives and sales managers. Additionally, the Company leverages its relationships with large warehouse distributors through its National Account Program, in which these accounts resell PSO systems to either company owned stores or to other customers that are closely associated to the warehouse distributor.

     Similarly, the Company markets its products and services to the hardlines and lumber industry through a geographically-based direct sales force of 107 employees and 37 telesales/telemarketing employees. As in the automotive parts sales organization, incentive pay is a significant portion of the total compensation package for all sales personnel.

     The Company's marketing approach in the hardlines and lumber industry has been to develop close relationships with key market influencers. This strategy includes obtaining endorsements and developing exclusive relationships, distributor partnerships and other alliances. Currently, the Company enjoys over 40 such relationships in the industry. The goal of this relationship program is to enhance the productivity of the field sales team and create leveraged selling opportunities for system sales, information services and support revenues.

     In 1997, the Company entered into a seven year alliance with TruServ that gives the Company an endorsement and computerization responsibility for many of TruServ's approximately 5,800 TruServ stores. Management believes that this approach will make computerization benefits more visible to noncomputerized stores while improving the utilization of previously computerized stores. Ace Hardware and Hardware Wholesalers Inc. also work closely with the Company through a small team of national account managers.

     Distribution America and twenty of its twenty-eight member distributors also endorse the Company's products. Additionally, PRO Group exclusively endorses the Company's Eagle systems solutions to its 84 member distributors. All six of the lumber-only cooperatives and buying groups endorse the Company. Several of the paint and paint sundry marketing groups including Mid-South, All Pro and Five Star endorse the Company's products. Benjamin Moore & Company, a paint manufacturer, entered into a strategic partnership to exclusively endorse the Company as its system provider for dealer point-of-sale store management systems in May 1995.

SYSTEM INTEGRATION AND ASSEMBLY

     The Company does not manufacture any of the hardware components of its systems; but does assemble and integrate its products with hardware components and software products of third party vendors. As of September 30, 1997, the Company employed 90 employees in its system integration operation.

     The Company utilizes a just-in-time inventory system to help ensure that efficient cost controls are in place. The commodity nature of the component business ensures a consistent supply of required components. In addition to the external customer base, the Company's manufacturing facility also produces engineering workstations and personal computers for internal use.

SOFTWARE DEVELOPMENT AND TECHNOLOGY

     The Company has approximately 179 copyrights and approximately 121 registered trademarks. The Company attempts to protect its proprietary information in a number of ways. First, the Company distributes its software through licensing agreements, which require licensees to acknowledge the Company's ownership of the software and the confidential nature of the Company's proprietary information. Secondly, all Company personnel are required to assign all rights of such personnel to inventions, patents and confidential information to the Company and to agree to keep confidential and not disclose to third parties the Company's proprietary information. Finally, the Company requires that all other third parties receiving proprietary information of the Company execute a non-disclosure agreement.

CUSTOMERS AND SUPPLIERS

     No single customer accounted for more than 10% of the Company's total sales in fiscal 1997. The Company experiences limited customer turnover, with retention rates in excess of 95% on an annual basis. The Company has a significant number of suppliers predominantly associated with its assembly operations. The Company does not obtain more than 10% of its components from a single supplier.

PROPERTIES

     Other than its Newton, New Jersey facility, the Company does not own any real property. The Company's properties include assembly, software development and data entry facilities and administrative, executive and sales offices. The Company's principal executive offices are located at 6207 Bee Cave Road, Austin, Texas. The Company considers its properties to be modern and well maintained and suitable for their present and intended purposes and adequate for the Company's current level of operations.

     Listed below are the principal properties operated by the Company as of March 31, 1998.

                                        APPROX.
                                         SIZE
              LOCATION                 (SQ. FT.)             DESCRIPTION OF USE             LEASE TERMINATION
              --------                 ---------             ------------------             -----------------
Owned:
  Newton, New Jersey.................    28,000    Administrative; software development                    NA
Leased:
  Livermore, California..............   220,000    Secondary executive offices; software                 2002
                                                     development; data entry;
                                                     administrative
  Austin, Texas......................    50,000    Systems integration and assembly                      2001
  Austin, Texas......................    36,000    Principal executive offices; software                 2002
                                                     development
  Longford, Ireland..................    21,000    Data entry                                            2027
  Austin, Texas......................    20,000    Secondary executive offices; finance                  1999
                                                     and accounting
  Pleasanton, California.............    20,000    Administrative; sales                                 1999
  Austin, Texas......................    17,000    Data entry                                            2000
  Denver, Colorado...................    17,400    Administrative; software development                  1999
  Plymouth, Minnesota................    13,000    Administrative; sales and customer                    1999
                                                     support
  Austin, Texas......................    10,000    Administrative                                        1999
  Toronto, Canada....................     8,600    Sales                                                 2002

     In addition, the Company has short term leases on over 100 offices and field service locations in the United States, Canada, the United Kingdom, France and Puerto Rico. As of March 1998, the Company was in the process of negotiating a lease for an additional 57,000 square feet of office space. The lease is expected to have a lease term of seven years, commencing January 1, 1999.

LEGAL PROCEEDINGS

     The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to the operation of the Company. In the opinion of the Company's management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's results of operations, financial condition or cash flows.

EMPLOYEES

     As of September 30, 1997, the Company had approximately 1,900 employees, none of which were represented by unions. The Company has not experienced any labor problems resulting in a work stoppage and believes it has good relations with its employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of the respective directors and executive officers of the Company, Holding and certain subsidiaries of the Company as of March 31, 1998. All directors hold office until the next annual meeting of stockholders of the Company, Holding or the applicable subsidiary of the Company, as the case may be, and until their successors are duly elected and qualified.


             NAME                AGE                         POSITION
             ----                ---                         --------
Glenn E. Staats................  54    President and Chief Executive Officer and Director of
                                         Holding and the Company
Preston W. Staats..............  55    Executive Vice President, Chief Operating Officer and
                                         Director of Holding and the Company
Thomas O. Hicks................  52    Director of Holding and the Company
Jack D. Furst..................  39    Director of Holding and the Company
A. Laurence Jones..............  45    Director of Holding and the Company
James R. Porter................  62    Chairman of the Board and Director of the Company
Daniel F. Dent.................  50    Vice President of Customer Services of the Company
Charles Fischer................  40    Vice President of Information Services of the Company
Matthew Hale...................  45    Vice President of Finance and Chief Financial Officer
                                       of Holding and the Company
John Patterson.................  57    Vice President of System Integration and Assembly of
                                         the Company
Phillip L. Waters..............  51    Vice President of Administration of the Company


     Glenn E. Staats founded Old CCI in 1976 and is the President and Chief Executive Officer and Director of Holding and the Company. Mr. Staats has a Ph.D. in Engineering from the University of Texas at Austin. Prior to founding Old CCI, Mr. Staats was a Director of Graduate Studies in the College of Engineering at the University of Missouri -- Columbia. Mr. Staats is the brother of Preston W. Staats.

     Preston W. Staats joined the Company in 1977 and serves as Executive Vice President, Chief Operating Officer and Director of Holding and the Company. Mr. Staats has a Ph.D. in Electrical Engineering from Rice University in Houston, Texas. Prior to joining the Company, Mr. Staats was a Nuclear Submarine Officer in the U.S. Navy and a private sector business consultant. Mr. Staats is the brother of Glenn E. Staats.

     Thomas O. Hicks is a director of Holding and the Company and has held such positions since February 1997. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks also serves as a director of Berg Electronics Corp., Chancellor Media Corporation, International Home Foods, Inc., D.A.C. Vision, Inc., Capstar Broadcasting Partners, Inc., and Sybron International Corporation.

     Jack D. Furst is a director of Holding and the Company and has held such positions since February 1997. Mr. Furst is a Managing Director and Principal of Hicks Muse. From 1987 to May 1989, Mr. Furst was a vice president and subsequently a partner of Hicks & Haas Incorporated. From 1984 to 1986, Mr. Furst was a merger and acquisition/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a financial consultant at Price Waterhouse. Mr. Furst serves on the board of directors of Viasystems, Inc., International Wire Holding Company, Hedstrom Holdings, Inc., and Omni/Specialty Teleconductors.

     A. Laurence Jones is a director of Holding and the Company and has held such positions since 1997. From August 1993 to August 1997, Mr. Jones served as the Chief Executive Officer of Neodata Services Inc., a provider of marketing services. Prior to his employment by Neodata Services Inc., Mr. Jones served as Chief Executive Officer of GovPX, a provider of U.S. Treasury data and pricing services from 1991 to August 1993. Mr. Jones has a M.B.A. from Boston College.

     James R. Porter has served as Chairman of the Board and Director of the Company since the Triad Acquisition in February 1997. In February 1998, Mr. Porter retired as an employee of the Company and is no longer involved in the day-to-day management of the Company. Prior to the Triad Acquisition, Mr. Porter served as President and Chief Executive Officer of Triad from September 1985 to February 1997 and as a director of Triad from 1985 until February 1997. Mr. Porter also serves as a director of Silicon Valley Bank, FirstWave Technologies, Inc., Cellular Technical Services and Triad Park, LLC.

     Daniel F. Dent serves as Vice President of Customer Services of the Company and has held such position since September 1997. From 1993 to September 1997, Mr. Dent served in various positions with the Company.

     Charles Fischer is the Vice President of Information Services of the Company. From December 1992 to February 1997, Mr. Fischer served as Vice President of Global Sourcing for Federal Mogul Corp., a manufacturer and distributor of auto parts. Before joining Federal Mogul Corp., Mr. Fischer served as the Vice President of Purchasing and MIS for Hi/Lo Auto Supply from 1986 to February 1992.

     Matthew Hale joined the Company in April 1995 and is currently serving as Vice President of Finance and Chief Financial Officer of Holding and the Company. Prior to joining the Company, Mr. Hale was employed by Arrowsmith Technologies, Inc. where he was Vice President of Finance and Chief Financial Officer from April 1993 to March 1995. From August 1991 to March 1993, Mr. Hale served as Controller of MasPar Computer Corporation, a company engaged in the development and sale of massively parallel computer systems. Mr. Hale has a Bachelors Degree in Accounting and is a Certified Public Accountant.

     John Patterson serves as the Vice President of System Integration and Assembly of the Company and has held such position since February 1994. From 1978 to June 1993, Mr. Patterson was the Senior Vice President of Worldwide Engineering and Manufacturing for the Tandy Corporation. Mr. Patterson has a Ph.D. and M.S. in Electrical Engineering from the University of Texas at Austin.


     Phillip L. Waters serves as the Vice President of Administration of the Company and has held such position since 1990. From 1987 to 1990, Mr. Waters was employed by Dell Computer Corporation as Director of Human Resources. Mr. Waters has a Masters Degree from Southwest Texas State University.


COMPENSATION OF DIRECTORS

     Directors who are officers, employees or otherwise an affiliate of Holding or the Company receive no compensation for their services as directors. Each director of Holding and the Company who is not also an officer, employee or an affiliate of Holding or the Company receives a fee of $3,000 for each meeting of the Board of Directors at which the director is present. Directors of Holding and the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Additionally, in consideration for his services as a director, Holding issued to Mr. A. Laurence Jones a warrant to purchase 20,000 shares of Holding Common Stock at an exercise price of $5.00 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and noncash compensation earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and Holding, or their predecessors, during the fiscal years ended September 30, 1997, November 30, 1996 and November 30, 1995. The Chief Executive Officer and such executive officers are collectively referred to as the "Named Executive Officers." As of the date hereof, the Company has not granted any stock options or stock appreciation rights.

                           SUMMARY COMPENSATION TABLE


                                                                       ANNUAL
                                                                    COMPENSATION
                                                      FISCAL    --------------------        ALL OTHER
            NAME AND PRINCIPAL POSITION               YEAR(1)   SALARY($)   BONUS($)    COMPENSATION($)(2)
            ---------------------------               -------   ---------   --------    ------------------
Glenn E. Staats.....................................   1997      172,820      4,666(3)      5,330,929(4)
  President and Chief Executive Officer                1996      199,944      4,750(3)      4,813,974(4)
  of Holding and the Company                           1995      192,096      3,665(3)        463,283(4)
Preston W. Staats...................................   1997      138,240      4,750(3)        877,697(4)
  Executive Vice President and Chief                   1996      159,938      4,750(3)        963,026(4)
  Operating Officer of Holding and                     1995      153,658      3,857(3)         92,678(4)
  and the Company
James R. Porter.....................................   1997      250,000     22,805(5)             --(6)
  Chairman of the Board of Directors of the            1996      298,864     73,819(5)             --
  Company                                              1995      300,000    258,274(5)(7)            --
Matthew Hale........................................   1997      129,520     38,562(8)             --
  Vice President of Finance and Chief                  1996      129,604     92,495(8)             --
  Financial Officer of Holding and the                 1995       88,922         --                --
  Company
Charles Fischer.....................................   1997       80,537     33,996                --
  Vice President of Information Services               1996           --         --                --
  of the Company                                       1995           --         --                --


---------------

(1) Compensation for fiscal 1997 only includes compensation for the ten month period ended September 30, 1997.

(2) For each of the periods reported, the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus of each of the Named Executive Officers.

(3) Represents 401(k) matching contributions.

(4) Represents corporate distributions of Subchapter S Corporation taxable income received by Messrs. Glenn and Preston Staats.


(5) Includes 401(k) matching contributions of $1,711, $2,850 and $2,984 for fiscal years 1997, 1996 and 1995, respectively.


(6) Excludes cash consideration received in connection with the Triad Acquisition for cancellation of options to acquire Triad common stock.


(7) Includes a bonus of $100,074 paid with the exercise of stock options granted before 1987. The bonuses paid were based on 30% of the excess of $2.50 per share over the option price per share.



(8) Includes 401(k) matching contribution of $3,562 and $4,725 for fiscal years 1997 and 1996.

EMPLOYMENT AGREEMENTS; CHANGE OF CONTROL ARRANGEMENTS

     The Stockholders Agreement (as defined) provides that Messrs. Glenn and Preston Staats, for a period of five years after the date of the Triad Acquisition, shall diligently devote substantially all of their working time, attention and knowledge and skills solely to the business and interest of Holding and shall discharge the duties and assume the responsibilities assigned to each of them from time to time by the Chief Executive Officer and Board of Directors of Holding. No other terms of their employment with Holding or the Company is set forth in the Stockholders Agreement. Other than as described above, the Company does not currently have employment agreements or other binding employment arrangements with any Named Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions are made by the Board of Directors of the Company. Messrs. Glenn Staats and Preston Staats and Mr. Porter served both as officers and directors of the Company during 1997. Messrs. Glenn and Preston Staats are expected to continue to serve in such capacities in 1998. Mr. Porter retired as an employee of the Company in February 1998 and no longer participates in the day-to-day management of the Company.

                    STOCK OWNERSHIP AND CERTAIN TRANSACTIONS

STOCK OWNERSHIP

     All of the issued and outstanding shares of capital stock of the Company are held by Holding. The following table sets forth as of March 31, 1998, certain information regarding the beneficial ownership of the voting securities of Holding by each person who beneficially owns more than 5% of Holding Common Stock, and by the directors and certain executive officers of Holding and the Company, individually, and by the directors and executive officers of Holding and the Company as a group.


                                                                     SHARES OF
                                                                HOLDING COMMON STOCK
                                                              ------------------------
                                                              NUMBER OF     PERCENT OF
                                                                SHARES        CLASS
                                                              ----------    ----------
5% STOCKHOLDERS:
  Hicks Muse Parties(1).....................................  19,200,000      54.5%
     c/o Hicks, Muse, Tate & Furst Incorporated
     200 Crescent Court, Suite 1600
     Dallas, Texas 75201
  Glenn E. Staats...........................................  13,333,334      37.9%
  Preston W. Staats.........................................   2,666,666       7.6%
OFFICERS AND DIRECTORS:
  Glenn E. Staats...........................................  13,333,334      37.9%
  Preston W. Staats.........................................   2,666,666       7.6%
  Thomas O. Hicks(1)........................................  19,200,000      54.5%
  Jack D. Furst(1)..........................................  19,200,000      54.5%
  A. Laurence Jones(2)......................................      40,000          *
  James R. Porter...........................................          --         --
  Daniel F. Dent............................................          --         --
  Charles Fischer...........................................          --         --
  Matthew Hale..............................................          --         --
  John Patterson............................................          --         --
  Phillip L. Waters.........................................          --         --
  All executive officers and directors......................          --         --
     as a group (11 persons)................................  35,240,000(1)    100%


---------------
 *  Represents less than 1%.
(1) Includes (i) shares owned of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Fund III"), of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks Muse, and (ii) shares owned of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated. Thomas O. Hicks is a controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of Holding Common Stock held by Fund III and HM3 Coinvestors, L.P. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt, Alan B. Menkes, David B. Deniger and Dan H. Blanks are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of Holding Common Stock held by Fund III and HM3 Coinvestors, L.P. Each of Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt, Menkes, Deniger and Blanks disclaims the existence of a group and disclaims beneficial ownership of Holding Common Stock not respectively owned of record by him.

(2) Includes 20,000 shares of Holding Common Stock issuable to Mr. Jones upon exercise of a currently exercisable warrant to purchase shares of Holding Common Stock at an exercise price of $5.00 per share.

CERTAIN TRANSACTIONS

  The Triad Acquisition

     On February 27, 1997, affiliates of Hicks Muse invested $96 million in Old CCI for 54.5% of Old CCI's capital stock in connection with a tender offer (the "Tender Offer") by Old CCI and CCI Acquisition Corp., a subsidiary of Old CCI ("Acquisition Co."), for all of the issued and outstanding shares of Triad. On February 27, 1997, Old CCI acquired approximately 98% of the outstanding shares of Triad in the Tender Offer. Pursuant to a Merger Agreement dated October 17, 1996, as amended on January 15, 1997 and February 19, 1997, among Old CCI, Acquisition Co. and Triad, all shares not acquired by Acquisition Co. in the Tender Offer were acquired on February 27, 1997, pursuant to a merger of Acquisition Co. with and into Triad, with the surviving entity in the merger renamed as "Cooperative Computing, Inc."

     In connection with the consummation of the Tender Offer, all Triad shareholders received spun-off shares of an entity formed to hold real estate and related assets of Triad. Immediately following the merger, Old CCI contributed all of its operating assets to the Company and changed its name to "Cooperative Computing Holding Company, Inc."

  Monitoring and Oversight Agreement

     Holding and the Company have entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P., an affiliate of Hicks Muse ("Hicks Muse Partners"), pursuant to which Holding and the Company will pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to Holding and the Company. The annual fee is adjustable on January 1 of each calendar year to an amount equal to the (i) sum of (A) the fee in effect at the beginning of the immediately preceding calendar year plus (B) the aggregate amount of all Acquisition Increments (as defined) with respect to such immediately preceding calendar year, multiplied by (ii) the percentage increase in the Consumer Price Index during the immediately preceding calendar year, but in no event less than $350,000. Upon the acquisition by the Company or any of its subsidiaries of another entity or business, the fee shall be increased by an amount equal to 0.2% of the consolidated annual net sales of the acquired entity or business and its subsidiaries for the trailing twelve-month period (an "Acquisition Increment"). Thomas O. Hicks and Jack D. Furst, directors of Holding and the Company, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to Holding or the Company under the Monitoring and Oversight Agreement. In addition, Holding and the Company have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages expenses, and fees and disbursement of counsel related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been and will continue to be provided to Holding and the Company pursuant to the Monitoring and Oversight Agreement could otherwise be obtained by Holding and the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by Holding, the Company and their respective subsidiaries. In fiscal 1997, the Company paid Hicks Muse Partners a fee of $379,266 for services provided by Hicks Muse Partners under the Monitoring and Oversight Agreement.

  Financial Advisory Agreement

     In connection with the investment by affiliates of Hicks Muse in Holding, Holding and the Company entered into a ten-year agreement (the "Financial Advisory Agreement") pursuant to which Hicks Muse Partners received a financial advisory fee of $4.9 million as compensation for its services as financial advisor to the Company. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "Transaction Value" (as defined) for each "Add-on Transaction" (as defined) in which Holding or the Company is involved. The term "Transaction Value" means the total value of the Add-on Transaction, including, without limitation, the aggregate amount of the funds required to complete the Add-on Transaction, including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The term "Add-on Transaction" means any respective subsidiaries, and any other person or entity, excluding, however, any acquisition which does not involve the use of (or any waiver or consent under) any debt equity financing and in which neither Hicks Muse Partners nor any other person or entity provides financial advisory investment on banking or similar services. In addition, Holding and the Company, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been and will continue to be provided by Hicks Muse Partners pursuant to the Financial Advisory Agreement could otherwise be obtained by Holding and the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by Holding and the Company. In fiscal 1997, in connection with the Triad Acquisition the Company paid Hicks Muse Partners a fee of $4.9 million for services provided by Hicks Muse Partners under the Financial Advisory Agreement. In fiscal 1998, in connection with the ARISB Acquisition the Company paid Hicks Muse Partners a fee of $135,000 for services provided by Hicks Muse Partners under the Financial Advisory Agreement.

  Stockholders Agreement

     Each holder of Holding Common Stock has entered into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement, among other things, grants preemptive rights and certain registration rights to the parties thereto and contains provisions requiring the parties thereto to sell their shares of Holding Common Stock in connection with certain sales of Holding Common Stock by the HMC Group (as defined therein) ("drag-along rights") and granting the parties thereto the right to include a portion of their shares of Holding Common Stock in certain sales in which other holders may engage ("tag-along rights"). All parties to the Stockholders Agreement agree that the HMC Group is entitled to designate two individuals to the Board of Directors of Holding and the Company so long as the HMC Group owns at least 10% of the voting capital stock of Holding or one individual so long as the HMC Group owns at least 5% but less than 10% of the voting capital stock of Holding; Messrs. Glenn and Preston Staats are entitled to designate two individuals to the Board of Directors of Holding and the Company so long as Messrs. Glenn and Preston Staats together own at least 10% of the voting capital stock of Holding or one individual so long as Messrs. Glenn and Preston Staats together own at least 5% but less than 10% of the voting capital stock of Holding; and any remaining positions on the Board of Directors of Holding and the Company will be independent directors mutually acceptable to Hicks, Muse, Tate & Furst Incorporated, an affiliate of Hicks Muse and the HMC Group, and Messrs. Glenn and Preston Staats. In addition, all parties to the Stockholders Agreement agree to vote any shares which it may vote on any particular matter which comes before the Company's stockholders as a separate classes or series, on such matter as holders of a majority of the outstanding shares of Holding Common Stock voted thereon.

  Lease of Corporate Offices

     The Company's principal executive offices are leased from a corporation which is wholly owned by Messrs. Glenn and Preston Staats. In fiscal 1997, the rental payments for such facility were $450,000.

     The Company's Livermore, California offices are leased from Triad Park, LLC. James R. Porter, Chairman of the Board of Directors of the Company, is an officer, director and stockholder of the sole manager of Triad Park, LLC. The rental payment for 1998 under the lease will be approximately $2.5 million.

  Lease of Corporate Aircraft

     The Company leases an airplane for general corporate use from a corporation which is wholly owned by Mr. Glenn Staats. Lease payments, which the Company believes reasonably reflect the benefits thereof, totaled $466,000 in fiscal 1997.

  Related Officers

     Sharon W. Staats, the wife of Mr. Preston Staats, served as Vice President of Special Projects during 1997 and earned compensation of $93,900, in fiscal 1997.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on February 10, 1998, in the Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before August 7, 1998 and (ii) consummate the Exchange Offer on or before October 23, 1998. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 225 days of the Offering, (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer, (v) any holder of Old Notes participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes or (vi) the Company so elects. In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least three years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's shares of Old Notes under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the registered holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of March 31, 1998, Old Notes representing $100,000,000 aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.


     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will issue a notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "-- Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.


PROCEDURES FOR TENDERING


     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "-- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, prior to the Expiration Date or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" prior to the Expiration Date.


     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registra-tion Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").


     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.


     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER


     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.


     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the Expiration Date.


CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. Norwest Bank Minnesota, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                  Deliver to:
          NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, EXCHANGE AGENT

  By Registered or Certified
             Mail:                   By Overnight Courier:             By Hand Delivery:

 Norwest Bank Minnesota, N.A.    Norwest Bank Minnesota, N.A.    Norwest Bank Minnesota, N.A.
  Corporate Trust Operations       Corporate Trust Services         Northstar East Building
         P.O. Box 1517            Sixth and Marquette Avenue       608 Second Avenue South,
  Minneapolis, MN 55480-1517      Minneapolis, MN 55479-0113              12th Floor
                                                                   Corporate Trust Services
                                                                        Minneapolis, MN

                                Facsimile Transmission Number:
                                  (For Eligible Institutions
                                             Only)
                                        (612) 667-4927
                                 Confirm Receipt of Facsimile
                                         by Telephone:
                                        (612) 667-9764

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $235,000, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

              DESCRIPTION OF THE RESTATED SENIOR CREDIT FACILITIES

     The description set forth below does not purport to be complete and is qualified in its entirety by reference to the definitive agreements setting forth the principal terms and conditions of the Restated Senior Credit Facilities, as amended. Capitalized terms used in this "Description of the Restated Senior Credit Facilities" but not otherwise defined in this Prospectus have the meanings ascribed to them in the Restated Senior Credit Facilities, as amended.

     General. The Restated Senior Credit Facilities are provided by a syndicate of banks and other financial institutions (the "Lenders") for which The Chase Manhattan Bank acts as administrative agent (the "Administrative Agent"), and Chase Securities Inc. acts as arranger. The Restated Senior Credit Facilities provides for a borrowing of $50.0 million (the "New Term Loan") under a term loan facility (the "New Term Loan Facility") and for borrowings of up to $50.0 million under a revolving credit facility (the "New Revolving Credit Facility" and together with the New Term Loan Facility, the "Restated Senior Credit Facilities"). The Restated Senior Credit Facilities may be amended at any time in accordance with the terms thereof. On June 30, 1998, the Restated Senior Credit Facilities were amended to clarify the manner of calculating Consolidated EBITDA and to revise certain financial covenants temporarily while the Company completes its expense alignment project. See Note 9 to the Company's unaudited financial statements for the period ended March 31, 1998.

     New Term Loan. The New Term Loan is repayable in 17 consecutive quarterly installments, commencing on March 31, 1999 and ending on March 31, 2003. For the period March 31, 1999 through September 30, 1999, the principal amount repayable per quarter will be $2,000,000; for the period December 31, 1999 through September 30, 2000, $2,500,000; for the period December 31, 2000 through September 30, 2001, $3,000,000; for the period December 31, 2001 through September 30, 2002, $3,500,000; and for the period December 31, 2002 through March 31, 2003, $4,000,000.

     New Revolving Credit Loans. The New Revolving Credit Facility provides for borrowings of up to $50.0 million (the "New Revolving Credit Loans" and together with the New Term Loan, the "New Loans"), of which $21.7 million has been drawn, as of March 31, 1998. In addition, the New Revolving Credit Loans are available for use in the form of Letters of Credit in an amount not to exceed $15.0 million and Swing Line Loans in an amount not to exceed $10.0 million. The New Revolving Credit Facility is available on a revolving basis ending on the earlier of (i) March 31, 2003 and (ii) the date on which the New Term Loan matures or is repaid in full. The proceeds of the undrawn portion of the New Revolving Credit Loans will be used for working capital purposes and other general corporate purposes of the Borrower and its subsidiaries, including funding capital expenditures, investments and acquisitions.

     Interest. For purposes of calculating interest, the Borrower may elect that all or a portion of the New Loans bear interest at the Alternate Base Rate ("ABR") plus the Applicable Margin ("ABR Loans") or at the Eurodollar Rate plus the Applicable Margin ("Eurodollar Loans"). Prior to February 10, 1999, the Applicable Margin for ABR Loans and Eurodollar Loans will be 1.25% and 2.25%, respectively. Thereafter, if the ratio of Total Debt to Consolidated EBITDA is greater than or equal to (i) 3.75x, the Applicable Margin will be 1.25% for ABR Loans and 2.25% for Eurodollar Loans; (ii) 3.25x, the Applicable Margin will be 1.00% for ABR Loans and 2.00% for Eurodollar Loans; and (iii) 2.75x, the Applicable Margin will be 0.75% for ABR Loans and 1.75% for Eurodollar Loans. If the ratio of Total Debt to Consolidated EBITDA is less than 2.75x, the Applicable Margin will be 0.50% for ABR Loans and 1.50% for Eurodollar Loans.

     Repayment and Prepayment. The New Loans may be prepaid and commitments may be reduced by the Company in certain minimum amounts set forth in the Restated Senior Credit Facilities. Optional prepayments of the New Term Loan will be applied to installments thereof ratably in accordance with the then remaining number of installments, provided that the first $10.0 million of optional prepayments of the New Term Loans may be applied in the order directed by the Company.

The New Revolving Credit Loans will be required to be repaid to the extent New Revolving Credit Loans and Letters of Credit extensions of credit exceed the amount of the New Revolving Credit Facility. The Company must mandatorily repay the New Loans, in the amounts, at the times and subject to exceptions set forth in the Restated Senior Credit Facilities, (a) in respect of 50% of consolidated excess cash flow of the Company and its subsidiaries for those years in which the ratio of Consolidated Total Debt to Consolidated EBITDA is greater than 2.50x, and (b) in respect of 100% of the Net Cash Proceeds of certain dispositions of assets, issuances of stock or incurrences of indebtedness by the Company or any of its Subsidiaries. The Company must mandatorily repay the New Loans, in the amounts, at the times and subject to certain restrictions set forth in the Restated Senior Credit Facilities, from Excess Cash Flow if Total Debt to Consolidated EBITDA ratios exceed certain levels or if Holding, the Company or any of the Company's subsidiaries makes certain dispositions of material assets, or takes certain other actions.

     Fees. The Company will pay a commitment fee calculated at a rate equal to 0.50% on the unused commitments under the Restated Senior Credit Facilities prior to February 10, 1999. After such date, the commitment fee will be determined and adjusted in increments based upon the ratio of Total Debt to Consolidated EBITDA. After such date, if the ratio of Consolidated Total Debt to Consolidated EBITDA is (i) greater than or equal to 3.25x, the Commitment Fee will be 0.50%, or (ii) less than 3.25x, the Commitment Fee will be 0.375%.

     Security. Borrowings and other extensions of credit under the Restated Senior Credit Facilities and guarantees thereof are secured by a first priority perfected security interest in substantially all of the assets of the Company and its subsidiaries, including after-acquired property.

     Guarantees. The Company's payment obligations under the Restated Senior Credit Facilities will be jointly and severally guaranteed, on a senior secured basis, by Holding and each of its direct and indirect subsidiaries, other than the Company, certain foreign subsidiaries and CCI/Triad Financial Holding Corporation (the "Guarantors").

     Covenants. The Restated Senior Credit Facilities contain financial covenants pursuant to which the Company and its direct and indirect subsidiaries must, on a consolidated basis, maintain minimum Consolidated EBITDA, maximum Consolidated Total Debt to Consolidated EBITDA, maximum Consolidated Senior Debt to Consolidated EBITDA, and minimum Consolidated EBITDA to Consolidated Cash Interest Expense. The Company must maintain (a) a Consolidated EBITDA to Consolidated Cash Interest Expense ratio of (i) 1.85x for the fiscal quarter beginning January 1, 1998 and ending March 31, 1998, (ii) 2.00x for the fiscal quarter beginning April 1, 1998 and ending June 30, 1998, (iii) 2.25x for the fiscal quarter beginning July 1, 1998 and ending June 30, 1999, (iv) 3.00x for the fiscal quarters beginning on July 1, 1999 and ending June 30, 2000, and (v) 3.50x for the fiscal quarter beginning July 1, 2000 and each fiscal quarter thereafter; (b) Consolidated EBITDA of (i) $28,000,000 for the fiscal quarter beginning January 1, 1998 and ending March 31, 1998, (ii) $30,000,000 for the fiscal quarter beginning April 1, 1998 and ending June 30, 1998, (iii) $32,500,000 for the fiscal quarter beginning July 1, 1998 and increasing in $2,500,000 increments for each fiscal quarter until the fiscal quarter ending June 30, 1999, (iv) $45,000,000 for the fiscal quarter beginning July 1, 1999 and increasing in $2,500,000 increments for each fiscal quarter until the fiscal quarter ending June 30, 2000, and (v) $55,000,000 for the fiscal quarter beginning July 1, 2000 and each fiscal quarter thereafter; (c) a Consolidated Total Debt to Consolidated EBITDA ratio of (i) 5.50x for the fiscal quarters beginning January 1, 1998 and ending September 30, 1998, (ii) 5.00x for the fiscal quarters beginning October 1, 1998 and ending June 30, 1999, (iii) 4.00x for the fiscal quarters beginning July 1, 1999 and ending December 31, 1999,
(iv) 3.50x for the fiscal quarters beginning January 1, 2000 and ending June 30, 2000; and (v) 3.00x for the fiscal quarter beginning July 1, 2000 and each fiscal quarter thereafter; and (d) a Consolidated Senior Debt to Consolidated EBITDA ratio of (i) 2.25x for the fiscal quarter beginning January 1, 1998 and ending March 31, 1998, (ii) 2.40x for the fiscal quarters beginning April 1, 1998 and ending September 30, 1998, (iii) 2.25x for the fiscal quarters beginning October 1, 1998 and ending June 30, 1999, (iv) 1.75x for the fiscal quarters beginning July 1, 1999 and ending June 30,

2000, and (v) 1.50x for the fiscal quarter beginning July 1, 2000 and each fiscal quarter thereafter. The Company, as of March 31, 1998 had (a) a Consolidated EBITDA to Consolidated Cash Interest Expense ratio of 2.42x, (b) Consolidated EBITDA of $32,594,000, (c) a Consolidated Total Debt to Consolidated EBITDA ratio of 5.29x, and (d) a Consolidated Senior Debt to Consolidated EBITDA ratio of 2.22x.

     In addition, the Restated Senior Credit Facilities contain covenants pertaining to the management and operation of the Company and its subsidiaries. These covenants include, among others, requirements that each of the Company and its subsidiaries (i) preserve its corporate existence and not amend its charter or bylaws; (ii) maintain adequate insurance coverage; (iii) maintain its properties and all necessary licenses, permits and intellectual property; (iv) perform its obligations under leases, related documents, material contracts and other agreements; and (v) comply with applicable laws and regulations, including those related to tax, employee, pension and environmental matters.

     The Restated Senior Credit Facilities contain a number of covenants customary for facilities similar to the Restated Senior Credit Facilities that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness (other than certain exceptions customary for facilities of this type, including intercompany indebtedness (whether as the result of intercompany asset transfers or otherwise), indebtedness existing on the date of the Restated Senior Credit Facilities, purchase money and capital lease indebtedness not to exceed $5,000,000, indebtedness in respect of interest rate agreements, indebtedness of foreign subsidiaries for working capital purposes, additional indebtedness of the Company and certain subsidiaries not to exceed $5,000,000, seller indebtedness in connection with permitted acquisitions or indebtedness assumed in connection with any permitted acquisition not to exceed $10,000,000, the lease obligations of Triad Systems Financial Corporation, CCI/Triad Financial Holding Corporation (collectively, the "Lease Transactions") and certain foreign subsidiaries (provided that the recourse is limited and the Company otherwise meets certain established financial tests), indebtedness of certain partnerships in which the Company and certain of its customers have formed a partnership, indebtedness in respect of the Senior Subordinated Indebtedness, and indebtedness resulting from the endorsement of negotiable instruments), incur guarantee obligations, enter into mergers, consolidations or amalgamations or liquidate, wind up or dissolve, dispose of assets, pay dividends, make capital expenditures in excess of $21,500,000 in 1998, $22,000,000 in 1999, and $22,500,000 in 2000 and increasing by $500,000 each year thereafter (provided that (i) the lesser of (x) 100% of any amount not used in any fiscal year, or (y) $10,000,000 may be carried forward into the next succeeding fiscal year, and (ii) additional capital expenditures may be made with the Company's share of excess cash flow to the extent such monies are not used to make additional investments), make advances, loans, extensions of credit, capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities or any assets constituting a business unit, amend provisions of the documents governing the Lease Transactions, engage in certain transactions with affiliates, enter into sale and leaseback transactions, make changes in their fiscal year, limit the ability of the Company and its subsidiaries to incur, assume or suffer to exist liens (other than certain exceptions customary for facilities of this type, including liens granted in connection with the Restated Senior Credit Facilities, liens for taxes not yet due or which are being contested in accordance with the provisions of the Restated Senior Credit Facilities, carriers', landlord's, warehousemen's, mechanics', materialmen's, repairmen's or similar liens, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of similar nature, easements, rights-of-way, zoning restrictions and other similar encumbrances, liens existing on the date of the Restated Senior Credit Facilities, industrial revenue bonds, purchase money liens in respect of capital expenditures, liens in favor of landlords, licenses, leases and subleases, attachment or judgment Liens not constituting an event of default, precautionary UCC filings with respect to operating leases or consignment arrangements, liens in favor of banking institutions arising by operation of law, other liens securing obligations not exceeding $2,000,000, and with respect to the Company's subsidiar-ies, liens required pursuant to financing arrangements entered into by Triad Systems Ireland Limited with the Industrial Development Authority of Ireland), enter into unrelated lines of business, change the passive holding company status of Cooperative Computing Holding Company, Inc., amend its constituent documents in a manner that adversely affects the lender, make any payment or redemption or otherwise defease the Senior Subordinated Indebtedness, or amend the Notes in a manner that could adversely affect the lenders.

     Events of Default. The Restated Senior Credit Facilities provide for events of default customarily found in facilities of this type, including: (i) failure to pay principal or interest or fees when due; (ii) any representation or warranty proving to have been materially incorrect when made; (iii) failure to perform or observe covenants after any applicable grace period; (iv) cross-defaults to other material indebtedness; (v) bankruptcy defaults; (vi) material judgment defaults; (vii) change of control; (viii) ERISA defaults; (ix) any loan document ceasing to be in full force and effect; (x) any interest created by the related security documents ceasing to be enforceable and of the same effect and priority purported to be created thereby; and (xi) failure of the Notes to be validly subordinated to the Restated Senior Credit Facilities.

                            DESCRIPTION OF NEW NOTES

GENERAL

     The New Notes are to be issued under an Indenture, dated as of February 10, 1998 (the "Indenture"), between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the New Notes.

     Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New
York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register.

     The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be unsecured, senior subordinated obligations of the Company and will be limited to $100,000,000 aggregate principal amount, and will mature on February 1, 2008. Interest on the New Notes will accrue at the rate per annum equal to 9% and will be payable in cash semi-annually on February 1 and August 1 commencing on August 1, 1998, to holders of record on the immediately preceding January 15 and July 15. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 6, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The New Notes may be redeemed at any time on or after February 1, 2003, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on of each of the years set forth below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.500%
2004........................................................   103.000%
2005........................................................   101.500%
2006 and thereafter.........................................   100.000%

     In addition, prior to February 1, 2002, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a redemption price equal to 109% of the principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption, at least 65% of the aggregate principal amount of the Notes would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by the Company of the proceeds of an Equity Offering. The Company shall effect such redemption on a pro rata basis.

     In addition, prior to February 1, 2003, the Company may, at its option, redeem the New Notes upon a Change of Control. See "-- Change of Control."

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, in the absence of such requirements or if the New Notes are not so listed, on a pro rata basis, provided that no New Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's New Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, if the purchase of the New Notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of New Notes, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under any such Indebtedness required to permit the purchase of the New Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the New Notes pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of New Notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any New Notes purchased pursuant to a Change of Control Offer will be required to surrender such New Notes to the paying agent and registrar for the New Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     In addition, the Indenture provides that, prior to February 1, 2003, upon the occurrence of a Change of Control, the Company will have the option to redeem the New Notes in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date plus the Applicable Premium. In order to effect a Change of Control Redemption, the Company must send a notice to each holder of New Notes, which notice shall govern the terms of the Change of Control Redemption. Such notice must be mailed to holders of the New Notes within 30 days following the date the Change of Control occurred (the "Change of Control Redemption Date") and state that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     "Applicable Premium" means, with respect to a New Note at any Change of Control Redemption Date, the greater of (i) 1.0% of the principal amount of such New Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at February 1, 2003 (such redemption price being described under "-- Optional Redemption") plus (2) all semi-annual payments of interest through February 1, 2003, computed using a discount rate equal to the Treasury Rate plus 75 basis points over (B) the principal amount of such New Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to February 1, 2003; provided, however, that if the period from the Change of Control Redemption Date to February 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to February 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, to the extent applicable in connection with the purchase of New Notes pursuant to a Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company so long as a majority of the board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders. In addition, this covenant is not intended to, and does not, afford holders of New Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of New Notes, but would not constitute a Change of Control. The Company could enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the New Notes, but would increase the amount of Indebtedness outstanding at such time. However, the Indenture contains limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" and
"-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

     With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Indenture, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the New Notes should be subject to a Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Restated Senior Credit Facilities. If such an event should occur, the lenders under the Restated Senior Credit Facilities could accelerate the payment of all amounts due thereunder. As of March 31, 1998, there was $71.7 million outstanding (excluding unused commitments) under the Restated Senior Credit Facilities. All amounts borrowed under the Restated Senior Credit Facilities constitute Senior Indebtedness. Consequently, the Company's ability to satisfy its obligations to the holders of New Notes upon a Change of Control may be substantially impaired by its obligations to the lenders under the Restated Senior Credit Facilities. See "Risk Factors -- Subordination of New Notes to Senior Indebtedness."
"-- Limitation on Change of Control" and "Description of the Restated Senior Credit Facilities."

     Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the New Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Credit Agreement may prohibit the Company's prepayment of New Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Credit Agreement and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of New Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

     None of the provisions in the Indenture relating to a purchase of New Notes upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of New Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the outstanding New Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

RANKING AND SUBORDINATION

     The payment of the principal of, premium (if any), and interest on and other Obligations with respect to, the New Notes is subordinated in right of payment, to the extent set forth in the Indenture, to the payment when due in cash or Cash Equivalents of all Senior Indebtedness of the Company. However, payment from the money, or the proceeds of U.S. Government Obligations, held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of March 31, 1998, the Company had $71.7 million of Senior Indebtedness outstanding (excluding unused commitments). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness and may be secured. See "Certain Covenants -- Limitation on Indebtedness" below.

     "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, as (x) all obligations under the Credit Agreement (including, with respect to Designated Senior Indebtedness, any interest accruing after the commencement of any such proceeding at the rate specified in the applicable Designated Senior Indebtedness whether or not such interest is an allowed claim enforceable against the Company in any such proceeding) and (y) all other Indebtedness of the Company, including interest (including, with respect to Designated Senior Indebtedness, any interest accruing after the commencement of any such proceeding at the rate specified in the applicable Designated Senior Indebtedness whether or not such interest is an allowed claim enforceable against the Company in any such proceeding) and premium, if any, thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, including any Senior Subordinated Indebtedness.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the New Notes in accordance with the provisions of the Indenture. The New Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.

     The Company may not pay principal of, premium (if any), or interest on, and other Obligations with respect to, the New Notes or make any deposit pursuant to the provisions described under "Satisfaction and Discharge or Indenture; Defeasance" below and may not otherwise purchase or retire any New Notes (collectively, "pay the New Notes") if (i) any Senior Indebtedness is not paid in cash or Cash Equivalents when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid; provided, however,that the Company may pay the New Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representatives of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the New Notes (except (i) in Qualified Capital Stock issued by the Company to pay interest on the New Notes or issued in exchange for the New Notes, (ii) in securities substantially identical to the New Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the New Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the New Notes, as long as the court, in approving any payment or distribution of stock or securities of the type described in the preceding clauses (i)-(iii), gives effect to the subordination provisions set forth in the Indenture) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice has been cured or waived or is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the New Notes after the end of such Payment Blockage Period. Not more than one

Blockage Notice may be given, and not more than one payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the New Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the New Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to the Trustee or to holders of the New Notes that, due to the subordination provisions, should not have been made to them, such Trustee or holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the New Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding; provided, however, that the Company and the Trustee shall be obligated to notify such a Representative only if such Representative has delivered or caused to be delivered an address for the service of such a notice to the Company and the Trustee (and the Company and the Trustee shall only be obligated to deliver the notice to the address so specified). If a notice is required pursuant to the immediately preceding sentence, the Company may not pay the New Notes (except payment (i) in Qualified Capital Stock issued by the Company to pay interest on the New Notes or issued in exchange for the New Notes, (ii) in securities substantially identical to the New Notes issued by the Company in payment of interest accrued thereon or (iii) securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the New Notes and have a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the New Notes, as long as the court, in approving any payment or distribution of stock or securities of the type described in the preceding clauses (i)-(iii), gives effect to the subordination provisions set forth in the Indenture), until five business days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and, thereafter, may pay the New Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the New Notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the New Notes) may recover less, ratably, than holders of Senior Indebtedness.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock and will not permit its Subsidiaries to issue any Preferred Stock except Preferred Stock of a Subsidiary issued to (and as long as it is held by) the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that the Company and its Subsidiaries may incur Indebtedness or issue shares of such Capital Stock if, in either case, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness or the issuance of such Capital Stock, as the case may be, and the use of proceeds therefrom, the Company's Consolidated Coverage Ratio is greater than 2.00 to 1.00.

     (b) In addition, the Company will not incur any Secured Indebtedness (other than Senior Indebtedness) unless contemporaneously therewith effective provision is made to secure the New Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     (c) The Company will not incur or suffer to exist, or permit any of its Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary.

     Limitation on Layering. The Company will not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the New Notes).

     Limitation on Restricted Payments. (a) The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) a Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) 50% of Consolidated Net Income (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accruing during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to the Issue Date by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (2) and (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause
     (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause
     (iii)(b) above), received by the Company as a capital contribution after the Issue Date, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause

     (d) to the extent it is already included in Consolidated Net Income, plus
     (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant on or subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus (f) $5,000,000.

     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), for shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being acquired, or for Indebtedness of the Company that is subordinate or junior in right of payment to the New Notes, at least to the extent that the Indebtedness being acquired is subordinated to the New Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being refinanced, or Indebtedness of the Company that is subordinate or junior in right of payment to the New Notes at least to the extent that the Indebtedness being acquired is subordinated to the New Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by the Company to repurchase or to enable Holding (including for the purpose of this clause (4) and for the purposes of clauses (5) and (6) below, any corporation that, directly or indirectly, owns all of the Common Stock of Holding) to repurchase, Capital Stock of Holding from employees of Holding or its Subsidiaries or such other Corporation in an aggregate amount not to exceed $5,000,000; (5) payments to enable Holding to redeem or repurchase stock purchase or similar rights granted by Holding with respect to its Capital Stock in an aggregate amount not to exceed $1,000,000; (6) payments, not to exceed $200,000 in the aggregate, to enable Holding to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (7) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the

"Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant such that after incurring that $1.00 of additional Indebtedness, the Consolidated Coverage Ratio would be greater than
2.00 to 1.00; (8) payments to enable Holding or the Company to pay dividends on its Capital Stock (other than Disqualified Capital Stock) after the first Equity Offering in an annual amount not to exceed 6.00% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Equity Offering and contributed to the Company,
(9) payments by the Company to fund the payment by any direct or indirect holding company thereof of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect holding company and so long as the aggregate amount of payments pursuant to this clause (9) does not exceed $1,000,000 in any calendar year; (10) payments by the Company to fund taxes of Holding for a given taxable year in an amount equal to the Company's "separate return liability," as if the Company were the parent of a consolidated group (for purposes of this clause (iv) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own United States federal tax return for such taxable year) and (11) payments by the Company under the Financial Monitoring and Oversight Agreements or the Corporate Leases; provided, however, that in the case of clauses (3), (4), (5), (6), (7) and (8), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (4), (5), (6), (7) and (8) shall be included in such calculation.

     Merger, Consolidation and Sale of Assets. The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such surviving person shall assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause
(2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant; (iv) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred or be continuing; and (v) the Company has delivered to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and

(2) the Company may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the U.S. to realize tax or other benefits.

     Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $5,000,000, by the board of directors of the Company, as evidenced by a board resolution),
(ii) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Senior Indebtedness of the Company or any Indebtedness of a Subsidiary of the Company (and, to the extent such Senior Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder, except that the Company may temporarily repay Senior Indebtedness using the consideration from such Asset Sale and thereafter use such funds to reinvest pursuant to clause (B) below within the period set forth therein without having to obtain a corresponding reduction in the commitments under such revolving credit or similar facility), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or (C) to purchase New Notes and other Senior Subordinated Indebtedness, pro rata tendered to the Company for purchase at a price equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $5,000,000.

     Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first-class mail, to holders of New Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of New Notes may elect to tender their New Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender New Notes in an amount which, together with all other Senior Subordinated Indebtedness so tendered, exceeds the Net Proceeds Offer, New Notes and other Senior Subordinated Indebtedness of tendering holders will be repurchased on a pro rata basis (based upon the aggregate principal amount tendered). To the extent that the aggregate principal amount of New Notes tendered pursuant to any Net Proceeds Offer, which, together with the aggregate principal amount or aggregate accreted value, as the case may be, of all other Senior Subordinated Indebtedness so tendered, is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes and other Senior Subordinated Indebtedness for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of New Notes pursuant to a Net Proceeds Offer.

     Limitation on Asset Swaps. The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless:
(i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $2.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company which determination shall include a determination that the fair market value of the assets being received in such swap are at least equal to the fair market value of the assets being swapped and
(iii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the Company has also received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary; (4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) agreements existing on the Issue Date (including the Credit Agreement) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification; (6) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien;
(9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement; (10) restrictions relating to Subsidiary preferred stock that require that due and payable dividends thereon to be paid in full prior to dividends on such Subsidiary's common stock or (11) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in the Indenture.

     Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction
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

(including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly Owned Subsidiary of the Company or among Wholly Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $5,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $15,000,000 or more, the board of directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (2) any obligations of the Company under the Financial Monitoring and Oversight Agreements, the Corporate Leases or any employment agreement, noncompetition or confidentiality agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant), (3) reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to any of the Initial Purchasers and their Affiliates, (4) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (6) loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practices, and (7) the issuance of Capital Stock of the Company (other than Disqualified Stock).

     Restriction on Transfer of Assets to Subsidiaries. The Indenture provides that if, at any time, (x) more than 20% of the Company's consolidated total assets are owned by Subsidiaries of the Company or (y) more than 20% of the Company's Consolidated EBITDA is derived from Subsidiaries of the Company, the Company shall cause such Subsidiaries to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiaries shall unconditionally guarantee, on a senior subordinated basis, all the Company's obligations under the New Notes and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly executed and delivered by such Subsidiaries; provided that if no Default or Event of Default shall have occurred or be continuing, and neither condition (x) or (y) is then met, such guarantees will automatically, with no action required on behalf of the Company or its Subsidiaries, be released; provided, however, that the provisions contained herein shall not apply to Subsidiaries of the Company organized outside of the United States.

     Reports. The Indenture provides that so long as any of the New Notes are outstanding, the Company will provide to the holders of New Notes and file with the Commission, to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports, commencing for the period ended March 31, 1998.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on the New Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (ii) the failure to pay principal of or premium, if any, on any New Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (iii) a default in the observance or performance of any other covenant or agreement contained in the New Notes or the Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding New Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $10,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the outstanding New Notes shall, or the holders of at least 25% in principal amount of outstanding New Notes may, declare the principal of all the New Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable, except that if there are any amounts outstanding under the Credit Agreement, the same will become due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by the Company and the agent under the Credit Agreement of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the New Notes.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the New Notes as described in the preceding paragraph, the holders of a majority in principal amount of the New Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the New Notes that has become due solely by such declaration of acceleration,
(iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the New Notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the New Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any New Notes.

     The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or

Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the New Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "IRS") to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an opinion of counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an officers' certificate and an opinion of counsel to the effect that the Company has complied with all conditions precedent to the defeasance which opinion shall also state that the exercise of such option does not violate any loan agreement of the Company known to such counsel. Notwithstanding the foregoing, the opinion of counsel required by clause (A) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, together, without the consent of the holders of the New Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes and the Indenture; (v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of, premium on and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Notes to waive Default or Event of Default; or (vi) after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers. Any amendment or modification of the subordination provisions of the Notes or the Indenture, including related definitions, shall also require the consent of the Representative under the Credit Agreement.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of New Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, as to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first referred to Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or its Subsidiaries receive aggregate consideration of less than $1,000,000, (b) transactions covered by the "Merger, Consolidation and Sale of Assets" covenant or permitted by the "Limitation on Asset Swaps" covenant, (c) a Restricted Payment that otherwise qualifies under the "Limitation on Restricted Payments" covenant, (d) any disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of, in each case, in the ordinary course of business or (e) sales of receivables and leases in connection with the lease financing activities described in clause
(xii) of the definition of Permitted Indebtedness.

     "Asset Swap" means the execution of a definitive agreement, subject only to approval of the United States Federal Trade Commission, if applicable, and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and applied in accordance with "Certain Covenants -- Limitation on Asset Sales."

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause
(iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse, any of its Affiliates, officers and directors, Glenn E. Staats or any of his Affiliates or Preston W. Staats or any of his Affiliates (collectively, the "Permitted Holders"); or (ii) a majority of the board of directors of the Company or Holding shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder, including without limitation, Holding) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company or Holding.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness or issued any preferred stock since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness or issuance of preferred stock, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness or issuance of preferred stock as if such Indebtedness had been incurred or such preferred stock had been issued on the first day of such Four Quarter Period and the discharge of any other Indebtedness or preferred stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or preferred stock as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Subsidiary of the Company shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness or preferred stock of the Company or any Subsidiary of the Company repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Capital Stock of any Subsidiary of the Company are sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person that becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness or the issuance of any preferred stock) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary of the Company since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(2) or (3) above if made by the Company or a Subsidiary of the Company during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred or the issuance of any preferred stock in connection therewith, the pro forma calculations shall be determined reasonably and in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Rate Protection Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

     "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period;
(ii) Consolidated Fixed Charges for such period; and (iii) Consolidated Non-cash Charges for such period less all non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the amount of all cash dividend payments or payments in Disqualified Capital Stock on Preferred Stock of Subsidiaries of such Person or on Disqualified Capital Stock of such Person held by Persons other than the Company or any Wholly Owned Subsidiaries paid, accrued or scheduled to be paid or accrued during such period.

     "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

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

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued or capitalized interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $1,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP,
(c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than the Company or a Subsidiary or other than an Unrestricted Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and any non-cash expenses attributable to grants or exercises of employee stock options, (f) charges relating to the amortization or write-off of intangibles or other goodwill arising from the ARISB Acquisition or the Triad Acquisition and (g) the cumulative effect of changes in accounting principles.

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the board of directors of the Company or Holdings on the Issue Date, (ii) was nominated for election or elected to the board of directors of the Company or Holdings, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

     "Corporate Leases" mean the lease agreements with respect to the Company's offices and facilities in Austin, Texas, leased by the Company from a corporation owned by Messrs. Glenn and Preston Staats and offices and facilities in Livermore, California, leased from Triad Park LLC, each as in effect on the Issue Date or as may be subsequently amended in a way not materially adverse to holders of the Notes or the Company.

     "Credit Agreement" means (i) the Credit Agreement, dated as of February 27, 1997, as amended and restated as of February 6, 1998, among the Company, Holding, The Chase Manhattan Bank, as administrative agent, NationsBank of Texas, N.A., as Lender, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) as the same may be amended, supplemented, restated, restored or otherwise modified from time to time, including amendments, supplements or modifications relating to the addition or elimination of Subsidiaries of

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

the Company as borrowers or guarantors or other credit parties thereunder, and
(ii) any renewal, extension, refunding, restructuring, restatements, replacement or refinancing thereof (whether with the original administrative agent, and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Credit Agreement or one or more other credit or other agreements).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all obligations under the Credit Agreement and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable on or before February 1, 2008, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to February 1, 2008; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to February 1, 2008 shall be deemed to be Disqualified Capital Stock.

     "Equity Offering" means a private sale or an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or Holdings (to the extent, in the case of Holdings, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company).

     "Financial Monitoring and Oversight Agreements" means the Monitoring and Oversight Agreement among the Company, Holdings and Hicks Muse Partners, as in effect on the Issue Date and the Financial Advisory Agreement among the Company, Holdings and Hicks Muse Partners, each as in effect on the Issue Date or as may be subsequently amended in a way not materially adverse to holders of the Notes or the Company.

     "GAAP," unless otherwise indicated, means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being
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

deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

     "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (in each case, including by way of Guarantee or similar arrangement) or capital contribution to any Person, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit. For purposes of the "Limitation on Restricted Payments" covenant, (A) "Investment" shall include the portion (proportionate to the Company's equity interest in a Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(1) the Company's "Investment" in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated from an Unrestricted Subsidiary to a Subsidiary; and (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, relocation costs, title insurance premiums, appraisers, fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset
Sale), (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) any reserves established in accordance with GAAP for adjustment in respect of the sales price of such asset or assets or for any liabilities associated with such Asset Sale, and (v) repayment of Indebtedness secured by assets subject to such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

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

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Company or a Subsidiary incurred pursuant to the Credit Agreement (including guarantees thereof) in an aggregate principal amount at any time outstanding not to exceed $100,000,000;
(iii) Indebtedness evidenced by or arising under the Notes and the Indenture;
(iv) Interest Swap Obligations; provided, however, that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $20,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company; (viii) guarantees by the Company or Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $15,000,000; (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $3,000,000 at any time outstanding; and (xii) Indebtedness and other Obligations of the Company and its Subsidiaries related to lease financing activities which are not required to be treated as indebtedness on a balance sheet, as determined in accordance with generally accepted accounting principles as in effect on the date such Indebtedness or other Obligation is incurred.

     "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company); provided, however, that the primary business of such person is in the good faith judgment of management of the Company a business reasonably related, ancillary or complementary to the business of the Company; provided, further, however, that if any such Investment or series of related Investments involves an Investment by the Company in excess of $3,000,000, the Company is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant, (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Company or any Wholly Owned Subsidiary of the Company in any Wholly Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Company and Investments in the Company by any Wholly Owned Subsidiary of the Company, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Subsidiary thereof for purposes of purchasing the Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, and (vii) additional Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in its business; provided, however, that productive assets to be acquired by the Company shall be, in the good faith judgment of management of the Company, assets which are reasonably related, ancillary or complementary to the business of the Company as conducted on the Issue Date.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means any refinancing of Indebtedness of the Company or any of its Subsidiaries existing as of the Issue Date or incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant (other than pursuant to clause
(iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.

     "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Company or its Subsidiaries that is subordinated or junior in right of payment to the Notes or (iv) the making of any Investment (other than a Permitted Investment).

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated (together with its Subsidiaries) by a resolution adopted by the board of directors of the Company; provided, however, that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary or its Subsidiaries (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary or its Subsidiaries and (b) except with respect to the designation described in the last sentence of this definition at the time of designation of such Subsidiary, such Subsidiary and its Subsidiaries has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM


     Except as described in the next paragraph, the New Notes initially will be represented by one or more permanent global certificates in definitive, duly registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.


     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of New Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs and institutional Accredited Investors who are not QIB's may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of the principal of, premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any and interest on the Global Notes, will credit participants' accounts with payments in amount proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell New Notes to persons in states which require physical delivery of the New Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not constitute a sale or exchange for federal income tax purposes. Accordingly, such exchange will not have federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until           , 1998, all dealers effecting transactions in the New
Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Cooperative Computing Holding Company, Inc. at September 30, 1997 and November 30, 1996, and for each of the two years in the period ended November 30, 1996 and for the ten-month period ended September 30, 1997 and the consolidated statement of operations and cash flows of Triad for the five months ended February 28, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Triad for each of the two years in the period ended September 30, 1996 have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COOPERATIVE COMPUTING HOLDING COMPANY, INC.
  Unaudited Interim Consolidated Financial Statements
     Consolidated Balance Sheet as of March 31, 1998........   F-2
     Consolidated Statements of Operations for the six month
      periods ended March 31, 1997 and 1998.................   F-3
     Consolidated Statements of Cash Flows for the six month
      periods ended March 31, 1997 and 1998.................   F-4
     Notes to the Unaudited Interim Consolidated Financial
      Statements............................................   F-5

  Audited Consolidated Financial Statements
     Report of Independent Auditors.........................   F-9
     Consolidated Balance Sheets as of November 30, 1996 and
      September 30, 1997....................................  F-10
     Consolidated Statements of Operations for the years
      ended November 30, 1995 and 1996 and the ten-month
      period ended September 30, 1997.......................  F-11
     Consolidated Statements of Stockholders' Equity for the
      years ended November 30, 1995 and 1996 and the
      ten-month period ended September 30, 1997.............  F-12
     Consolidated Statements of Cash Flows for the years
      ended November 30, 1995 and 1996 and the ten-month
      period ended September 30, 1997.......................  F-13
     Notes to Consolidated Financial Statements.............  F-14

TRIAD SYSTEMS CORPORATION
  Audited Consolidated Financial Statements
     Report of Independent Auditors.........................  F-30
     Report of Independent Accountants......................  F-31
     Consolidated Balance Sheets as of September 30, 1995
      and 1996..............................................  F-32
     Consolidated Statements of Operations for the years
      ended September 30, 1995 and 1996 and the five-month
      period ended February 27, 1997........................  F-33
     Consolidated Statements of Stockholders' Equity for the
      years ended September 30, 1995 and 1996...............  F-34
     Consolidated Statements of Cash Flows for the years
      ended September 30, 1995 and 1996 and the five-month
      period ended February 27, 1997........................  F-35
     Notes to Consolidated Financial Statements.............  F-36

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $      2
  Trade accounts receivable, net............................    30,835
  Inventories...............................................     8,505
  Investment in leases......................................     2,305
  Deferred income taxes.....................................     8,340
  Prepaid expenses and other current assets.................     7,410
                                                              --------
          Total current assets..............................    57,397
Service parts...............................................     3,517
Property and equipment......................................    12,291
Long-term investment in leases..............................    13,456
Capitalized computer software costs.........................    33,607
Databases...................................................    18,700
Deferred financing costs....................................     5,703
Other intangibles...........................................    12,172
Other assets................................................    32,032
Goodwill....................................................   123,557
                                                              --------
          Total Assets......................................  $312,432
                                                              ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 14,075
  Income taxes payable......................................        13
  Payroll related accruals..................................    10,106
  Deferred revenue..........................................     4,808
  Current portion of long-term debt.........................     2,242
  Accrued expenses and other current liabilities............    13,482
                                                              --------
          Total current liabilities.........................    44,726
Long-term debt..............................................   170,079
Deferred income taxes.......................................    47,407
Other liabilities...........................................    12,735
                                                              --------
          Total liabilities.................................   274,947
Stockholders' equity:
  Common Stock, par value $.000125, authorized 50,000,000
     shares, issued and outstanding 35,220,000..............         4
  Additional paid-in capital................................    88,994
  Retained deficit..........................................   (51,513)
                                                              --------
Total stockholders' equity:.................................    37,485
                                                              --------
Total liabilities and stockholders' equity..................  $312,432
                                                              ========

                             See accompanying notes

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Revenues:
  Systems...................................................  $ 17,593    $ 34,463
  Customer support and information services.................    17,934      66,101
  Finance...................................................     1,731       3,850
                                                              --------    --------
Total revenues..............................................    37,258     104,414
Cost of revenues:
  Systems...................................................     8,576      24,489
  Services and finance......................................    10,325      42,092
                                                              --------    --------
Total cost of revenues......................................    18,901      66,581
                                                              --------    --------
Gross margin................................................    18,357      37,833
Operating expenses:
  Sales and marketing.......................................     5,438      23,257
  Product development.......................................     4,561       8,073
  General and administrative................................     3,873      18,183
Write-off of in-process research & development..............    23,100          --
                                                              --------    --------
Total operating expenses....................................    36,972      49,513
Operating income(loss)......................................   (18,615)    (11,680)
Interest expense............................................     1,355       7,350
Other income (expense), net.................................     1,083         254
                                                              --------    --------
Income (loss) before income taxes...........................   (18,887)    (18,776)
Income tax (provision) benefit..............................    (2,277)      5,659
Income (loss) before extraordinary charge...................   (21,164)    (13,117)
                                                              --------    --------
Extraordinary charge, net of tax of $1,969..................        --       3,017
Net income(loss)............................................  $(21,164)   $(16,134)
                                                              ========    ========
Pro Forma information:
  Historical loss before provision for income taxes.........  $(18,887)
  Pro Forma benefit for income taxes........................     1,800
                                                              --------
  Pro Forma net loss........................................  $(20,687)
                                                              ========

                            See accompanying notes.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ (21,164)   $ (16,134)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..............................................      1,256        2,931
  Amortization..............................................      5,384       22,054
  Write-off of in-process research & development............     23,100           --
  Loss on write-off of debt issuance costs..................        222        3,017
  Other, net................................................        404          (10)
  Changes in assets and liabilities, net of effects of
     business acquired:
     Trade accounts receivable..............................        901       (3,917)
     Inventories............................................        267       (4,474)
     Investment in leases...................................      6,104          352
     Deferred income taxes..................................      2,280       (7,926)
     Prepaid expenses and other assets......................      7,676       (1,178)
     Accounts payable.......................................        413        4,193
     Deferred revenue.......................................        551          585
     Accrued expenses and other current liabilities.........     (2,197)      (2,164)
                                                              ---------    ---------
Net cash provided by (used in) operating activities.........     25,197       (2,671)
INVESTING ACTIVITIES
Acquisition of Triad Systems, net of cash acquired..........   (179,893)          --
Purchase of property and equipment..........................       (975)      (3,358)
Capitalized computer software costs and databases...........     (6,446)      (6,328)
Equity in earnings (loss) of investments....................        (61)         131
Purchase of service parts...................................        178         (832)
ARISB asset purchase, net of cash acquired..................         --       (9,000)
Other.......................................................         --       (1,021)
                                                              ---------    ---------
Net cash used in investing activities.......................   (187,197)     (20,408)
FINANCING ACTIVITIES
Issuance of common stock....................................     96,000           --
Stock issuance costs........................................     (7,355)          --
Proceeds from bond issuance.................................    154,000      100,000
Proceeds from credit facility...............................         --      148,350
Payment on debt facilities..................................    (57,095)    (220,850)
Advances from stockholders..................................        500           --
Debt issuance costs.........................................     (5,864)      (5,801)
Shareholder distributions...................................     (8,650)          --
Advances from shareholders..................................      1,995           --
Repayment of advances from shareholders.....................     (7,584)          --
Other.......................................................         --         (251)
                                                              ---------    ---------
Net cash provided by financing activities...................    165,947       21,448
Net decrease in cash and cash equivalents...................      3,947       (1,631)
Cash and cash equivalents, beginning of period..............      2,388        1,633
                                                              ---------    ---------
Cash and cash equivalents, end of period....................  $   6,335    $       2
                                                              =========    =========
Supplemental disclosure of cash flow information
Cash paid during the period for:
  Interest..................................................  $     370    $   5,794
                                                              =========    =========
  Income taxes..............................................  $      --    $     188
                                                              =========    =========

                            See accompanying notes.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 1998 may not be indicative of the results for the year ended September 30, 1998.

2. DISCOUNTING OF LEASE RECEIVABLES

     Activity in the following servicing liability account (recorded in other liabilities in the Company's balance sheet) is as follows:

                                                                LEASE
                                                              SERVICING     RECOURSE
                                                              OBLIGATION   OBLIGATION
                                                              ----------   ----------
Balance at September 30, 1997...............................    $2,206       $9,662
Newly-created liabilities...................................       552        1,728
Charges and lease write-offs................................      (717)      (2,784)
                                                                ------       ------
Balance at March 31, 1998...................................    $2,041       $8,606
                                                                ======       ======

3. INCOME TAXES

     Through February 27, 1997, the Company and its affiliates had elected to be treated as S Corporations under Subchapter S of the Internal Revenue Code of 1986, as amended. As such, federal income taxes were the responsibility of the individual stockholders.

     The pro forma disclosures on the statements of operations reflect adjustments to record provisions for income taxes as if the Company had not been an S Corporation. The pro forma provision for income taxes attributable to continuing operations is $1.8 million for the six months ended March 31, 1997.

     The Company recorded an income tax benefit for the six months ended March 31, 1998 at an effective rate of 30%. The effective rate used to record the income tax benefit in the six months ended March 31, 1998 is based on the Company's anticipated results for the year and differs from the pro forma effective rate for the ten-month period ended September 30, 1997 of 7% due primarily to the impact of the write-off of in-process research and development associated with the Triad acquisition. The Company's (provision) benefit for income taxes differs from the amount computed by applying the statutory rate to income before taxes primarily because of permanent differences, state taxes and research and development tax credits.

4. COMMITMENTS AND CONTINGENCIES

  Licensing Agreement

     The Company has a license which allows it to sublicense a software product that provides quick access to auto repair information. The Company is obligated to a non-refundable Minimum Annual Commitment of $1.0 million through 2011.

  Operating Leases

     The Company leases an airplane on a month-to-month basis from a company owned by one of the stockholders of the Company. Rental payments are $33,500 per month plus associated expenses. Rent expense under this lease during the six months ended March 31, 1998 was approximately $243,000.

5. REFINANCING OF DEBT

     On February 10, 1998, the Company consummated the sale of $100 million Senior Subordinated Notes (the "Offering"). Concurrently with the consummation of the Offering, the Company (i) amended and restated its $170 million credit facility (the "Old Credit Facilities") by entering into a new $50 million term loan facility and a new $50 million revolving credit facility and (ii) used the net proceeds from the Offering and the new facilities to repay the Old Credit Facilities. The refinancing of debt resulted in an extraordinary loss of approximately $3.0 million, net of tax, as a result of the write-off of existing deferred financing costs.

     At March 31, 1998, the Company's debt consists of the following:

                                                              (IN THOUSANDS)
Senior Subordinated Notes...................................     $100,000
Senior Credit Facilities:
  Term Loan Facility........................................       50,000
  Revolving Credit Facility.................................       21,650
Other debt..................................................          671
                                                                 --------
                                                                  172,321
Current portion.............................................        2,242
                                                                 --------
Long-term debt..............................................     $170,079
                                                                 ========

     The Senior Subordinated Notes (the "Notes") are unsecured and mature on February 1, 2008. Interest on the Notes accrues at the rate per annum equal to 9% and is payable semiannually on February 1 and August 1.

     The Notes may be redeemed at any time on or after February 1, 2003, in whole or in part, at the option of the Company, at the redemption prices as set forth in the Credit Agreement, plus accrued and unpaid interest. In addition, prior to February 1, 2002, the Company, subject to certain requirements, may redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds, as defined in the Credit Agreement, received from one or more private or public equity offerings at a price equal to 109% of the principal amount to be redeemed, together with accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. Upon a change of control, as defined in the Credit Agreement, the Company is required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount plus the applicable premium, as defined in the Credit Agreement.

     The Credit Agreement which governs the Senior Credit Facilities includes a Term Loan Facility and a Revolving Credit Facility. Substantially all of the assets of the Company are pledged as collateral for the Credit Agreement. The terms of the Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures, and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the Credit Agreement.

     The Credit Agreement requires prepayment of amounts under the Credit Agreement in the event of issuances of common stock, cash proceeds from asset sales, and the attainment of certain cash flow measures.

     Borrowings under the Credit Agreement bear interest at rates which, at the Company's option, vary with the prime rate or LIBOR rates plus a markup. Such rates ranged from 7.88% to 10.00% at March 31, 1998. Interest is generally due and payable quarterly (up to twelve months in certain circumstances).

     The Term Loan Facility, in the amount of $50 million, is payable in seventeen quarterly installments beginning March 31, 1999 as follows (in thousands):

                                                               QUARTERLY
                                                               PRINCIPAL
QUARTERS ENDING                                                 PAYABLE
---------------                                                ---------
March 1999 through September 1999...........................    $2,000
December 1999 through September 2000........................     2,500
December 2000 through September 2001........................     3,000
December 2001 through September 2002........................     3,500
December 2002 through March 2003............................     4,000

     The Revolving Credit Facility, which includes Revolving Credit Notes, Swing Line Notes (maximum of $10 million), and Letters of Credit (maximum of $15 million), provides for maximum aggregate borrowings of $50 million through advances in amounts of at least $500,000. All principal under the Revolving Credit Facility is due on March 31, 2003.

     In connection with the Revolving Credit Agreements, the Company is required to pay a quarterly commitment fee equal to 1/2% per annum of the unused portion of the Revolving Credit Facility. After February 10, 1999 this rate is adjusted in increments based upon set ratios as defined in the Credit Agreement.

     In connection with the Letters of Credit, the Company is required to pay a letter of credit commission fee equal to 1.25% to 2.25% (depending on certain financial tests) per annum on the amount of the Letter of Credit.

     The Term Loan and Revolving Credit Facility contain restrictive covenants which are measured quarterly. At March 31, 1998, the Company was in compliance with these covenants.

     Contractual maturities of debt, exclusive of interest, are as follows (in thousands):

Six months ended September 1998.............................   $     40
1999........................................................      6,288
2000........................................................     10,237
2001........................................................     12,106
2002........................................................     14,000
2003........................................................     29,650
Thereafter..................................................    100,000

     The Company utilizes interest rate cap agreements to limit the impact of increases in interest rates on its floating rate debt. The interest rate cap agreements require premium payments to counterparties based upon a notional principal amount, which was $67.5 million at March 31, 1998. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in the agreements. The fair value of the interest rate cap agreements is estimated by obtaining quotes from brokers and represents the cash requirements if the existing contracts had been settled at period end. The carrying amount and fair value of these contracts are not significant. At March 31, 1998, the

Company's interest rate cap was 8% and was scheduled to expire June 16, 1999. The premium paid for the cap is amortized to interest expense over the life of the cap.

6. ACQUISITIONS

     On March 1, 1998, the Company acquired certain assets of ADP Claims Solutions Group, Inc. for total consideration (including the assumption of certain liabilities) of approximately $9.3 million. These assets provide products and services to the automotive recycling industry. The consummation of this acquisition is subject to certain conditions, including approval by the United States Federal Trade Commission. The operating results of the acquired company are immaterial to the Company's financial statements.

7. STOCK OPTION PLAN

     In February 1998, the Board of Directors of the Company gave tentative approval for the implementation of a stock option plan and have reserved 4.8 million shares of the Company's Common Stock for issuance under the plan.

8. POST ACQUISITION RESERVES

     In connection with the acquisition of Triad, the Company assumed approximately $5.2 million of costs to be incurred with the consolidation of Triad's management administration, manufacturing and finance operations with the Company's. Such costs include severance costs for the involuntary termination of certain Triad employees ($4.1 million) and costs associated with a leased building to be vacated as a result of the consolidation.

     The consolidation of the manufacturing operation was completed by March 31, 1998 and the consolidation of the finance operations is expected to be completed by September 30, 1998.

     Total amounts charged to employee severance and to vacated lease accrual as of March 31, 1998 were approximately $2.2 million and $0.4 million, respectively.

9. SUBSEQUENT EVENT

     In order to align operating expenses with its strategic plans, the Company reduced its workforce in the third quarter of fiscal 1998, and expects to record a charge of approximately $1.0 million for severance costs in relation to such reduction.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cooperative Computing Holding Company, Inc.

     We have audited the accompanying consolidated balance sheets of Cooperative Computing Holding Company, Inc. as of November 30, 1996 and September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended November 30, 1996 and for the ten-month period ended September 30, 1997. Our audits also include the financial statement schedule listed in Item 16(b) of this Registration Statement. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooperative Computing Holding Company, Inc. at November 30, 1996 and September 30, 1997, and the consolidated results of its operations and its cash flows for each of the two years in the period ended November 30, 1996 and for the ten-month period ended September 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                    /s/ ERNST & YOUNG LLP

Austin, Texas
January 16, 1998, except for Note 19,
  as to which the date is February 10, 1998.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
          (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA AND PER SHARE DATA)

                                                              NOVEMBER 30,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 4,004        $  1,633
  Trade accounts receivable, net............................      4,091          25,819
  Inventories...............................................      1,164           4,031
  Investment in leases......................................         --           1,735
  Deferred income taxes.....................................         --           7,871
  Prepaid expenses and other current assets.................        787           7,245
                                                                -------        --------
          Total current assets..............................     10,046          48,334
Service parts...............................................        611           3,801
Property and equipment......................................      2,160          10,355
Long-term investment in leases..............................         --          14,378
Capitalized computer software costs.........................         --          32,569
Databases...................................................      5,048          20,688
Deferred financing costs....................................         --           5,436
Other intangibles...........................................         --         161,247
Other assets................................................        898          11,132
                                                                -------        --------
Total assets................................................    $18,763        $307,940
                                                                =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 2,452        $  9,882
  Income taxes payable......................................         --           1,803
  Payroll related accruals..................................        949          13,129
  Deferred revenue..........................................      1,196           4,223
  Advances from stockholders................................      5,089              --
  Current portion of long-term debt.........................         --           6,436
  Accrued expenses and other current liabilities............      3,850          12,258
                                                                -------        --------
          Total current liabilities.........................     13,536          47,731
Long-term debt..............................................         --         138,531
Deferred income taxes.......................................         --          53,240
Other liabilities...........................................         --          14,739
                                                                -------        --------
          Total liabilities.................................     13,536         254,241
Stockholders' equity:
  Common Stock:
     Cooperative Computing Holding Company, Inc. Common
      Stock, par value $0.000125; authorized 50,000,000;
      issued and outstanding 16,000,000 in 1996 and
      35,220,000 in 1997....................................          2               4
     Applied Data Specialties, Inc., par value $1;
      authorized, issued and outstanding -- 1,000 in 1996
      and none in 1997......................................          1              --
     Canadian Aftermarket Network, Inc., par value $1;
      authorized, issued and outstanding -- 1,000 in 1996
      and none in 1997......................................          1              --
  Additional paid-in capital................................        249          88,994
  Retained earnings (deficit)...............................      4,974         (35,299)
                                                                -------        --------
          Total stockholders' equity........................      5,227          53,699
                                                                -------        --------
          Total liabilities and stockholders' equity........    $18,763        $307,940
                                                                =======        ========

                            See accompanying notes.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                YEAR ENDED         TEN-MONTH
                                                               NOVEMBER 30,      PERIOD ENDED
                                                             -----------------   SEPTEMBER 30,
                                                              1995      1996         1997
                                                             -------   -------   -------------
Revenues:
  Systems..................................................  $14,111   $18,544     $ 55,085
  Customer support and information services................   15,134    18,190       79,654
  Finance..................................................       --        --        5,577
                                                             -------   -------     --------
Total revenues.............................................   29,245    36,734      140,316
Cost of revenues:
  Systems..................................................    9,492    11,172       35,169
  Services and finance.....................................    7,241    10,685       49,295
                                                             -------   -------     --------
Total cost of revenues.....................................   16,733    21,857       84,464
                                                             -------   -------     --------
Gross margin...............................................   12,512    14,877       55,852
Operating expenses:
  Sales and marketing......................................    2,061     2,038       28,161
  Product development......................................    7,485     8,347       11,890
  General and administrative...............................    2,675     2,992       19,929
  Write off of purchased in-process research and
     development...........................................       --        --       23,100
                                                             -------   -------     --------
Total operating expenses...................................   12,221    13,377       83,080
                                                             -------   -------     --------
Operating income (loss)....................................      291     1,500      (27,228)
Interest expense...........................................       --        --       (8,403)
Other income (expense), net................................      414     4,231          443
                                                             -------   -------     --------
Income (loss) before income taxes..........................      705     5,731      (35,188)
Income tax benefit:
  Nonrecurring charge for termination of Subchapter S
     election..............................................       --        --       (2,382)
  C Corporation benefit....................................       --        --        3,383
                                                             -------   -------     --------
Total income tax benefit...................................       --        --        1,001
                                                             -------   -------     --------
Net income (loss)..........................................  $   705   $ 5,731     $(34,187)
                                                             =======   =======     ========
Unaudited pro forma information:
  Historical income before provision for income taxes......  $   705   $ 5,731     $(35,188)
  Pro forma (provision) benefit for income taxes...........     (157)   (1,931)       2,392
                                                             -------   -------     --------
  Pro forma net income.....................................  $   548   $ 3,800     $(32,796)
                                                             =======   =======     ========

                            See accompanying notes.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                    COMMON STOCK
                             -----------------------------------------------------------
                                  COOPERATIVE                               CANADIAN
                                   COMPUTING           APPLIED DATA        AFTERMARKET
                             HOLDING COMPANY, INC.   SPECIALTIES, INC.    NETWORK, INC.    ADDITIONAL   RETAINED        TOTAL
                             ---------------------   -----------------   ---------------    PAID-IN     EARNINGS    STOCKHOLDERS'
                               SHARES      AMOUNT    SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL     (DEFICIT)      EQUITY
                             -----------   -------   -------   -------   ------   ------   ----------   ---------   -------------
Balance, November 30,
  1994....................   16,000,000     $  2      1,000      $ 1      1,000    $ 1      $   249     $  4,871      $  5,124
  Net income..............           --       --         --       --         --     --           --          705           705
  Shareholder
    distributions.........           --       --         --       --         --     --           --         (556)         (556)
                             ----------     ----     ------      ---     ------    ---      -------     --------      --------
Balance, November 30,
  1995....................   16,000,000        2      1,000        1      1,000      1          249        5,020         5,273
  Net income..............           --       --         --       --         --     --           --        5,731         5,731
  Shareholder
    distributions.........           --       --         --       --         --     --           --       (5,777)       (5,777)
                             ----------     ----     ------      ---     ------    ---      -------     --------      --------
Balance, November 30,
  1996....................   16,000,000        2      1,000        1      1,000      1          249        4,974         5,227
  Shareholder
    distributions.........           --       --         --       --         --     --           --       (6,209)       (6,209)
  Merger of Applied Data
    Specialties, Inc. and
    Canadian Aftermarket
    Network, Inc. into
    Cooperative Computing
    Holding Company.......           --       --     (1,000)      (1)    (1,000)    (1)           2           --            --
  Issuance of Common
    Stock.................   19,220,000        2         --       --         --     --       96,098           --        96,100
  Common Stock issuance
    costs.................           --       --         --       --         --     --       (7,355)          --        (7,355)
  Foreign currency
    translation
    adjustments...........           --       --         --       --         --     --           --          123           123
  Net loss................           --       --         --       --         --     --           --      (34,187)      (34,187)
                             ----------     ----     ------      ---     ------    ---      -------     --------      --------
Balance, September 30,
  1997....................   35,220,000     $  4         --      $--         --    $--      $88,994     $(35,299)     $ 53,699
                             ==========     ====     ======      ===     ======    ===      =======     ========      ========

                            See accompanying notes.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED          TEN-MONTH
                                                             NOVEMBER 30,       PERIOD ENDED
                                                          ------------------    SEPTEMBER 30,
                                                           1995       1996          1997
                                                          -------    -------    -------------
                                                                (AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)......................................   $   705    $ 5,731      $ (34,187)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation.........................................     1,708      1,711          4,585
  Amortization.........................................     3,700      4,683         24,758
  Write-off of in-process research and development.....        --         --         23,100
  Other, net...........................................      (218)      (272)           118
  Changes in assets and liabilities, net of effects of
     business acquired:
     Trade accounts receivable.........................    (1,879)     1,014        (11,231)
     Inventories.......................................      (434)       482          2,547
     Investment in leases..............................        --         --          7,401
     Deferred income taxes.............................        --         --         (4,710)
     Prepaid expenses and other assets.................      (164)      (385)        10,697
     Accounts payable..................................      (382)       753         (1,102)
     Taxes payable.....................................        --         --          1,803
     Deferred revenues.................................       206        350          3,027
     Accrued expenses and other liabilities............     1,635      1,184         (1,773)
                                                          -------    -------      ---------
Net cash provided by operating activities..............     4,877     15,251         25,033
INVESTING ACTIVITIES
Acquisition of Triad, net of cash acquired.............        --         --       (179,893)
Purchase of property and equipment.....................    (1,551)    (1,617)        (3,347)
Capitalized computer software costs and databases......    (4,841)    (5,118)       (11,879)
Purchase of service parts..............................      (135)      (406)          (754)
Distributions received from partnerships...............       205        256            221
                                                          -------    -------      ---------
Net cash used in investing activities..................    (6,322)    (6,885)      (195,652)
FINANCING ACTIVITIES
Issuance of common stock...............................        --         --         96,100
Stock issuance costs...................................        --         --         (7,355)
Proceeds from debt facility............................        --         --        201,087
Payments on long-term debt.............................        --         --       (103,844)
Debt issuance costs....................................        --         --         (6,442)
Shareholder distributions..............................      (556)    (5,777)        (6,209)
Advances from stockholders.............................       700         --          2,496
Repayments of advances from stockholders...............        --         --         (7,585)
                                                          -------    -------      ---------
Net cash provided by (used in) financing activities....       144     (5,777)       168,248
Increase (decrease) in cash and cash equivalents.......    (1,301)     2,589         (2,371)
Cash and cash equivalents, beginning of period.........     2,716      1,415          4,004
                                                          -------    -------      ---------
Cash and cash equivalents, end of period...............   $ 1,415    $ 4,004      $   1,633
                                                          =======    =======      =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest..........................................   $    --    $    --      $   6,792
     Income taxes......................................   $    --    $    --      $     139

                            See accompanying notes.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     The consolidated financial statements include the accounts of Cooperative Computing Holding Company, Inc. ("Holdings" or the "Company"), and its wholly owned subsidiary, Cooperative Computing, Inc. ("CCI"). Holdings has no assets or liabilities other than its investment in its wholly owned subsidiary CCI; accordingly these consolidated financial statements represent the operations of CCI and its subsidiaries. CCI is a leading provider of business and information management services to the automotive aftermarket and the hardlines and lumber industry. CCI produces and markets complex databases and software products, and designs, develops, manufactures, markets, services and leases computer systems. Development and assembly facilities are located in Austin, Texas; Livermore, California; Denver, Colorado; and Newton, New Jersey. Principal markets are located in the United States, Canada, United Kingdom, Ireland, France and Puerto Rico.

  Basis of Presentation

     Prior to February 27, 1997, the operations reflected in these financial statements are those of Cooperative Computing, Inc., Canadian Aftermarket Network, Inc. and Applied Data Specialty, Inc., all of which were owned by the same individuals and are therefore presented on a combined basis. All intercompany accounts and transactions between these entities have been eliminated. Effective February 27, 1997, Canadian Aftermarket, Inc. and Applied Data Specialty, Inc. merged into Cooperative Computing, Inc. ("Old CCI"). Subsequent to February 27, 1997, these financial statements reflect the consolidated operations and accounts of these entities after elimination of intercompany accounts and transactions. For purposes of presentation, "consolidated" refers to both consolidated and combined periods.

     Also on February 27, 1997 Old CCI acquired substantially all of the outstanding shares of Triad Systems Corporation ("Triad") (see Note 2). Concurrently, CCI Acquisition Corporation, a wholly owned subsidiary of Old CCI, merged into Triad, Old CCI contributed its operating assets and liabilities to Triad, and the resulting company was renamed Cooperative Computing, Inc. and Old CCI was renamed Cooperative Computing Holding Company.

     The consolidated financial statements for the period ended September 30, 1997 include the accounts of Holdings, Holdings' wholly owned subsidiary, Cooperative Computing, Inc. and its wholly owned subsidiaries, which include Triad Systems Financial Corporation, after elimination of intercompany accounts and transactions.

  Cash Equivalents

     The Company considers all investments with maturities of ninety days or less when purchased to be cash equivalents.

  Inventories

     Inventories primarily consist of purchased parts and finished goods. Inventories are stated at the lower of cost (first-in, first-out method) or market and include amounts which ultimately may be transferred to equipment or service parts.

  Service Parts

     Parts used for servicing installed equipment are stated at cost and are depreciated over a period not exceeding five years using the straight-line method.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (two to ten years). Leasehold improvements are amortized using the straight-line method over the life of the lease or the estimated useful life, whichever is shorter.

  Investment in Leases

     At the inception of a lease, the gross lease receivable, the reserve for potential losses, the estimated residual value of the leased equipment and the unearned lease income are recorded. The unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased. Certain initial direct costs incurred in consummating the leases, included in the investment in leases, are amortized over the life of the lease. Lease receivables sold pursuant to discounting agreements with banks or lending institutions that meet the sales criteria of FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 125") are removed from the balance sheet and the gains are reflected in operations.

     During 1997, the Company adopted the requirements of FAS 125, which applies to all transactions occurring subsequent to December 31, 1996. Accordingly, the Company has modified several agreements to meet the new requirements to enable it to continue recognizing transfers of certain receivables to special-purpose entities as sales. As a result, the impact of adoption on net income in 1997 was immaterial.

  Capitalized Computer Software Costs

     Costs relating to the conceptual formulation and design of software products are expensed as product development. Costs incurred subsequent to establishing the technological feasibility of software products are capitalized. Amortization of capitalized software costs begins when the products are available for general release to customers. Costs are amortized over the expected product lives and are calculated using the greater of the straight-line method, generally over a period of two to five years, or a cost per unit sold basis.

  Databases


     Database development costs consist primarily of direct labor costs associated with the accumulation of data received from auto parts manufacturers and converting that information to an electronic format. Costs are amortized using the straight-line method over the approximate life cycle of the data (18 to 60 months). Management assesses the recoverability of its database costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, its net book value is adjusted to its fair value.


  Deferred Financing Costs

     Financing costs are deferred and amortized to interest expense using the interest method over the terms of the related debt. Amortization of such costs for the ten-month period ended September 30, 1997 totaled approximately $1,000,000.

  Other Intangibles

     Other intangibles consist of goodwill, trademarks and tradenames, assembled work force and favorable lease. Goodwill represents the excess of cost over the fair value of assets acquired and is amortized using the straight-line method over 15 years. Trademarks and tradenames are amortized

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

over fifteen years, assembled workforce is amortized over five years and favorable lease is amortized over two years. The carrying value of intangible assets is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit. Based upon its most recent analysis, the Company believes that no material impairment of intangible assets exists at September 30, 1997.

  Amortization

     Amortization of databases is included in services and finance cost of revenues and amortization of capitalized software is included in systems cost of revenues. Amortization of other intangibles is included in general and administrative expense.

  Long-Lived Assets

     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. As of September 30, 1997 there were no events or circumstances which indicated that long-lived assets of the Company might be impaired.

  Revenue Recognition

     Services revenue is recognized over the period that the services are performed. Systems revenue is recognized upon product shipment provided there are no remaining significant obligations and collection is probable. Finance revenue is recognized ratably over the lease term, except gains on sales of lease receivables, which are recognized at the time of the sale.

  Income Taxes

     Prior to February 27, 1997, Cooperative Computing, Inc., Applied Data Specialty, Inc. and Canadian Aftermarket Network, Inc., elected to be treated as Subchapter S Corporations, under the Internal Revenue Code of 1986 as amended, whereby federal income taxes are the responsibility of the individual stockholders. Accordingly, these companies did not provide for federal income taxes. Effective February 27, 1997, Canadian Aftermarket Network and Applied Data Specialty merged with Old CCI, the surviving entity. Old CCI was renamed Cooperative Computing Holding Company, Inc. and its Subchapter S status was terminated thus becoming subject to corporate income taxes.

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, deferred income taxes were provided for all temporary differences existing at the date of the Company's termination of its Subchapter S status. Deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income taxes are provided on the undistributed earnings of foreign subsidiaries that are not considered to be permanently reinvested.

  Fair Value of Financial Instruments

     The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities approximate fair value because of their short maturities. Lease receivables are stated at the present value using the internal rate of return which approximates fair value. All significant debt obligations carry variable interest rates and their carrying value is considered to approximate fair value.

     The Company utilizes interest rate cap agreements and foreign exchange contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

minimize the risks and/or costs associated with financial and global operating activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from their nonperformance. Unrealized gains and losses on foreign exchange contracts are recognized currently in the statement of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Certain Risks and Concentrations

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers. Most of the Company's customers are in the automotive aftermarket or the hardlines and lumber industry.

     The Company had one customer in 1995 and 1996 whose sales represented more than 10% of the Company's total revenues. Sales to this customer were approximately $8,250,000 and $6,184,000 in 1995 and 1996, respectively. No customers accounted for more than 10% of the Company's revenues during the ten-month period ended September 30, 1997.

  Off Balance Sheet Risk

     The Company conducts business on a global basis in several international currencies. As such, it is exposed to adverse movements in foreign currency exchange rates. The Company enters into foreign exchange forward contracts to reduce currency exposures. These contracts hedge exposures associated with intercompany product sales denominated in United Kingdom currencies. The Company does not enter into foreign exchange contracts for trading purposes. See also
Note 7 "Discounting of Lease Receivables" and Note 17 "Commitments and Contingencies".

  Foreign Currency Translation

     Assets and liabilities of subsidiary operations denominated in foreign currencies are translated at the year-end rates of exchange and the income statements have been translated at the average rates of exchange for the year. Local currencies are considered to be the functional currencies.

  Recently Issued Accounting Standards

     In October 1997, the AICPA issued SOP 97-2, Software Revenue Recognition, which changes the requirements for revenue recognition effective for transactions that the Company will enter into beginning January 1, 1998. In March 1998, the AICPA also issued SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. The Company has not yet assessed the potential impact these two SOPs will have on its 1998 financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information. This statement establishes standards for the way companies report information about operating segments in

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined the impact, if any, of adopting this standard. The disclosures prescribed by SFAS 131 are effective in 1998.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This standard establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gain/loss on available for sale securities. The disclosure prescribed by SFAS 130 must be made beginning with the first quarter of 1998 and is not anticipated to have a material impact on the Company's financial position or results of operations.

2. ACQUISITION

     On February 27, 1997, the Company completed the acquisition of the outstanding stock of Triad Systems Corporation ("Triad"). The total purchase price was $182,715,000 including a cash payment of $182,140,000 and related acquisition costs of $575,000. The transaction was accounted for as a purchase and, accordingly, the operating results of Triad have been included in the Company's consolidated financial statements since the date of acquisition.

     In conjunction with the acquisition of Triad, the Company issued 9,600,000 new shares of common stock to an investor for approximately $96,100,000, excluding related issuance costs, and the Company entered into a $170,000,000 credit facility consisting of a $135,000,000 term loan facility and a $35,000,000 revolving credit facility with a consortium of financial institutions. The proceeds from the issuance of common stock and the new credit facility were utilized to fund the acquisition of Triad and refinance portions of Triad's existing debt.

     The purchase price, including related acquisition costs, was allocated based on an independent valuation obtained by the Company to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values on the date of acquisition as follows (in thousands):

Tangible assets.............................................  $ 77,855
Favorable lease.............................................     3,864
Computer software costs.....................................    38,700
Databases...................................................    15,900
Trademark and tradenames....................................    22,100
Assembled workforce.........................................    11,700
In-process research and development.........................    23,100
Goodwill....................................................   132,093
                                                              --------
Total assets................................................   325,312
Liabilities assumed.........................................   142,597
                                                              --------
Net assets acquired.........................................  $182,715
                                                              ========

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

     Liabilities assumed include approximately $5,200,000 of costs to be incurred in connection with the consolidation of Triad's management administration, manufacturing and finance operations with the Company's. Such costs include severance costs for the involuntary termination of certain Triad employees ($4,100,000) and costs associated with a leased building to be vacated as a result of the consolidation ($1,120,000). The consolidation of the manufacturing and finance operations, which commenced after September 30, 1997, is expected to be completed by June 30, 1998.

     In-process research and development includes the value of products in the development stage and not considered to have reached technological feasibility. The $23,100,000 allocated to in-process research and development was determined based on an independent valuation and was expensed at the time of the acquisition.

     Other intangible assets will be amortized on a straight-line basis over estimated useful lives ranging from two to fifteen years.

     The following summarized unaudited pro forma financial information assumes the acquisition of Triad had occurred on December 1, 1995 and 1996, respectively. Included in the amounts for the year ended November 30, 1996 are the operations of Triad for the year ended September 30, 1996. Included in the amounts for the ten months ended September 30, 1997 are the operations of Triad for the five months ended February 27, 1997. The following pro forma information is not necessarily indicative of the results that would have occurred had the transaction been completed at the beginning of the period indicated, nor is it indicative of future operating results (in thousands):

                                                                            TEN-MONTH
                                                           YEAR ENDED     PERIOD ENDED
                                                          NOVEMBER 30,    SEPTEMBER 30,
                                                              1996            1997
                                                          ------------    -------------
Revenues................................................    $212,410        $206,748
Net loss................................................    $(22,675)       $(41,201)

3. TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable at November 30, 1996 and September 30, 1997 include allowances for doubtful accounts of $1,949,000 and $5,468,000, respectively.

4. SERVICE PARTS

     Service parts consist of the following (in thousands):

                                                          NOVEMBER 30,    SEPTEMBER 30,
                                                              1996            1997
                                                          ------------    -------------
Service parts...........................................     $ 955           $12,404
Less accumulated depreciation...........................      (344)           (8,603)
                                                             -----           -------
Total service parts.....................................     $ 611           $ 3,801
                                                             =====           =======

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                          NOVEMBER 30,    SEPTEMBER 30,
                                                              1996            1997
                                                          ------------    -------------
Land....................................................    $    --          $   138
Furniture and equipment.................................      3,741           12,532
Field service and demonstration equipment...............        669            1,365
Buildings and leasehold improvements....................        260            1,569
Less accumulated depreciation and amortization..........     (2,510)          (5,249)
                                                            -------          -------
Total property and equipment............................    $ 2,160          $10,355
                                                            =======          =======

6. INVESTMENT IN LEASES

     The Company, through its wholly-owned finance subsidiary and special purpose entity, leases its hardware and software products to customers under direct financing leases. Lease receivables are generally due in monthly installments over a period of five years.

     Investment in leases is calculated as follows (in thousands):

                                                          NOVEMBER 30,    SEPTEMBER 30,
                                                              1996            1997
                                                          ------------    -------------
Total minimum lease payments receivable.................    $    --          $18,535
Allowance for doubtful accounts.........................         --             (730)
Initial direct costs....................................         --              335
Estimated unguaranteed residual value...................         --            1,114
                                                            -------          -------
Gross investment in leases..............................         --           19,254
Unearned income.........................................         --           (5,605)
Leases pending acceptance...............................         --            2,464
                                                            -------          -------
Total investment in leases..............................         --           16,113
Short-term investment in leases.........................         --            1,735
                                                            -------          -------
Long-term investment in leases..........................    $    --          $14,378
                                                            =======          =======

     A substantial portion of the lease receivables are discounted prior to maturity. Accordingly, a schedule of maturities for the next five years is not indicative of future cash collections. Most of the Company's customers are in the automotive aftermarket and the hardlines and lumber industry.

7. DISCOUNTING OF LEASE RECEIVABLES

     Periodically, lease receivables are sold pursuant to discounting agreements with banks and lending institutions under which available lines were $65,642,000 at September 30, 1997. At the time of sale, the Company records the newly-created servicing liabilities (lease servicing obligation and recourse obligation) at their estimated fair value. Gains resulting from the sale of lease receivables are reflected in finance revenue. The fair value of the lease servicing liability is based upon the present value of the costs required to continue to service the leases sold for the remainder of the lease term.

     The discounting agreements contain restrictive covenants which allow the Company to discount only while in compliance with such covenants. In the event of non-compliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

prohibit further sales under the available credit facilities. During the period ended September 30, 1997, the Company failed to meet a profitability covenant of these agreements. Such agreements were subsequently amended to, among other provisions, eliminate the profitability covenant. The Company is in compliance with the remaining covenants, and management believes that it will maintain compliance with such covenants in the foreseeable future.

     Pursuant to the discounting agreements, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits (up to 10% of the aggregate initial proceeds adjusted for certain expenses and payments remitted on the leases) and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit worthiness test. At September 30, 1997, the Company has an immaterial amount of lease receivables discounted that are subject to the full recourse provision. Proceeds from the discounting of lease receivables were approximately $39 million in 1997. There were no proceeds from discounting of lease receivables in 1996 and 1995.

     At September 30, 1997, the contingent liability for leases sold was $25,990,000. The Company provides for the fair value of the recourse obligation based upon an analysis that considers among other things: the credit worthiness of the lease receivable, the recourse provision the lease receivable is subject to, the Company's historical experience which includes loss recoveries through resell of repossessed systems. The Company provides for the fair value of the lease servicing obligation based upon an analysis that considers, among other things: the quantity of sold leases that are being serviced, the time and cost associated with administration of leases, and the Company's historical experience relating to the length of time leases generally are outstanding.

     Activity in the servicing liability accounts (recorded in other liabilities in the Company's balance sheet) is as follows (amounts in thousands):

                                                                LEASE
                                                              SERVICING      RECOURSE
                                                              OBLIGATION    OBLIGATION
                                                              ----------    ----------
Balance at November 30, 1996................................    $   --       $    --
Liabilities assumed in acquisition of Triad.................     2,246        11,271
Newly-created liabilities...................................       663         2,838
Recoveries..................................................        --           527
Charges and lease write-offs................................      (703)       (4,974)
                                                                ------       -------
Balance at September 30, 1997...............................    $2,206       $ 9,662
                                                                ======       =======

8. CAPITALIZED COMPUTER SOFTWARE COSTS

                                                      YEAR ENDED          TEN-MONTH
                                                     NOVEMBER 30,       PERIOD ENDED
                                                  ------------------    SEPTEMBER 30,
                                                   1995       1996          1997
                                                  -------    -------    -------------
                                                        (AMOUNTS IN THOUSANDS)
Beginning balance...............................  $    --    $    --       $    --
Acquisition of assets...........................       --         --        38,700
Capitalized computer software costs.............       --         --         1,427
Amortization of computer software costs.........       --         --        (7,558)
                                                  -------    -------       -------
Ending balance..................................  $    --    $    --       $32,569
                                                  =======    =======       =======

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

9. DATABASES

                                                                 YEAR ENDED         TEN-MONTH
                                                                NOVEMBER 30,      PERIOD ENDED
                                                              -----------------   SEPTEMBER 30,
                                                               1995      1996         1997
                                                              -------   -------   -------------
                                                                       (IN THOUSANDS)
Beginning balance...........................................  $ 3,473   $ 4,613      $ 5,048
Acquisition of assets.......................................       --        --       15,900
Capitalized database costs..................................    4,840     5,118        7,052
Amortization of database costs..............................   (3,700)   (4,683)      (7,312)
                                                              -------   -------      -------
Ending balance..............................................  $ 4,613   $ 5,048      $20,688
                                                              =======   =======      =======

10. OTHER INTANGIBLES

     The Company had no other intangibles during the two years ended November 30, 1996. Activity in other intangibles during the ten months ended September 30, 1997 is as follows (in thousands):

                                                    TRADEMARKS
                                                       AND       ASSEMBLED    FAVORABLE
                                         GOODWILL   TRADENAMES   WORK FORCE     LEASE      TOTAL
                                         --------   ----------   ----------   ---------   --------
Beginning cost.........................  $     --    $    --      $    --      $    --    $     --
Acquisition of assets..................   132,093     22,100       11,700        3,864     169,757
                                         --------    -------      -------      -------    --------
Ending cost............................   132,093     22,100       11,700        3,864     169,757
Beginning accumulated amortization.....        --         --           --           --          --
Amortization...........................    (5,159)      (859)      (1,365)      (1,127)     (8,510)
                                         --------    -------      -------      -------    --------
Ending accumulated amortization........    (5,159)      (859)      (1,365)      (1,127)     (8,510)
                                         --------    -------      -------      -------    --------
Net balance at September 30, 1997......  $126,934    $21,241      $10,335      $ 2,737    $161,247
                                         ========    =======      =======      =======    ========

11. DEBT

                                                            NOVEMBER 30,         SEPTEMBER 30,
                                                                1996                  1997
                                                          -----------------    ------------------
                                                                      (IN THOUSANDS)
Term Loan Facility......................................       $    --              $135,000
Revolving Credit Facility...............................            --                 9,150
Other...................................................            --                   817
                                                               -------              --------
                                                                    --               144,967
Current portion.........................................            --                 6,436
                                                               -------              --------
Long-term debt..........................................       $    --              $138,531
                                                               =======              ========

     Concurrent with the acquisition of Triad (see Note 2), and in order to refinance certain of Triad's indebtedness assumed in the acquisition, the Company entered into a credit agreement dated as of February 27, 1997 with a syndicate of various banks, insurance companies and other lenders (the Credit Agreement). The Credit Agreement includes a Term Loan Facility and a Revolving Credit Facility.

     Substantially all of the assets of the Company are pledged as collateral on the Credit Agreement.

     The terms of the Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures, and transactions with

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the agreement.

     The Credit Agreement requires prepayment of amounts under the Credit Agreement in the event of issuances of common stock, cash proceeds from asset sales, and the attainment of certain cash flow measures as defined in the Credit Agreement.

     Borrowings under the Credit Agreement bear interest at rates which, at the Company's option, vary with the prime rate or LIBOR rates plus a markup. Such rates ranged from 8.16% to 10.00% at September 30, 1997. Interest is generally due and payable quarterly (up to twelve months in some limited circumstances).

     The Term Loan Facility, in the amount of $135,000,000, is payable in quarterly installments beginning June 30, 1998 as follows (in thousands):

                                                              QUARTERLY
                                                              PRINCIPAL
                      QUARTERS ENDING                          PAYABLE
                      ---------------                         ---------
June 1998 through March 1999................................   $ 3,125
June 1999 through March 2000................................     5,625
June 2000 through March 2001................................     7,500
June 2001 through March 2002................................     7,500
June 2002 through February 2003.............................    10,000

Prepayments on the Term Loan Facility are allowed in $100,000 increments with a $500,000 minimum and may not be reborrowed.

     The Revolving Credit Facility, which includes Revolving Credit Notes, Swing Line Notes (maximum of $10,000,000), and Letters of Credit (maximum of $15,000,000), provides for maximum aggregate borrowings of $35 million through advances in amounts of at least $500,000. All principal under the Revolving Credit Facility is due on February 27, 2003.

     In connection with the Revolving Credit Agreements, the Company is required to pay a quarterly commitment fee equal to 1/2% per annum of the unused portion of the Revolving Credit Facility.

     In connection with the Letters of Credit, the Company is required to pay a letter of credit commission fee equal to 2.0% or 2.5% (depending on certain financial tests) per annum on the amount of the Letter of Credit.

     The Term Loan and Revolving Credit Facility contain restrictive covenants which are measured quarterly. At September 30, 1997, the Company did not meet certain of the financial covenants and received an appropriate waiver. The Company anticipates that it will not meet certain of the financial covenants for the quarter ended December 31, 1997 but anticipates curing these violations through the refinancing described in Note 18, accordingly $137,900,000 is classified as long term.

     Contractual maturities of debt, exclusive of interest, are as follows (in thousands):

1998........................................................  $ 6,436
1999........................................................   17,788
2000........................................................   26,487
2001........................................................   30,106
2002........................................................   35,000
Thereafter..................................................   29,150

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

     The Company utilizes interest rate cap agreements to limit the impact of increases in interest rates on its floating rate debt. The interest rate cap agreements require premium payments to counterparties based upon a notional principal amount, which was $67.5 million at September 30, 1997. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in the agreements. The fair value of the interest rate cap agreements is estimated by obtaining quotes from brokers and represents the cash requirement if the existing contracts had been settled at year end. The carrying amount and fair value of these contracts are not significant. At September 30, 1997, the Company interest rate cap was 8% and was scheduled to expire June 16, 1999. The premium paid for the cap is amortized to interest expense over the life of the cap. The Company had no interest rate caps at November 30, 1996.

12. FINANCIAL INSTRUMENTS

     The Company utilizes foreign currency forward contracts to reduce exposure to exchange rate risks associated with intercompany payables to and receivables from its foreign subsidiaries. The forward contracts establish the exchange rates at which the Company will purchase or sell the contracted amount of local currencies for specified foreign currencies at a future date. The Company utilizes forward contracts which are short-term in duration (generally three months) and receives or pays the difference between the contracted forward rate and the exchange rate at the settlement date. The Company marks these contracts to market, reflecting unrealized gains and losses in statement of operations currently. The currency exposures hedged by the Company include the Canadian dollar, Irish punt and British pound. The contract amount of foreign currency forwards at September 30, 1997 is $1.4 million. The carrying amount and fair value of these contracts are not significant.

13. INCOME TAXES

     From commencement through February 27, 1997, the Company and its affiliates had elected to be treated as S Corporations under Subchapter S of the Internal Revenue Code of 1986, as amended. As such, federal income taxes were the responsibility of the individual stockholders.

     Concurrent with the Triad Systems Corporation acquisition on February 27, 1997, (see Note 2) the Company's Subchapter S status was terminated and the Company became subject to corporate income taxes. Additionally, the Company was required to change its method of accounting from the cash basis to the accrual basis for income tax reporting purposes.

     The estimated tax effect of recording deferred taxes upon the termination of the Company's Subchapter S status was $2,382,000.

     The pro forma disclosures on the statements of operations reflect adjustments to record provisions for income taxes as if the Company had not been an S Corporation. The pro forma (provisions) benefits for income taxes attributable to continuing operations are $(157,000) and $(1,931,000) for the years ended November 30, 1995 and 1996, respectively, and $2,392,000 for the ten month period ended September 30, 1997.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

     Significant components of the income tax benefit attributable to continuing operations are as follows (in thousands):

                                                               1997
                                                              -------
Current:
  Federal...................................................  $(1,531)
  State.....................................................     (374)
  Foreign...................................................     (247)
                                                              -------
Total current...............................................   (2,152)
Deferred:
  Federal...................................................    2,765
  State.....................................................      344
  Foreign...................................................       44
                                                              -------
Total deferred..............................................    3,153
                                                              -------
Income tax benefit..........................................  $ 1,001
                                                              =======

     The Company's (provision) benefit for income taxes differs from the amount computed by applying the statutory rate to income before taxes as follows (in thousands):

                                                 PRO FORMA   PRO FORMA   HISTORICAL   PRO FORMA
                                                   1995        1996         1997        1997
                                                 ---------   ---------   ----------   ---------
Income tax at U.S. statutory rate..............    $(247)     $(2,006)    $12,191     $  12,191
State taxes, net of federal income tax
  benefit......................................      (35)        (266)        375           265
Foreign income taxes...........................       --           --        (134)         (134)
Permanent differences, primarily goodwill......      (28)         (61)     (2,008)       (2,043)
Write off in-process research and
  development..................................                            (8,085)       (8,085)
Nonrecurring charge due to subchapter S
  termination..................................       --           --      (2,382)           --
S-Corp. income not subject to tax..............                               844            --
Tax credits and other..........................      153          402         200           198
                                                   -----      -------     -------     ---------
Income tax (provision) benefit.................    $(157)     $(1,931)    $ 1,001     $   2,392
                                                   =====      =======     =======     =========

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of September 30, 1997 are as follows (in thousands):

Deferred tax assets:
  Inventory and sales return reserves.......................  $  3,066
  Accrued expenses..........................................    11,552
  Deferred income...........................................     1,308
  Federal tax carryforwards.................................     8,196
  Depreciation..............................................     5,387
  Other.....................................................     1,105
                                                              --------
Total deferred tax assets...................................    30,614
  Less valuation allowance..................................        --
                                                              --------
Deferred tax assets.........................................    30,614
Deferred tax liabilities:
  Direct financing leases...................................   (38,836)
  Fixed and intangible assets...............................   (34,316)
  Accrual to cash adjustment................................    (1,310)
  Other.....................................................    (1,521)
                                                              --------
Total deferred tax liabilities..............................   (75,983)
                                                              --------
Net deferred tax liabilities................................  $(45,369)
                                                              ========

     Deferred taxes are included in the balance sheets of the Company as follows (in thousands):

                                                           NOVEMBER 30,   SEPTEMBER 30,
                                                               1996           1997
                                                           ------------   -------------
Net current deferred tax asset...........................    $    --        $  7,871
Net noncurrent deferred tax liability....................         --         (53,240)
                                                             -------        --------
Net deferred tax liability...............................    $    --        $(45,369)
                                                             =======        ========

     Upon the acquisition of Triad Systems Corporation on February 27, 1997, the Company recorded a net deferred tax liability of approximately $48,350,000 due to differences between book and tax basis of acquired assets and assumed liabilities.

     As of September 30, 1997, the Company had federal net operating loss carryforwards of approximately $3,708,000 which resulted from the Company's acquisition of Triad Systems Corporation. The net operating loss carryforwards will expire in 2012 if not utilized. At September 30, 1997, the Company had business tax credit carryforwards of $2,075,000, and alternative minimum tax credit carryforwards of approximately $4,042,000, which resulted from the Company's acquisition of Triad Systems Corporation. The business tax credit carryforwards expire from 1999 through 2010 if not utilized and the alternative minimum tax credits carryforward indefinitely. Utilization of the net operating losses and tax credit carryforwards may be subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 as amended. The annual limitation may result in the expiration of net operating loss and tax credit carryforward before utilization.

     Substantially all of the Company's operating income was generated from domestic operations during 1997. The Company has not provided for United States income taxes on the earnings of

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

certain foreign subsidiaries that are considered invested indefinitely outside the United States. The cumulative earnings of the foreign subsidiaries that are considered permanently invested outside the United States amounted to $1,892,000 at September 30, 1997.

14. STOCKHOLDERS' EQUITY

  Stock Warrant

     On September 10, 1997, the Company sold 20,000 shares of Common Stock for total proceeds of $100,000 and issued a warrant to purchase 20,000 shares of Common Stock, at the then-fair value of the Common Stock of $5.00 per share. The warrant is immediately exercisable and will expire seven years from the date of issuance.

  Stock Split

     On February 24 and September 15, 1997, the Board of Directors declared Common Stock splits of 3,595.50562-for-one and two-for-one, respectively. An amount equal to the par value of the aggregate common shares issued was transferred from the common stock account to additional paid-in capital. All share information within the financial statements and notes thereto have been restated to reflect the effect of the stock splits and change in par value.

15. SAVINGS AND INVESTMENT PLANS

     The Company sponsors two 401(k) savings and investment plans: the Cooperative Computing, Inc. 401(k) Plan and Trust and the Triad Systems Corporation Savings and Investment Plan (collectively the "Plans"). The Plans have generally the same terms and provisions and are open to all employees of each respective Company meeting applicable age and service requirements. Under the Plans, the Company matches 50% of the first 6% and 4%, respectively, of participant contributions subject to certain restrictions. Certain of the Plans also allow participant loans against their accounts. Contributions to the 401(k) Plans are allocated among individual participants in the proportion of their salaries relative to the total salaries of all participants. The Company's total contributions to the 401(k) Plans amounted to $179,000 in 1995, $260,000 in 1996 and $772,000 in 1997.

16. OTHER INCOME

     Other income in 1996 includes lawsuit settlements of $3,000,000 and $710,000, net of related legal expenses of $360,000.

17. COMMITMENTS AND CONTINGENCIES

  Guarantees

     The Company has guaranteed various debt obligations held by limited partnerships in which the Company owns a minority interest. These obligations total approximately $2,100,000 at September 30, 1997. No material loss is anticipated by reason of such agreements and guarantees. The Company's earnings from these minority interests are not material.

  Operating Leases

     The Company rents office facilities and certain office equipment under noncancelable operating lease agreements. Certain lease agreements contain renewal options and rate adjustments. The Company has leased office space from a company owned by two of the stockholders. Rental payments are $45,000 per month and this lease expires in May 2002. Rental expense related to all

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

operating leases was $842,000 in 1995, $873,000 in 1996, and $3,779,000 in 1997.
The Company's Livermore, California offices are leased from a company whose director is an affiliate of the Company. Rent expensed under this lease during fiscal 1997 was $1,462,000 and rental payments for 1998 under the lease will be $2,505,720. Future minimum rental commitments under all noncancelable operating leases are as follows (in thousands):

1998........................................................  $    4,902
1999........................................................       4,297
2000........................................................       3,892
2001........................................................       3,780
2002........................................................         703

  Legal Matters

     The Company is involved in litigation arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company's results of operations or financial position.

18. RELATED PARTY TRANSACTIONS (Also see Note 17)

     On February 27, 1997, the Company entered into a Financial Advisory Agreement with an affiliate, the majority shareholder of the Company. The Company paid to the affiliate approximately $4.9 million during fiscal 1997 for services rendered in connection with the sale of the Company's Common Stock. The Financial Advisory Agreement requires that the Company pay the affiliate additional fees equal to 1.5% of the Transaction Value, as defined, whenever the Company participates in an Add-on Transaction, as defined.

     Additionally, the Company entered into a ten-year Monitoring and Oversight Agreement with the affiliate, pursuant to which the Company will pay the affiliate an annual fee of no less than $350,000 for services provided to the Company. The fee is due in quarterly installments, and upon the acquisition of another business by the Company, the minimum fee is increased by an amount equal to 0.2% of the consolidated annual net sales of the acquired entity for the trailing twelve-month period. During fiscal 1997 the Company prepaid the annual fee and is amortizing the amount over the service period.

19. SUBSEQUENT EVENTS

  Acquisitions

     In November 1997, the Company entered into an asset purchase agreement with ADP Claims Solution Group, Inc. ("ADP") in which the Company agreed to purchase certain assets and assume certain liabilities of ADP's ARISB Business for $9,300,000 cash. The acquired company is engaged in providing inventory and business management systems for the automotive recycling industry. The transaction is subject to regulatory approval and is expected to close in March 1998. The operating results of the acquired company are immaterial to the Company's financial statements.

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.

  Refinancing of Debt

     On February 10, 1998, the Company consummated the sale of $100 million Senior Subordinated Notes (the "Offering"). Concurrently with the consummation of the Offering, the Company (i) amended and restated its $170 million credit facility (the "Old Credit Facilities") by entering into a new $50 million term loan facility and a new $50 million revolving credit facility and (ii) used the net proceeds from the Offering and the new facilities to repay the Old Credit Facilities. The refinancing of debt resulted in an extraordinary loss of approximately $3.0 million, net of tax, as a result of the write-off of existing deferred financing costs.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cooperative Computing Holding Company, Inc.

     We have audited the consolidated statement of operations and cash flows of Triad Systems Corporation for the five months ended February 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Triad Systems Corporation for the five months ended February 27, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Austin, Texas
January 16, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Triad Systems Corporation
Livermore, California

     We have audited the consolidated balance sheets of Triad Systems Corporation and Subsidiaries as of September 30, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triad Systems Corporation and Subsidiaries as of September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended September 30, 1996 and 1995, in conformity with generally accepted accounting principles.

                                            /s/ COOPERS & LYBRAND L.L.P.
San Jose, California
October 23, 1996

                           TRIAD SYSTEMS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
                                       ASSETS

Current assets:
  Cash and equivalents......................................  $  7,263      $  7,652
  Trade accounts receivable.................................    13,175        17,746
  Investment in leases......................................     2,001         1,635
  Inventories...............................................     5,636         5,799
  Prepaid expenses and other current assets.................     6,702         8,551
                                                              --------      --------
Current assets..............................................    34,777        41,383
Service parts...............................................     3,316         3,273
Property, plant and equipment...............................    27,017        26,887
Long-term investment in leases..............................    16,540        14,380
Land for resale.............................................    25,250        22,850
Capitalized software and intangible assets                    16,222..        21,312
Other assets................................................     9,587         9,668
                                                              --------      --------
          Total assets......................................  $132,709      $139,753
                                                              ========      ========

                                    LIABILITIES

Current liabilities:
  Notes payable and current portion of long-term debt.......  $  3,032      $ 25,990
  Accounts payable..........................................     9,373        10,590
  Accrued employee compensation.............................     7,908         8,275
  Deferred income taxes.....................................     3,338         2,701
  Other current liabilities and accrued expenses............     9,695        10,968
                                                              --------      --------
Current liabilities.........................................    33,346        58,524
Long-term debt..............................................    52,577        29,923
Deferred income taxes.......................................    26,176        27,656
Other liabilities...........................................     6,389         6,863
                                                              --------      --------
Total liabilities...........................................   118,488       122,966
Commitments and contingencies
Stockholders' equity:
Common stock
  $.001 par value; authorized 50,000,000 shares; issued
     17,969,000 shares and 18,394,000 shares at September
     30, 1995 and 1996, respectively........................        18            18
Treasury stock
  599,000 shares and 645,000 shares at September 30, 1995
     and 1996, respectively.................................    (3,204)       (3,478)
  Capital in excess of par value............................    28,201        29,954
  Accumulated deficit.......................................   (10,794)       (9,707)
                                                              --------      --------
Total stockholders' equity..................................    14,221        16,787
                                                              --------      --------
Total liabilities and stockholders' equity..................  $132,709      $139,753
                                                              ========      ========

                            See accompanying notes.

                           TRIAD SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     FIVE MONTHS
                                                         YEAR ENDED SEPTEMBER 30,       ENDED
                                                         ------------------------    FEBRUARY 27,
                                                            1995          1996           1997
                                                         ----------    ----------    ------------
                                                                  (AMOUNTS IN THOUSANDS)
Revenues:
  Systems..............................................   $ 73,312      $ 70,090       $21,065
  Customer support services............................     62,429        64,148        29,227
  Information services.................................     28,092        31,792        13,860
  Finance..............................................     11,244         9,646         2,280
                                                          --------      --------       -------
Total revenues.........................................    175,077       175,676        66,432

Cost of sales:
  Systems..............................................     35,606        37,544        11,954
  Services and finance.................................     52,903        56,264        26,362
                                                          --------      --------       -------
Total cost of sales....................................     88,509        93,808        38,316
                                                          --------      --------       -------

Gross margin...........................................     86,568        81,868        28,116

  Marketing............................................     46,929        48,688        18,779
  Product development..................................      8,136         8,414         4,119
  General and administrative...........................     10,971        10,233         4,792
  Restructuring charge.................................         --         9,000            --
                                                          --------      --------       -------
Operating expenses.....................................     66,036        76,335        27,690
                                                          --------      --------       -------
Operating income.......................................     20,532         5,533           426
Interest and other expense.............................      6,941         5,944         2,405
Other income...........................................         --         2,926            94
                                                          --------      --------       -------
Income before income taxes and extraordinary charge....     13,591         2,515        (1,885)
(Provision) benefit for income taxes...................     (5,165)         (956)          290
                                                          --------      --------       -------
Income (loss) before extraordinary charge..............      8,426         1,559        (1,595)
Extraordinary charge on repurchase of debt, net of
  taxes................................................        396           377            --
                                                          --------      --------       -------
Net income (loss)......................................   $  8,030      $  1,182       $(1,595)
                                                          ========      ========       =======

                            See accompanying notes.

                           TRIAD SYSTEMS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            YEAR ENDED SEPTEMBER 30

                                                                           NUMBER OF SHARES
                                                                           ----------------
                                                     1995        1996       1995      1996
                                                   --------    --------    ------    ------
                                                            (AMOUNTS IN THOUSANDS)
Cumulative convertible preferred stock:
  Beginning balance..............................  $     10    $     --     1,000        --
  Repurchase and conversion......................       (10)         --    (1,000)       --
                                                   --------    --------    ------    ------
Ending balance...................................        --          --        --        --
                                                                           ======    ======
Common stock
  Beginning balance..............................        14          18    13,896    17,969
  Common stock issuance..........................         4          --     4,073       425
                                                   --------    --------    ------    ------
Ending balance...................................        18          18    17,969    18,394
                                                                           ======    ======
Treasury stock
  Beginning balance..............................    (1,326)     (3,204)      270       599
  Treasury stock purchase........................    (1,878)       (274)      329        46
                                                   --------    --------    ------    ------
Ending balance...................................    (3,204)     (3,478)      599       645
                                                                           ======    ======
Capital in excess of par:
  Beginning balance..............................    31,680      28,201
  Preferred stock repurchase/conversion..........   (10,079)         --
  Preferred stock conversion dividend............      (151)         --
  Common stock issuance..........................     4,083       1,662
  Market rate adjustment on dividend.............       435          --
  Tax benefit of options exercised...............     2,233          91
                                                   --------    --------
Ending balance...................................    28,201      29,954
Accumulated deficit:
  Beginning balance..............................   (18,237)    (10,794)
  Net income.....................................     8,030       1,182
  Translation gain (loss)........................        97         (95)
  Preferred stock conversion dividend............       151          --
  Dividends declared on cumulative convertible
  preferred stock................................      (400)         --
  Market rate adjustment on dividends............      (435)         --
                                                   --------    --------
Ending balance...................................   (10,794)     (9,707)
                                                   --------    --------
Stockholders' equity.............................  $ 14,221    $ 16,787
                                                   ========    ========

                            See accompanying notes.

                           TRIAD SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED         FIVE MONTHS
                                                                 SEPTEMBER 30,           ENDED
                                                              --------------------    FEBRUARY 27,
                                                                1995        1996          1997
                                                              --------    --------    ------------
                                                                     (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) before extraordinary charge...................  $  8,426    $  1,559      $ (1,595)
Adjustments to reconcile income (loss) before extraordinary
  charge to net cash provided by operating activities:
Extraordinary charge on repurchase of debt, net of taxes....      (396)       (377)           --
Depreciation and amortization...............................     8,793       8,704         4,361
Receivable and inventory loss provisions....................     8,271      10,956         4,925
Restructuring charge........................................        --       9,000            --
Gains from lease discounting................................    (7,585)     (6,981)       (1,228)
Gain on sale of marketable security.........................        --      (1,779)           --
Gain from sale of land                                              --      (1,194)         (124)
Other.......................................................       876      (3,395)       (2,498)
Changes in assets and liabilities:
Trade accounts receivable...................................    (2,138)     (6,525)          532
Investment in leases........................................    13,607       6,637        (7,950)
Inventories.................................................      (207)        (49)       (1,630)
Deferred income taxes.......................................     1,349         559          (103)
Prepaid expenses and other current assets...................      (634)     (1,277)       (7,425)
Accounts payable............................................       433         448        (2,058)
Accrued employee compensation...............................      (182)        127          (927)
Other current liabilities and accrued expenses..............      (494)       (969)       (2,762)
                                                              --------    --------      --------
Net cash provided (used) by operating activities............    30,119      15,444       (18,482)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment.................    (2,819)     (2,931)       (1,107)
Capitalized software and databases..........................    (7,043)     (8,452)       (3,046)
Investment in service parts.................................    (1,887)     (1,041)         (520)
Proceeds from the sale of land..............................        --       3,523           576
Acquisition of businesses...................................        --      (4,054)           --
Sale of marketable securities...............................        --       2,321            --
Other.......................................................    (1,116)     (1,065)         (274)
                                                              --------    --------      --------
Net cash used in investing activities.......................   (12,865)    (11,699)       (4,371)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt............................................    53,391      53,924        17,882
Repayment of debt...........................................   (62,718)    (58,668)       (7,471)
Redemption of preferred stock...............................   (10,000)         --            --
Proceeds from sale of common stock..........................     3,998       1,662         7,612
Dividends paid..............................................      (400)         --            --
Purchase of treasury stock..................................    (1,878)       (274)           --
Other.......................................................      (347)         --            --
                                                              --------    --------      --------
Net cash provided (used) in financing activities............   (17,954)     (3,356)       18,023
                                                              --------    --------      --------
Net increase (decrease) in cash and equivalents.............      (700)        389        (4,830)
Beginning cash and equivalents..............................     7,963       7,263         7,652
                                                              --------    --------      --------
Ending cash and equivalents.................................  $  7,263    $  7,652      $  2,822
                                                              ========    ========      ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest....................................................  $  6,644    $  6,058      $  2,397
Income taxes................................................       557       1,279            99
Noncash investing and financing activities:
Conversion of preferred stock...............................    11,195          --            --
Leases capitalized..........................................       913          --            --
Assessment district refinancing.............................        --       5,300            --

                            See accompanying notes.

                           TRIAD SYSTEMS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Triad Systems Corporation ("Triad" or the "Company") is a leading provider of business and information management services to the automotive aftermarket and the hardlines and lumber industry. The Company produces and markets proprietary databases and software products, and designs, develops, assembles, markets, services and leases computer systems. Development and assembly facilities are located in Livermore, California, Denver, Colorado and Newton, New Jersey. Principal markets are located in the United States and Canada, Puerto Rico, Ireland and the United Kingdom.

  Financial Statement Presentation

     The Consolidated Financial Statements include the accounts of Triad and its wholly-owned subsidiaries, including Triad Systems Financial Corporation ("Triad Financial"), after elimination of intercompany accounts and transactions.

  Cash and Equivalents

     Cash equivalents are short-term interest bearing instruments with maturity dates of ninety days or less at the time of purchase.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market and include amounts which ultimately may be capitalized as equipment or service parts.

  Service Parts

     Service parts used for servicing installed equipment are stated at cost and are depreciated over a period not exceeding five years using the straight-line method.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the lease term, whichever is less. As property, plant and equipment are disposed of, the asset cost and related accumulated depreciation or amortization are removed from the accounts, and the resulting gains or losses are reflected in operations.

  Investment in Leases

     At the inception of a lease, the gross lease receivable, the reserve for potential losses, the estimated residual value of the leased equipment and the unearned lease income are recorded. The unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased. Certain initial direct costs incurred in consummating the leases, included in the investment in leases, are amortized over the life of the lease. Leases discounted under the agreements with banks or lending institutions are removed from the balance sheet and the gains are reflected in operations.

     During 1997, the Company adopted the requirements of FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Accordingly, the

                           TRIAD SYSTEMS CORPORATION

Company has modified several agreements to meet the new requirements to enable it to continue recognizing transfers of certain receivables to special purpose entities as sales. As a result, the impact of adoption on net income in 1997 was immaterial. Additionally, no leases were discounted during the period from January 1, 1996 to February 27, 1997.

  Capitalized Software

     Costs relating to the conceptual formulation and design of software products are expensed as product development, and costs incurred subsequent to establishing the technological feasibility of software products are capitalized. Amortization of capitalized software costs begins when the products are available for general release to customers. Costs are amortized over the expected product lives and are calculated using the greater of the straight line method, generally over a three, five or seven year period, or a cost per unit sold basis.

  Long-Lived Assets

     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. As of February 27, 1997 there were no events or circumstances which indicated that long-lived assets of the Company might be impaired.

  Debt Costs

     The unamortized costs associated with the issuance of debt instruments are recorded with the associated liability. Amortization is computed according to the interest and is included in interest expense. Upon retirement of remaining principal balances, the associated unamortized costs are reflected in operations.

  Income Taxes

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income taxes are provided on the undistributed earnings of foreign subsidiaries that are not considered to be permanently reinvested.

  Treasury Stock

     Purchases of the Company's common stock are valued at cost.

  Revenue Recognition

     Services revenue is recognized over the period that the services are performed. Systems revenue is recognized upon product shipment provided there are no remaining significant obligations and collection is probable. Finance revenue is recognized ratably over the lease term, except discounting gains, which are recognized at the time of discounting.

                           TRIAD SYSTEMS CORPORATION

  Fair Value of Financial Instruments

     Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities approximate fair value because of their short maturities. Lease receivables are stated at the present value using the internal rate of return which approximates fair value. All significant debt obligations either carry variable interest rates and their carrying value is considered to approximate fair value or for the senior fixed rate notes and the mortgage loan payable, the settlement rates which when factored into these instruments approximate fair value.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affects the reported amounts of assets and liabilities. It also affects the disclosure of contingent assets and liabilities at the dates of the financial statements along with the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Certain Risks and Concentrations

     Cash and cash equivalents are, for the most part, maintained with several major financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers. Most of the Company's customers are in the automotive aftermarket or the hardlines and lumber industry.

  Off Balance Sheet Risk

     The Company conducts business on a global basis in several international currencies. As such, it is exposed to adverse movements in foreign currency exchange rates. The Company enters into foreign exchange forward contracts to reduce currency exposures. These contracts principally hedge exposures associated with intercompany product sales denominated in United Kingdom currencies. The Company does not enter into foreign exchange contracts for trading purposes.

     Limited and full recourse agreements are maintained with banks and lending institutions under which lease receivables are discounted and removed from the balance sheet. Triad Financial is contingently liable in the event of lessee nonpayment. See Note 4 "Discounting of Lease Receivables."

  Foreign Currency Translation

     Assets and liabilities of subsidiary operations denominated in foreign currencies are translated at the year-end rates of exchange and the income statements have been translated at the average rates of exchange for the year. Local currencies are considered to be the functional currencies.

2. MERGER AGREEMENT

     On October 17, 1996, the Company signed a definitive merger agreement (the "Merger") with Cooperative Computing, Inc. and CCI Acquisition Corp. ("CAC"), under which CAC would acquire all of the issued and outstanding shares of the Company at a price of $9.25 per share. On February 27, 1997, the acquisition was consummated with CAC accepting all validly tendered shares

                           TRIAD SYSTEMS CORPORATION
of the Company's common stock. In conjunction with the acquisition by CAC, the Company's shares were removed from listing for trading on the Nasdaq Stock Market.

     In addition to the cash consideration received by the Company's shareholders pursuant to the tender offer or the merger transaction, the merger agreement provided that the Company's shareholders of record immediately prior to the consummation of the tender offer receive a dividend consisting of their pro rata share of the equity of a newly formed company whose assets consist of all the Company's owned real property located in Livermore, California, including its corporate headquarters buildings and land held for sale in the Triad Park development in Livermore. The spun-off real estate entity, which the Company expects to be a public company, assumed all the indebtedness currently secured by the spun-off real estate and leases the corporate headquarters buildings to the Company's post merger successor. Over time, the real estate entity is expected to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to its equity holders. The Company's ability to market this property is dependent upon interest rates, general economic and market conditions, the prospective purchaser's ability to develop the property and the purchaser's ability to obtain a variety of governmental approvals, none of which is assured and all of which are subject to objections from the public.

     Financial information for the five month period ended February 27, 1997 includes all transactions of the Company that occurred prior to the acquisition.

3. FINANCE SUBSIDIARY

     Triad Financial is a wholly-owned subsidiary that purchases Triad systems and other products and leases those products to third parties under full-payout and direct financing leases. Triad Financial's purchases from Triad were $36,984,000 in 1995, $38,731,000 in 1996 and $8,564,000 in 1997. Summarized
financial information of the Company's combined leasing operations, included in the Consolidated Financial Statements, is as follows:

                                                                CONDENSED COMBINED
                                                                  BALANCE SHEETS
                                                                   SEPTEMBER 30
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
ASSETS
Cash........................................................  $     5       $    10
Net investment in leases....................................   18,541        16,015
Residual value retained on leases discounted, less unearned
  income of $7,476 in 1995 and $7,735 in 1996...............    6,452         7,012
Receivable from parent company..............................   50,262        55,243
Other assets................................................    3,652         3,880
                                                              -------       -------
Total assets................................................  $78,912       $82,160
                                                              =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Other liabilities and accrued expenses......................  $ 8,367       $ 8,687
Deferred income.............................................    2,337         2,570
Debt........................................................   13,033        10,059
Stockholder's equity........................................   55,175        60,844
                                                              -------       -------
Liabilities and stockholder's equity........................  $78,912       $82,160
                                                              =======       =======

                           TRIAD SYSTEMS CORPORATION

                                                               CONDENSED COMBINED
                                                              STATEMENTS OF INCOME
                                                         -------------------------------
                                                            YEAR ENDED      FIVE MONTHS
                                                          SEPTEMBER 30,        ENDED
                                                         ----------------   FEBRUARY 27,
                                                          1995      1996        1997
                                                         -------   ------   ------------
                                                             (AMOUNTS IN THOUSANDS)
Revenues...............................................  $11,244   $9,646      $2,280
Costs and expenses
  Selling and administrative...........................    1,750    1,544         537
  Provision for doubtful accounts and revaluation
     charges...........................................    3,232    5,897       1,962
                                                         -------   ------      ------
Operating income (loss)................................    6,262    2,205        (219)
Interest expense.......................................     (132)    (925)       (326)
Intercompany income....................................    5,678    7,766       3,358
                                                         -------   ------      ------
Income before taxes....................................   11,808    9,046       2,813
Provision for income taxes.............................    4,413    3,413       1,027
                                                         -------   ------      ------
Net income.............................................  $ 7,395   $5,633      $1,786
                                                         =======   ======      ======

4. DISCOUNTING OF LEASE RECEIVABLES

     Limited and full recourse agreements are maintained with banks and lending institutions under which available lines were $45,885,000 at September 30, 1996. As leases are discounted, a sale is recorded and gains, the difference between proceeds received and the book value of the lease receivables, are reflected in finance revenue. No leases were discounted or sold during the period from January 1, 1997 to February 27, 1997. Proceeds from discounting of lease receivables were $73,216,000 in 1995, $73,624,000 in 1996, and $11,493,000 in
1997. A portion of discounting gains is deferred to offset future administration costs for discounted leases and is amortized over the remaining lease term.

     Under the discounting agreements, Triad Financial is contingently liable for losses in the event of lessee nonpayment. The agreements provide for limited recourse of up to 15% or full recourse at 100% of discounting proceeds, depending on the credit risk associated with specific leases. At September 30, 1996, the contingent liability for discounted leases was $25,855,000. Title to equipment discounted under the agreements is generally pledged as collateral.

     The discounting agreements contain restrictive covenants which allow Triad Financial to discount only while in compliance with such covenants. In the event of non-compliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could prohibit further sales under the available credit facilities.

     During the period ended February 27, 1997, the Company failed to meet the profitability covenant and received appropriate waiver. After receipt of the waiver, the Company is in compliance with the covenants, and management believes that it will maintain compliance with such covenants in the foreseeable future.

5. TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable at September 30, 1995 and 1996 include allowances for doubtful accounts of $1,420,000 and $1,980,000, respectively.

                           TRIAD SYSTEMS CORPORATION

6. BUSINESS COMBINATION

     On June 27, 1996, the Company acquired Computer System Dynamics, Inc.
(CSD), a supplier of systems and software products to the lumber and building materials segment of the hardlines and lumber market.

     The acquisition was accounted for as a purchase. The purchase price was $8,500,000 with additional future obligations contingent upon CSD's attainment of certain performance objectives. The fair market values of the acquired assets and assumed liabilities were included in the Company's financial statements. The purchase price was allocated to the acquired assets and assumed liabilities based on the fair market values. Of the $6,000,000 recorded as intangibles, $3,700,000 was goodwill and $2,300,000 million was purchased technology and the customer base. The intangibles will be amortized on a straight-line basis over seven years. The operating results of CSD have been included in the Company's consolidated financial statements since the date of acquisition.

7. INVENTORIES

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                               1995           1996
                                                              -------        -------
                                                              (AMOUNTS IN THOUSANDS)
Purchased parts.............................................  $2,189         $2,233
Work in process.............................................     391             12
Finished goods..............................................   3,056          3,554
                                                              ------         ------
Total inventories...........................................  $5,636         $5,799
                                                              ======         ======

8. SERVICE PARTS

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Service parts...............................................  $10,980       $10,154
Less accumulated depreciation...............................    7,664         6,881
                                                              -------       -------
Total service parts.........................................  $ 3,316       $ 3,273
                                                              =======       =======

9. PROPERTY, PLANT AND EQUIPMENT

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Furniture and equipment.....................................  $21,269       $24,928
Field service and demonstration equipment...................   12,519        12,949
Buildings and leasehold improvements........................   17,210        17,421
                                                              -------       -------
                                                               50,998        55,298
Less accumulated depreciation and amortization..............   30,768        35,198
                                                              -------       -------
                                                               20,230        20,100
Land........................................................    6,787         6,787
                                                              -------       -------
Total property, plant and equipment.........................  $27,017       $26,887
                                                              =======       =======

                           TRIAD SYSTEMS CORPORATION

10. INVESTMENT IN LEASES

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Total minimum lease payments receivable.....................  $17,226       $12,469
Allowance for doubtful accounts.............................     (233)         (222)
Initial direct costs........................................      287           216
Estimated unguaranteed residual value.......................    1,211           882
                                                              -------       -------
Gross investment in leases..................................   18,491        13,345
Unearned income.............................................   (5,456)       (3,561)
Leases pending acceptance...................................    5,506         6,231
                                                              -------       -------
Total investment in leases..................................   18,541        16,015
                                                              -------       -------
Short-term investment in leases.............................    2,001         1,635
Long-term investment in leases..............................  $16,540       $14,380
                                                              =======       =======

     Historically, a substantial portion of the lease receivables are discounted prior to maturity. Accordingly, a schedule of maturities for the next five years is not indicative of future cash collections. Most of Triad Financial's customers are in the automotive aftermarket and the hardlines and lumber industry.

11. CAPITALIZED SOFTWARE

                                                               YEAR ENDED         FIVE-MONTH
                                                             SEPTEMBER 30,       PERIOD ENDED
                                                           ------------------    FEBRUARY 27,
                                                            1995       1996          1997
                                                           -------    -------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
Beginning balance........................................  $ 8,114    $ 9,127       $4,399
Restructuring charge.....................................       --     (7,500)          --
Acquisition of assets....................................       --        677           --
Capitalized software costs...............................    2,930      3,465        1,052
Amortization of software costs...........................   (1,917)    (1,370)        (603)
                                                           -------    -------       ------
Ending balance...........................................  $ 9,127    $ 4,399       $4,848
                                                           =======    =======       ======

12. LAND FOR RESALE

     Prior to February 26, 1997, Triad Park, LLC was a wholly-owned subsidiary of Triad Systems Corporation. Triad Park, LLC holds over one hundred acres in Livermore, California.

     During February 1997, Triad transferred certain real estate assets and related liabilities to Triad Park, LLC as a condition precedent to Triad's merger with Cooperative Computing, Inc.

     Effective February 26, 1997, Triad spun-off the Triad Park, LLC as a dividend to the shareholders.

13. SAVINGS AND INVESTMENT PLAN

     The Company has a savings and investment plan known as the Triad Systems Corporation Savings and Investment Plan (the "Plan") as allowed under Sections 401(k) and 401(a) of the Internal Revenue Code. The Plan provides employees with tax deferred salary deductions and alternative investment options. Employees are eligible to participate the first day of the calendar quarter following date of hire and are able to apply for and secure loans from their account in the Plan.

                           TRIAD SYSTEMS CORPORATION

     The Plan provides for contributions by the Company as determined annually by the Board of Directors. The Company matches 50% of the first 4% of compensation contributed by each employee and the deferred amount cannot exceed 15% of the annual aggregate salaries of those employees eligible for participation. Contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants and amounted to $985,000 in 1995, $1,005,000 in 1996, and $436,000
in 1997.

14. DEBT

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
12.25% senior fixed rate notes, due in 1999.................  $19,300       $ 9,200
Line of credit..............................................       --        15,800
Warehousing credit agreement................................   11,916        10,000
Mortgage loan payable, bearing interest at 9.9%, and
  maturing through 2003.....................................   10,946        10,001
Assessment district improvement bonds, bearing interest at
  rates ranging from 4.75% to 7.25% and maturing through
  2014:
  Land for operations.......................................    2,432         1,453
  Land for resale...........................................    8,500         8,153
Other, bearing interest at rates ranging from 7% to 12%, and
  maturing through 1998.....................................    3,290         1,612
Unamortized debt issuance costs.............................     (775)         (306)
                                                              -------       -------
Total debt..................................................   55,609        55,913
                                                              -------       -------
Short-term debt.............................................    3,032        25,990
Long-term debt..............................................  $52,577       $29,923
                                                              =======       =======

     The Company retired $10,100,000 of the 12.25% senior fixed rate notes ("fixed rate notes") at 103.75% of principal plus accrued interest in July 1996. The remaining $9,200,000 12.25% fixed rate notes mature in 1999, however, $8,334,000 of principal plus accrued interest is subject to mandatory redemption in August 1997. The balance can be redeemed at the option of the Company beginning in August 1997 at 101% of principal plus accrued interest and at 100% of principal plus accrued interest after August 1998. Interest is payable semiannually.

     The Company retired $1.9 million on the Warehouse Credit Agreement during 1996. The term of the original 1995 Warehousing Credit Agreement was a one year revolver with a three year term out option. During October 1996, the revolver was renegotiated and now requires monthly payments of $333,333 starting in April 1997 with the remaining balance due December 1997. Interest on this revolver is the LIBOR rate plus 1.85% (7.35% at September 30, 1996). The collateral for this facility is the non-discounted leases receivables.

     The interest rate on the mortgage financing for the Livermore headquarters facility may be adjusted at the option of the lender in 1998 and could impact the interest rate from 1999 to its maturity in 2003. Borrowings are collateralized by the land and buildings, and are payable in monthly installments.

     A portion of the Company's land for resale and the parcels retained for its facilities are part of assessment districts and are subject to bonded indebtedness incurred in connection with the development of improvements and community services. Semiannual principal and interest payments on the bonds are required to be made by Triad as long as the parcels are owned by the Company. As the Company sells land, the corresponding obligation will be assumed by the new owners.

                           TRIAD SYSTEMS CORPORATION

     The Company's $26,875,000 revolving line of credit with a bank bears interest at prime rate plus 0.75% (9% at September 30, 1996), and is collateralized by receivables and inventories. The line of credit commitment decreases by $1,125,000 each quarter through maturity in 1997. Commitment fees are 0.5% on the average unused commitment.

     The fixed rate notes and the line of credit agreements contain restrictive covenants regarding payment of dividends, incurrence of additional debt and maintenance of consolidated tangible net worth and certain financial ratios. In the event the Company is unable to meet these covenants, accelerated repayments could be required. At June 30, the Company failed to meet certain credit line covenants which were waived. At September 30, the Company received a waiver on the credit line covenants because of its failure to meet the equity requirements and the current and quick ratios.

     In connection with the Merger (see Note 2), a significant portion of the Company's existing debt was refinanced. As such, future aggregate maturities of the existing debt are not indicative of future cash payments.

15. EQUITY

  Cumulative Convertible Preferred Stock

     On March 31, 1995, the Company financed the exchange of 1,000,000 preferred stock and the associated warrants to purchase 3,500,000 shares of common stock. The financial consideration given was $10,000,000 cash and 2,222,222 shares of Triad common stock.

  Common Stock

     Triad has declared no dividends on its common stock since its incorporation and anticipates it will continue to retain its earnings for use in its business. The Company's loan agreements contain restrictions on the payment of dividends on its common stock. The most restrictive covenant regarding the payment of common stock cash dividends requires the ability to cover interest expense three times from operating income.

16. RESTRUCTURING CHARGE

     In the third quarter of 1996, the Company recorded a $9,000,000 restructuring charge related to an automotive product issue and realignment of the automotive aftermarket operations. This charge includes a $7,500,000 write off of previously capitalized costs for the Triad Prism system software, along with $1,000,000 in reserves for related product issues. Also included is $500,000 in costs associated with the realignment of aftermarket sales and support personnel to address increasing consolidation of the automotive aftermarket. The Company believes that this event will not adversely affect its future liquidity or working capital.

17. OTHER INCOME

     Other income in 1996 is comprised of a sale of marketable securities, $1,779,000, net land sales totaling $1,194,000, and other expenses of $47,000.

18. EXTRAORDINARY CHARGES

     Extraordinary charges resulted from the retirement of debt in 1995 and 1996. The early retirement of the senior fixed rate notes in 1995 and 1996 generated extraordinary charges of $153,000 and $377,000 that included premiums of $198,000 and $379,000, unamortized debt costs

                           TRIAD SYSTEMS CORPORATION
of $49,000 and $229,000 less taxes of $94,000 and $231,000, respectively. In addition, in 1995, the refinancing of floating rate notes resulted in an extraordinary charge of $243,000, that included unamortized debt costs of $392,000 less taxes of $149,000.

19. EMPLOYEE STOCK PLANS

  Effects of the Merger

     As part of the Merger, all outstanding stock options from the Company's various plans were canceled and the holders were paid the difference between the Offer Consideration (as defined in the Agreement and Plan of Merger and its amendments) and the per share exercise price of the options held. All stock option plans terminated upon the merger.

  Stock Options

     Prior to their termination, the Company had reserved shares of common stock for issuance under its employee and outside director stock option plans for nonqualified or incentive stock options. The option price was not to be less than the fair market value at the date of grant. Options typically vested ratably over five years and expired ten years from the date of grant.

  Stock Option Activity

                                            OPTION PRICE              EXERCISABLE   AVAILABLE FOR
                                  SHARES     PER SHARE      AMOUNT      OPTIONS         GRANT
                                  ------   --------------   -------   -----------   -------------
                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Options outstanding at September
  30, 1994......................   3,656   $1.50 to $6.25   $10,561      3,210           194
  Granted.......................     177    5.00 to  6.63       934
  Exercised.....................  (1,702)   1.50 to  5.50    (3,534)
                                  ------   --------------   -------      -----           ---
Options outstanding at September
  30, 1995......................   2,131    1.78 to  6.63     7,961      1,645            17
  Granted.......................      31    5.00 to  6.38       189
  Exercised.....................    (277)   1.90 to  5.50      (886)
  Canceled......................     (47)   3.81 to  5.50      (238)
                                  ------   --------------   -------      -----           ---
Options outstanding at September
  30, 1996......................   1,838    1.78 to  6.63     7,026      1,491           383
  Exercised.....................    (113)   1.90 to  6.25      (402)
  Canceled......................      (2)            5.81       (12)
                                  ------   --------------   -------      -----           ---
Options outstanding at February
  27, 1997......................   1,723   $1.78 to $6.63   $ 6,612         --            --
                                  ======   ==============   =======      =====           ===

  Stock Purchase Plan

     The Company had an Employee Stock Purchase Plan under which shares of common stock were reserved for issuance to all permanent employees who had met minimum employment criteria. Employees who did not own 5% or more of the outstanding shares of the Company were eligible to participate through payroll deductions in amounts relating to their basic compensation. At the end of an offering period, shares were purchased by the participants at 85% of the lower of the fair market value at the beginning or the end of the offering period, to a maximum of 500 shares per participant.

                           TRIAD SYSTEMS CORPORATION

20. COMMITMENTS AND CONTINGENCIES

     The Company rents office facilities and certain office equipment under noncancelable operating lease agreements for periods of up to five years. Certain lease agreements contain renewal options and provisions for maintenance, taxes or insurance. Rental expense under operating leases was $3,445,000 in 1995, $2,773,000 in 1996, and $855,000 in 1997. As discussed in Note 2 -- Merger
Agreement, certain real estate was spun-off into a stand-alone company concurrent with the Merger. Subsequently, the Company is leasing certain real estate from this stand-alone company. As such, future minimum lease payments related to existing lease arrangements are not indicative of future cash payments.

     The Company is involved in litigation arising in the ordinary course of business and has been named as defendants in legal proceeding wherein substantial damages are claimed. Such proceedings are not uncommon in the Company's business and historically, the Company has been successful in defending such actions or have settled them within insured limits. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company's result of operations or financial position.

21. INCOME TAXES

     Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                                          FIVE-MONTH
                                                      YEAR ENDED         PERIOD ENDED
                                                    SEPTEMBER 30,        FEBRUARY 27,
                                                   ----------------      ------------
                                                    1995       1996          1997
                                                   ------      ----      ------------
                                                         (AMOUNTS IN THOUSANDS)
Current:
  Federal........................................  $1,433      $ 37         $(342)
  State..........................................     523       387           121
  Foreign........................................     367       136            44
                                                   ------      ----         -----
Current provision................................   2,323       560          (177)
Deferred:
  Federal........................................   3,628       104           (84)
  State..........................................    (904)       49           (10)
  Foreign........................................    (125)       12           (19)
                                                   ------      ----         -----
Deferred provision...............................   2,599       165          (113)
                                                   ------      ----         -----
Provision for income taxes.......................  $4,922      $725         $(290)
                                                   ======      ====         =====

     In 1995, 1996, and 1997, taxes of $5,165,000, $956,000, and $(290,000), respectively, were provided on income from continuing operations. Respective tax benefits of $243,000 and $231,000 related to extraordinary charges on the repurchases of debt are included in the 1995 and 1996 total provision for income taxes.

                           TRIAD SYSTEMS CORPORATION

     The Company's effective tax rate from continuing operations differs from the U.S. statutory income tax rate as set forth below:

                                                                           FIVE-MONTH
                                                       YEAR ENDED            PERIOD
                                                      SEPTEMBER 30,          ENDED
                                                     ---------------      FEBRUARY 27,
                                                     1995      1996           1997
                                                     ----      -----      ------------
U.S. statutory income tax rate.....................  35.0%      35.0%         35.0%
State taxes, net of Federal income tax benefit.....  (1.8)      14.9           1.9
Foreign income taxes...............................   3.8        5.6          (2.6)
Favorable tax settlements on prior years...........    --      (30.2)           --
Permanent differences, primarily goodwill..........    --       12.7         (17.6)
Income tax credits.................................  (1.0)        --            --
Other..............................................   2.0         --          (1.3)
                                                     ----      -----         -----
Effective tax rate.................................  38.0%      38.0%         15.4%
                                                     ====      =====         =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of September 30, 1995 and 1996 are as follows:

                                                                   SEPTEMBER 30
                                                              ----------------------
                                                                1995          1996
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Deferred tax assets:
  Current gross deferred tax assets:
     Inventory and sales return reserves....................  $ 2,771       $ 3,246
     Accrued compensation...................................      700           777
     Other..................................................    1,036         1,374
                                                              -------       -------
  Current gross deferred tax assets.........................    4,507         5,397
  Noncurrent gross deferred tax assets:
     Federal tax credit.....................................    5,368         5,108
     Depreciation...........................................    1,612         1,123
     Other..................................................    1,424         1,134
                                                              -------       -------
  Noncurrent gross deferred tax assets......................    8,404         7,365
                                                              -------       -------
Gross deferred tax assets...................................   12,911        12,762
  Less valuation allowance..................................       --            --
                                                              -------       -------
Deferred tax assets.........................................   12,911        12,762
Deferred tax liabilities:
  Current gross deferred tax liabilities:
     Direct financing leases................................    7,595         7,694
     Other..................................................      250           390
                                                              -------       -------
  Current gross deferred tax liabilities....................    7,845         8,084
  Noncurrent gross deferred tax liabilities:
     Direct financing leases................................   34,029        34,011
     Other..................................................      551         1,024
                                                              -------       -------
  Noncurrent gross deferred tax liabilities.................   34,580        35,035
                                                              -------       -------
Gross deferred tax liabilities..............................   42,425        43,119
                                                              -------       -------
Net deferred tax liabilities................................  $29,514       $30,357
                                                              =======       =======

     As of February 27, 1997, the Company had federal net operating loss carryforwards of approximately $9,565,000. The net operating loss will expire in 2012, if not utilized. Utilization of the

                           TRIAD SYSTEMS CORPORATION
net operating losses may be subject to an annual limitation due to the "change in ownership" provision of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

     At February 27, 1997, the Company had business tax credit carryforwards of $2,705,000, which may be used to reduce future federal income taxes, if any. The business tax credit carryforwards expire from 1999 through 2010. Also available to the Company to reduce future regular federal income taxes are alternative minimum tax credits of approximately $4,402,000 with no statutory expiration date.

     Substantially all of the Company's operating income was generated from domestic operations during 1995, 1996 and 1997. The Company has not provided for United States income taxes on the earnings of certain foreign subsidiaries that are considered invested indefinitely outside the United States. The cumulative earnings of the foreign subsidiaries that are considered permanently invested outside the United States amounted to $2,396,000 and $1,351,000 at September 30, 1996 and February 27, 1997, respectively.

     The exercise of certain stock options which have been granted under the Company's stock option plan gives rise to compensation which is includable in the taxable income of the applicable option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the applicable exercised stock options and, in accordance with APB 25, such compensation is not recognized as an expense for financial accounting purposes; however, the related tax benefits are recorded as an addition to Additional Paid-In Capital.

22. SEGMENT INFORMATION

     The Company operates in one industry segment; it produces and markets proprietary databases and software products, and designs, develops, assembles, markets, services and leases computer systems. The Company markets its products in the United States, Puerto Rico, the United Kingdom, France, Canada and Ireland and has no customer which accounts for 10% or more of its revenue. Revenue, operating income and assets outside the United States were not material to the consolidated financial statements of the Company.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

------------------------------------------------------------

TABLE OF CONTENTS

Prospectus Summary.........................    1
Risk Factors...............................   15
Use of Proceeds............................   21
Capitalization.............................   21
Selected Historical and Pro Forma Financial
  Data.....................................   22
Selected Historical Financial Data.........   23
Unaudited Pro Forma Financial
  Information..............................   24
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition................................   29
Business...................................   37
Management.................................   51
Stock Ownership and Certain Transactions...   55
The Exchange Offer.........................   59
Description of the Restated Senior Credit
  Facilities...............................   66
Description of New Notes...................   70
Certain Federal Income Tax
  Considerations...........................   96
Plan of Distribution.......................   97
Legal Matters..............................   97
Experts....................................   97
Index to Financial Statements..............  F-1

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          9% SENIOR SUBORDINATED NOTES
                                  DUE 2008 FOR
                          9% SENIOR SUBORDINATED NOTES
                                    DUE 2008

COOPERATIVE COMPUTING, INC.

                                     [LOGO]
                              --------------------
                                   PROSPECTUS
                              --------------------

            , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

SEC Registration Fee........................................  $ 29,500
Printing and Engraving Expenses.............................    50,000
Accounting Fees and Expenses................................    75,000
Legal Fees and Expenses.....................................    75,000
Miscellaneous...............................................     5,000
                                                              --------
          Total.............................................  $234,500
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation of Cooperative Computing, Inc. ("the Registrant") provides for the mandatory indemnification of the directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware Code"). Pursuant to Section 145 of the Delaware Code, the Registrant has the discretionary power to indemnify its present and former directors and officers against expenses actually and reasonably incurred by them in connection with any suit (other than an action by or in the right of the Registrant) to which such directors and officers were, are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation for which they served in such positions, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

     Under the Delaware Code, a corporation may also indemnify any person who was or is a party to an action brought by or in the right of the Registrant by reason of the fact that the person is or was a director or officer of the corporation, but only for actual or reasonable defense and settlement expenses and not for any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication that such director or officer is liable to the corporation unless the court, upon application, finds that in light of all the circumstances such person is fairly and reasonably entitled to indemnity for such expenses. The Delaware Code further provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     The above discussion of the Restated Certificate of Incorporation of the Registrant and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and the Delaware Code.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in this Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On February 10, 1998, the Registrant sold $100,000,000 aggregate principal amount of its 9% Senior Subordinated Notes due 2008 (the "Old Notes") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to 100% of the stated principal amount of such Old Notes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


        EXHIBIT
          NO.
        -------
          2.1              -- Agreement and Plan of Merger among Cooperative Computing,
                              Inc., CCI Acquisition Corp. and Triad Systems Corporation
                              dated October 17, 1996.*
          2.2              -- First Amendment to Agreement and Plan of Merger dated as of January 15, 1997.*
          2.3              -- Second Amendment to Agreement and Plan of Merger dated as of February 19, 1997.*
          3.1              -- Restated Certificate of Incorporation of Cooperative
                              Computing, Inc. (formerly known as Triad Systems
                              Corporation).*
          3.2              -- Certificate of Amendment of Certificate of Incorporation
                              of Cooperative Computing, Inc. (formerly known as Triad
                              Systems Corporation).*
          3.3              -- Amended and Restated Bylaws of Cooperative Computing,
                              Inc. (formerly known as Triad Systems Corporation).*
          4.1              -- Indenture dated as of February 10, 1998 between
                              Cooperative Computing, Inc., as Issuer, and Norwest Bank
                              Minnesota, National Association, as Trustee.*
          4.2              -- Form of 9% Note.*
          4.3              -- Exchange and Registration Rights Agreement dated February
                              10, 1998 among Cooperative Computing, Inc., Chase
                              Securities Inc. and NationsBanc Montgomery Securities
                              LLC.*
          5.1              -- Opinion of Weil, Gotshal & Manges LLP as to the
                              securities registered hereby.*
         10.1              -- Project Lease Agreement between 3055 Triad Dr. Corp. and
                              Triad Systems Corporation (now known as Cooperative
                              Computing, Inc.) dated as of August 1, 1988.*
         10.2              -- First Amendment to Project Lease Agreement between Triad
                              Park, LLC, successor in interest to 3055 Triad Dr. Corp.,
                              and Triad Systems Corporation (now known as Cooperative
                              Computing, Inc.) effective as of February 26, 1997.*
         10.3              -- Lease dated as of January 11, 1992 by and between
                              Computerized Properties, Inc. and Cooperative Computing,
                              Inc.*
         10.4              -- Credit Agreement among Cooperative Computing, Inc.
                              (formerly named Triad Systems Corporation), as Borrower;
                              Cooperative Computing Holding Company, Inc. (formerly
                              named Cooperative Computing, Inc.), as Guarantor; and The
                              Chase Manhattan Bank, as Administrative Agent, dated as
                              of February 27, 1997, as amended and restated as of
                              February 10, 1998.*

        EXHIBIT
          NO.
        -------
         10.5              -- Guarantee and Collateral Agreement made by Cooperative
                              Computing, Inc. (formerly named Triad Systems
                              Cooperation); Cooperative Computing Holding Company, Inc.
                              (formerly named Cooperative Computing, Inc.); and certain
                              of their subsidiaries in favor of the Chase Manhattan
                              Bank dated as of February 27, 1997, as amended and
                              restated as of February 6, 1998.*
         10.6              -- Loan and Security Agreement dated as of January 1, 1997, between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Heller Financial, Inc. as Lender.*
         10.7              -- Loan and Security Agreement dated as of January 1, 1997, between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Metlife Capital Corporation, as Lender.*
         10.8              -- Loan and Security Agreement dated as of March 1, 1997,
                              between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Sanwa Business Credit Corporation, as
                              Lender.*
         10.9              -- Agreement between the Industrial Development Authority
                              and Triad Systems Ireland Limited, Triad Systems
                              Corporation and Tridex Systems Limited.*
         10.10             -- Supplemental Agreement between the Industrial Development
                              Authority and Triad Systems Ireland Limited, Triad
                              Systems Corporation and Tridex Systems Limited.*
         10.11             -- Real Estate Distribution Agreement dated February 26,
                              1997, among Triad Systems Corporation (now known as
                              Cooperative Computing, Inc.), 3055 Triad Dr. Corp., 3055
                              Management Corp., and Triad Park, LLC.*
         10.12             -- Assignment and Assumption Agreement dated February 27,
                              1997, between Triad Systems Corporation and Triad Park,
                              LLC.*
         10.13             -- Assignment and Assumption Agreement dated February 27,
                              1997, between Triad Systems Corporation and Triad Park,
                              LLC.*
         10.14             -- Warrant of Cooperative Computing Holding Company, Inc.
                              dated September 10, 1997 issued to A. Laurence Jones.*
         10.15             -- Monitoring and Oversight Agreement dated as of February
                              27, 1997 between Cooperative Computing Holding Company,
                              Inc.; Cooperative Computing, Inc. and Hicks, Muse & Co.
                              Partners, L.P.*
         10.16             -- Financial Advisory Agreement dated as of February 27,
                              1997 between Cooperative Computing Holding Company, Inc.,
                              Cooperative Computing, Inc., and Hicks, Muse & Co.
                              Partners, L.P.*
         10.17             -- Loan and Security Agreement dated as of September 25,
                              1997, between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Mellon U.S. Leasing, a Division of Mellon
                              Leasing Corporation, as Lender.*
         10.18             -- Asset Purchase Agreement between ADP Claims Solutions
                              Group, Inc., and Cooperative Computing, Inc. dated as of
                              November 20, 1997.*
         10.19             -- Purchase Agreement dated as of February 5, 1998, among
                              Chase Securities Inc., NationsBanc Montgomery Securities
                              LLC and Cooperative Computing, Inc.*
         10.20             -- First Amendment to Credit Agreement dated as of June 30,
                              1998, among Cooperative Computing, Inc., Cooperative
                              Computing Holding Company, Inc., the several banks and
                              other financial institutions parties thereto and The
                              Chase Manhattan Bank, as administrative agent.*
         12.1              -- Computation of Ratio of Earnings to Fixed Charges.*
         21.1              -- List of Subsidiaries.*
         23.1              -- Consent of Weil, Gotshal & Manges LLP (included in the
                              opinion filed as Exhibit 5.1 to this Registration
                              Statement).
         23.2              -- Consent of Ernst & Young LLP.**
         23.3              -- Consent of Coopers & Lybrand L.L.P.**
         24.1              -- Powers of Attorney (see page II-5 of this Registration
                              Statement).

        EXHIBIT
          NO.
        -------
         25.1              -- Form T-1 of Norwest Bank Minnesota, National Association,
                              as Trustee under the Indenture filed as Exhibit 4.1.*
         27.1              -- Financial Data Schedule.*
         99.1              -- Form of Letter of Transmittal.*
         99.2              -- Form of Notice of Guaranteed Delivery.*

---------------

 * Previously filed.

** Filed herewith.

     (b) Financial Statement Schedules:

     The following Financial Statement Schedule is included in this Registration
Statement:

               Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) See Item 14.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 4, 1998.


                                            COOPERATIVE COMPUTING, INC.

                                            By:      /s/ MATTHEW HALE
                                              ----------------------------------
                                                        Matthew Hale,
                                                   Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                          *                            President and Chief Executive         August 4, 1998
-----------------------------------------------------    Officer and Director (Principal
                   Glenn E. Staats                       Executive Officer)

                          *                            Executive Vice President, Chief       August 4, 1998
-----------------------------------------------------    Operating Officer and Director
                  Preston W. Staats

                  /s/ MATTHEW HALE                     Vice President of Finance and         August 4, 1998
-----------------------------------------------------    Chief Financial Officer
                    Matthew Hale                         (Principal Accounting and
                                                         Financial Officer)

                          *                            Director                              August 4, 1998
-----------------------------------------------------
                   Thomas O. Hicks

                          *                            Director                              August 4, 1998
-----------------------------------------------------
                    Jack D. Furst

                          *                            Director                              August 4, 1998
-----------------------------------------------------
                  A. Laurence Jones

                          *                            Director                              August 4, 1998
-----------------------------------------------------
                   James R. Porter


*By:      /s/ MATTHEW HALE
     -------------------------------
              Matthew Hale
            Attorney-in-Fact

                  COOPERATIVE COMPUTING HOLDING COMPANY, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                   BALANCE     ADDITIONS
                                                     AT         CHARGED                    BALANCE
                                                  BEGINNING     TO COSTS                   AT END
                  DESCRIPTION                     OF PERIOD   AND EXPENSES   DEDUCTIONS   OF PERIOD
                  -----------                     ---------   ------------   ----------   ---------
                                                               (DOLLARS IN THOUSANDS)

YEAR ENDED NOVEMBER 30, 1995:
Allowance for doubtful accounts and system
  returns.......................................   $1,077        $  740        $   --      $1,817
Inventory valuation.............................   $   54        $   14        $   --      $   68
YEAR ENDED NOVEMBER 30, 1996:
Allowance for doubtful accounts and system
  returns.......................................   $1,817        $  132        $   --      $1,949
Inventory valuation.............................   $   68        $   80        $   --      $  148
TEN MONTHS ENDED SEPTEMBER 30, 1997:
Allowance for doubtful accounts and system
  returns.......................................   $1,949        $4,309(A)     $  790      $5,468
Inventory valuation.............................   $  148        $1,970(B)     $   48      $2,070
SIX MONTHS ENDED MARCH 31, 1998 (UNAUDITED):
Allowance for doubtful accounts and system
  returns.......................................   $5,468        $2,121        $2,826      $4,763
Inventory valuation.............................   $2,070        $  321        $  491      $1,900

------------------------------------------------------

(A) Includes $1,875 balance transferred from the acquisition of Triad Systems Corporation.

(B) Includes $856 balance transferred from the acquisition of Triad Systems Corporation.

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.
        -------
          2.1              -- Agreement and Plan of Merger among Cooperative Computing,
                              Inc., CCI Acquisition Corp. and Triad Systems Corporation
                              dated October 17, 1996.*
          2.2              -- First Amendment to Agreement and Plan of Merger dated as of January 15, 1997.*
          2.3              -- Second Amendment to Agreement and Plan of Merger dated as of February 19, 1997.*
          3.1              -- Restated Certificate of Incorporation of Cooperative
                              Computing, Inc. (formerly known as Triad Systems
                              Corporation).*
          3.2              -- Certificate of Amendment of Certificate of Incorporation
                              of Cooperative Computing, Inc. (formerly known as Triad
                              Systems Corporation).*
          3.3              -- Amended and Restated Bylaws of Cooperative Computing,
                              Inc. (formerly known as Triad Systems Corporation).*
          4.1              -- Indenture dated as of February 10, 1998 between
                              Cooperative Computing, Inc., as Issuer, and Norwest Bank
                              Minnesota, National Association, as Trustee.*
          4.2              -- Form of 9% Note.*
          4.3              -- Exchange and Registration Rights Agreement dated February
                              10, 1998 among Cooperative Computing, Inc., Chase
                              Securities Inc. and NationsBanc Montgomery Securities
                              LLC.*
          5.1              -- Opinion of Weil, Gotshal & Manges LLP as to the
                              securities registered hereby.*
         10.1              -- Project Lease Agreement between 3055 Triad Dr. Corp. and
                              Triad Systems Corporation (now known as Cooperative
                              Computing, Inc.) dated as of August 1, 1988.*
         10.2              -- First Amendment to Project Lease Agreement between Triad
                              Park, LLC, successor in interest to 3055 Triad Dr. Corp.,
                              and Triad Systems Corporation (now known as Cooperative
                              Computing, Inc.) effective as of February 26, 1997.*
         10.3              -- Lease dated as of January 11, 1992 by and between
                              Computerized Properties, Inc. and Cooperative Computing,
                              Inc.*
         10.4              -- Credit Agreement among Cooperative Computing, Inc.
                              (formerly named Triad Systems Corporation), as Borrower;
                              Cooperative Computing Holding Company, Inc. (formerly
                              named Cooperative Computing, Inc.), as Guarantor; and The
                              Chase Manhattan Bank, as Administrative Agent, dated as
                              of February 27, 1997, as amended and restated as of
                              February 10, 1998.*
         10.5              -- Guarantee and Collateral Agreement made by Cooperative
                              Computing, Inc. (formerly named Triad Systems
                              Cooperation); Cooperative Computing Holding Company, Inc.
                              (formerly named Cooperative Computing, Inc.); and certain
                              of their subsidiaries in favor of the Chase Manhattan
                              Bank dated as of February 27, 1997, as amended and
                              restated as of February 6, 1998.*
         10.6              -- Loan and Security Agreement dated as of January 1, 1997, between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Heller Financial, Inc. as Lender.*
         10.7              -- Loan and Security Agreement dated as of January 1, 1997, between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Metlife Capital Corporation, as Lender.*
         10.8              -- Loan and Security Agreement dated as of March 1, 1997,
                              between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Sanwa Business Credit Corporation, as
                              Lender.*

        EXHIBIT
          NO.
        -------
         10.9              -- Agreement between the Industrial Development Authority
                              and Triad Systems Ireland Limited, Triad Systems
                              Corporation and Tridex Systems Limited.*
         10.10             -- Supplemental Agreement between the Industrial Development
                              Authority and Triad Systems Ireland Limited, Triad
                              Systems Corporation and Tridex Systems Limited.*
         10.11             -- Real Estate Distribution Agreement dated February 26,
                              1997, among Triad Systems Corporation (now known as
                              Cooperative Computing, Inc.), 3055 Triad Dr. Corp., 3055
                              Management Corp., and Triad Park, LLC.*
         10.12             -- Assignment and Assumption Agreement dated February 27,
                              1997, between Triad Systems Corporation and Triad Park,
                              LLC.*
         10.13             -- Assignment and Assumption Agreement dated February 27,
                              1997, between Triad Systems Corporation and Triad Park,
                              LLC.*
         10.14             -- Warrant of Cooperative Computing Holding Company, Inc.
                              dated September 10, 1997 issued to A. Laurence Jones.*
         10.15             -- Monitoring and Oversight Agreement dated as of February
                              27, 1997 between Cooperative Computing Holding Company,
                              Inc.; Cooperative Computing, Inc. and Hicks, Muse & Co.
                              Partners, L.P.*
         10.16             -- Financial Advisory Agreement dated as of February 27,
                              1997 between Cooperative Computing Holding Company, Inc.,
                              Cooperative Computing, Inc., and Hicks, Muse & Co.
                              Partners, L.P.*
         10.17             -- Loan and Security Agreement dated as of September 25,
                              1997, between CCI/Triad Financial Holding Corporation, as
                              Borrower, and Mellon U.S. Leasing, a Division of Mellon
                              Leasing Corporation, as Lender.*
         10.18             -- Asset Purchase Agreement between ADP Claims Solutions
                              Group, Inc., and Cooperative Computing, Inc. dated as of
                              November 20, 1997.*
         10.19             -- Purchase Agreement dated as of February 5, 1998, among
                              Chase Securities Inc., NationsBanc Montgomery Securities
                              LLC and Cooperative Computing, Inc.*
         10.20             -- First Amendment to Credit Agreement dated as of June 30,
                              1998, among Cooperative Computing, Inc., Cooperative
                              Computing Holding Company, Inc., the several banks and
                              other financial institutions parties thereto and The
                              Chase Manhattan Bank, as administrative agent.*
         12.1              -- Computation of Ratio of Earnings to Fixed Charges.*
         21.1              -- List of Subsidiaries.*
         23.1              -- Consent of Weil, Gotshal & Manges LLP (included in the
                              opinion filed as Exhibit 5.1 to this Registration
                              Statement).
         23.2              -- Consent of Ernst & Young LLP.**
         23.3              -- Consent of Coopers & Lybrand L.L.P.**
         24.1              -- Powers of Attorney (see page II-5 of this Registration
                              Statement).
         25.1              -- Form T-1 of Norwest Bank Minnesota, National Association,
                              as Trustee under the Indenture filed as Exhibit 4.1.*
         27.1              -- Financial Data Schedule.*
         99.1              -- Form of Letter of Transmittal.*
         99.2              -- Form of Notice of Guaranteed Delivery.*

---------------

 * Previously filed.

** Filed herewith.